UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to §240.14a-12

CastlePoint Holdings, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Michael H. Lee
Chairman of the Board & CEO
June 29, 2007

Dear Member of CastlePoint Holdings, Ltd.:

You are cordially invited to attend the Annual General Meeting of Members of CastlePoint Holdings, Ltd. (the “Company”) at Richmond House, Second Floor, Par-la-Ville Road, Hamilton, Bermuda, on Monday, July 30, 2007, at 2 P.M. (Bermuda time).

We are excited about holding our first annual general meeting as a public company.

At the meeting, members will vote on ten scheduled items of business. The items and the votes the Board of Directors recommends are shown below.

	Item	Recommended Vote
1.	Election of Robert S. Smith as a Class A Director;	FOR
2.	Approval of 1,000,000 additional shares for our 2006 Long-Term Equity Plan;	FOR
3.	Amendment of our Bye-laws to authorize the board to determine the number of authorized directors;	FOR
4.	Reclassification of terms of our Board of Directors;	FOR
5.	Reduction of share premium and credit of contributed surplus account with the difference;	FOR
6.	Ratification of PricewaterhouseCoopers as the Company’s independent auditors and authorize the Board of Directors to set the auditors’ remuneration;	FOR
7.	Authorization of election of Directors of CastlePoint Reinsurance Company, Ltd.	FOR
8.	Authorization of the ratification of CastlePoint Reinsurance Company, Ltd. Auditors;	FOR
9.	Authorization of election of Directors of CastlePoint Bermuda Holdings, Ltd.	FOR
10.	Authorization of the ratification of CastlePoint Bermuda Holdings, Ltd. Auditors.	FOR

In addition, we will transact such other business as may be properly brought before the meeting. We also will discuss the Company’s operations and will be pleased to answer your questions about the Company. Enclosed with this proxy statement is your proxy card and reply envelope.

Attached to this proxy statement, at page 53, you will also find the 2006 annual report that includes the financial statements and auditor’s letter for the year ending December 31, 2006.

We look forward to seeing you on July 30, 2007. Whether or not you plan to attend the meeting in person, it is important that you complete and return the enclosed proxy card in the envelope provided in order that your shares can be voted at the meeting as you have instructed.

Sincerely,

Michael H. Lee
Chairman of the Board & CEO

Dawna Ferguson
Secretary

CASTLEPOINT HOLDINGS, LTD.

NOTICE OF ANNUAL GENERAL MEETING OF MEMBERS
TO BE HELD JULY 30, 2007

To the Members of CASTLEPOINT HOLDINGS, LTD:

The Annual General Meeting of Members (the “Annual Meeting”) of CASTLEPOINT HOLDINGS, LTD. (the “Company”) will be held at 2:00 p.m., July 30, 2007, at Richmond House, Par-la-Ville Road, Hamilton, Bermuda, for the following purposes:

1.     To elect Robert S. Smith as a Class A Director;

2.                To approve 1,000,000 additional shares for 2006 Long-Term Equity Plan;

3.                To amend our Bye-laws to authorize the directors to determine the number of authorized Directors;

4.                To reclassify the terms of our Board of Directors;

5.                To reduce share premium and credit the Company’s contributed surplus account with the difference;

6.                To ratify the selection of PricewaterhouseCoopers as the Company’s independent auditors and authorize the Board to set the auditors’ remuneration;

7.                To authorize the election of directors of CastlePoint Reinsurance Company, Ltd., a wholly-owned subsidiary of the Company, which we refer to as CastlePoint Re, to serve until the next annual general meeting of the shareholders of CastlePoint Re.

8.                To authorize the ratification of the appointment of PricewaterhouseCoopers as CastlePoint Re’s independent auditors and to authorize the board of CastlePoint Re to set the auditors’ remuneration;

9.                To authorize the election of directors of CastlePoint Bermuda Holdings, Ltd., a wholly-owned subsidiary of the Company, which we refer to as CastlePoint Bermuda Holdings, to serve until the next annual general meeting of the shareholders of CastlePoint Bermuda Holdings;

10.         To authorize the ratification of the appointment of PricewaterhouseCoopers as CastlePoint Bermuda Holdings’ independent auditors and to authorize the board of CastlePoint Bermuda Holdings to set the auditors’ remuneration; and

11.         To transact such other business as may properly be brought before the meeting and any adjournment or postponement thereof.

Your Board recommends that you cast your vote: to elect the nominated director; to approve the additional shares for the 2006 Long-Term Equity Plan; to approve the amendment to the bye-laws permitting the directors to establish the number of Authorized Directors; to approve the reclassification of terms of directors; to approve the reduction of share premium; to ratify the appointment of PricewaterhouseCoopers as the Company’s auditors; to approve the authorization of the election of CastlePoint Re’s directors; to approve the authorization of the ratification of the appointment of PricewaterhouseCoopers as CastlePoint Re’s auditors; to approve the authorization of the election of CastlePoint Bermuda Holdings directors; and to approve the authorization of the ratification of the appointment of PricewaterhouseCoopers as CastlePoint Bermuda Holdings auditors.

The Board of Directors has fixed the close of business on June 12, 2007, as the record date for determining the members entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

For further information on the individual nominated as a director, please read the proxy statement that follows.

This notice, the proxy statement, the proxy card and the 2006 Annual Report to Members (the “2006 Annual Report”) are being distributed to shareholders on or about June 29, 2007.

By Order of the Board of Directors,

Dawna Ferguson

i

COMPENSATION DISCUSSION AND ANALYSIS	26
SUMMARY COMPENSATION TABLE FOR 2006	31
GRANTS OF PLAN-BASED AWARDS IN 2006	32
GRANTS OF PLAN-BASED AWARDS IN 2007	32
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006	33
OPTION EXERCISES AND STOCK VESTED AS OF YEAR END 2006	33
PENSION BENEFITS	33
BASE SALARIES FOR 2007	34
NONQUALIFIED DEFERRED COMPENSATION	34
NON-EMPLOYEE DIRECTOR COMPENSATION	34
DIRECTOR COMPENSATION FOR 2006	35
OTHER POST-EMPLOYMENT PAYMENTS	35
EMPLOYMENT AGREEMENTS.	35
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	42
RELATED PARTY TRANSACTIONS WITH TOWER GROUP, INC.	43
SECTION 16 REPORTING COMPLIANCE	46
AUDIT COMMITTEE CHARTER	47
ANNUAL REPORT FOR 2006	53
SHAREHOLDER INFORMATION	53
2006 FINANCIAL STATEMENTS	55
SELECTED FINANCIAL HIGHLIGHTS FOR 2006	55
FORWARD LOOKING STATEMENTS	56
MANAGEMENT’S DISCUSSION AND ANALYSIS	58
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	83
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	84
CONSOLIDATED FINANCIAL STATEMENTS	85
DISAGREEMENTS WITH THE PUBLIC ACCOUNTING FIRM	118
DIRECTORS AND EXECUTIVE OFFICERS	119
NUMBER OF HOLDERS OF RECORD OF EACH CLASS OF COMMON EQUITY	119

ii

ANNUAL GENERAL MEETING OF MEMBERS

Purpose of Proxy Statement

The Board of Directors (the “Board”) of CastlePoint Holdings Ltd. (the “Company”, “CastlePoint Holdings”) is soliciting your proxy for voting at the Annual General Meeting of Members (the “Annual Meeting”) to be held July 30, 2007, at Richmond House, Par-la-Ville Road, Hamilton, Bermuda. Under Bermuda law, the term “members” is equivalent to “shareholders” under U.S. law and these terms are used interchangeably in this proxy statement. This proxy statement is being distributed to members on or about June 29, 2007. In addition, the Company’s annual report for 2006 is attached to this proxy statement beginning at page 53, which includes the financial statements for the period ended December 31, 2006 and the Company’s independent auditor’s report thereon.

Matters to be voted upon

At the Annual Meeting, members will elect one Class A director to serve until the annual general meeting in 2010. The Board has nominated Robert A. Smith to serve in this capacity. Members will also vote to approve reservation of additional shares for our 2006 Long-Term Equity Plan, to amend the Bye-laws of the Company to permit the directors to establish the number of authorized directors, to approve the reclassification of the terms of the existing directors, to approve a reduction of the Company’s share premium account and corresponding credit of the Company’s contributed surplus account, to ratify the appointment of PricewaterhouseCoopers as the Company’s independent auditors and set their remuneration, to approve the authorization of the election of the directors of our wholly owned Bermuda subsidiaries, CastlePoint Reinsurance Company, Ltd. (“CastlePoint Re”) and CastlePoint Bermuda Holdings, Ltd. (“CastlePoint Bermuda”), and to approve the authorization of the ratification of the appointment of PricewaterhouseCoopers as the auditors of CastlePoint Re and CastlePoint Bermuda and set their remuneration. Please see page 13 et seq. for information on these matters.

The Board knows of no other matters to be presented for shareholder action at the meeting. If other matters are properly presented at the meeting, your signed and dated proxy card authorizes any of Gregory T. Doyle, Joel Weiner, or Dawna Ferguson to vote your shares in accordance with his or her best judgment.

Voting Procedures

Who May Vote

Members as of the close of business on June 12, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Each common share is entitled to one vote on each matter presented to the members.

How to Vote

Members may vote:

•        In person at the meeting, or

•        By mail, by completing and returning the proxy card.

Vote Needed for Election of Directors and Approval of Plan

All matters to be voted upon by members will be approved if they receive affirmative votes representing a majority of all shares present and entitled to vote.

Quorum to Transact Business

The holders of a majority of the issued and outstanding common shares of the Company, present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. As of the Record Date, 38,282,320 of our common shares were issued and outstanding. If you attend in person and indicate your presence, or mail in a properly signed and dated proxy card, you will be part of the quorum.

Voting of Shares via Proxy

If you have submitted a properly executed proxy by mail and are part of the quorum, your shares will be voted as you indicate. If you sign, date and mail in your proxy card without indicating how it should be voted on the matters to be voted upon by the members at the meeting set forth in this proxy statement, your shares will be voted in favor of such items. If you sign, date and mail your proxy card and withhold voting for any of the nominated directors (as explained on the proxy card), your vote will be recorded as being withheld. A proxy card marked “abstain” regarding approval of any other item to be voted upon included in this proxy statement will not be voted on that item, but will be included as present and entitled to vote for determining whether the item has been approved. Broker non-votes are not so included in determining whether a quorum is present. A broker non-vote occurs when a broker votes on some matters on the proxy card, but not on others because the broker does not have authority to do so.

Revocation of Proxy

If you later decide to revoke or change your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Company; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting.

Substantial Owners of Shares

Tower Group, Inc. (“Tower”) owned 2,555,000 shares of our common stock, representing 6.3% of our outstanding shares as of the Record Date, and held warrants to purchase 1,127,000 additional shares as of the Record Date, or 9.0% of our outstanding shares. Michael Lee, who is Chairman and CEO of Tower, either directly or indirectly through trusts of which he or his wife is the trustee, beneficially owns 924,138, or 2.4% of our outstanding shares. Our other significant shareholders, who we define as shareholders who beneficially own more than 5% of our shares, are Omega Advisors, Northwestern Mutual Life Insurance Co., and UST. Please see the chart on page 24 for more details.

Duplicate Proxy Statements and Cards

You may receive more than one proxy statement, proxy card or Annual Report. This duplication will occur if your shares are registered in different names or your shares are in more than one type of account maintained by the Bank of New York, our transfer agent. To have all your shares voted, please sign and return all the proxy cards you receive. If you wish to have your accounts registered in the same name(s) and address, please call the Bank of New York at 800.524.4458.

Other Information

Shareholder Proposals

An eligible shareholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2008 Annual General Meeting of Members (the “2008 Annual Meeting”) must notify the Secretary of the Company. The proposal must be received at the Company’s offices no later than November 30, 2007. The Company plans on holding its Annual General Meeting in 2008 in the spring of

2008. Under the Company’s Bye-laws, a shareholder must have been a registered or beneficial owner of at least one percent of the Company’s outstanding common shares or shares with a market value of $2,000 for at least one year before submitting the proposal and the shareholder must continue to own such shares through the date the 2008 Annual Meeting is held. A shareholder who has not timely submitted a proposal for inclusion in the proxy statement and who plans to present a proposal at the Annual Meeting in 2007 must provide notice of the matter to the Secretary of the Company by July 10, 2007, or else the persons authorized under management proxies will have discretionary authority to vote and act according to their best judgment on the matter raised by the shareholder.

Expenses of Solicitation

The Company will pay the cost of the preparation and mailing of this proxy statement and related proxy-soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or by other electronic means by Company officers and employees, who will not receive additional compensation for this. The Company will pay all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

BOARD OF DIRECTORS

Corporate Governance Practices

We have adopted corporate governance guidelines which are available on our website (www.castlepoint.bm). Information on our website is not incorporated by reference into this proxy statement.

Our corporate governance guidelines include:

Board Size, Composition and Independence

The Board presently consists of 5 directors comprised of three independent non-employee directors and two employee directors. Our two employee directors are Michael H. Lee, who is Chairman of the Board and Chief Executive Officer of the Company (the “CEO”), and Gregory T. Doyle, our President. We believe the Board should be of a size sufficient to reflect the size and complexity of the Company’s business and the need for diverse viewpoints. The Board should periodically review and change its size in light of changes in the Company’s businesses, based on recommendations of the Nominating and Governance Committee. The Board has determined that it should have the flexibility to increase (or decrease, if found warranted) the size of the Board in order to reflect the skills and expertise required for the Company at any point in time, although there are no plans in place to add any new directors immediately.

At least a majority of the members of the Company’s Board shall be directors who meet the criteria for independence established by the NASDAQ Stock Market, Inc. (“NASDAQ”) and the United States Security and Exchange Commission (the “SEC”). The Board annually shall make a determination as to the independence of each director prior to his of her nomination for election, which shall be disclosed to shareholders. Additionally, it is the Board’s responsibility to make an affirmative determination that no director or nominee for director has a relationship that would interfere with that individual’s exercise of his or her independent judgment in carrying out the responsibilities of a director. The Board has determined that no independent director has a relationship with the Company that impairs his or her independence. No independent member of the Board may own any shares of Tower. The board has established that the directors are independent within the criteria set forth above.

Qualifications of Directors

The Nominating and Corporate Governance Committee, with input from the Chairman of the Board and CEO, screens director candidates. In overseeing the nomination of candidates, the committee and subsequently the entire Board, seeks qualified individuals with outstanding records of success in their chosen careers, the skills to perform the role of director, and the time and motivation to perform as directors. Directors are expected to bring skills, experience and talent to the Board that add value to the Board’s deliberative process and advance the business goals of the Company. Directors are expected to be knowledgeable about the insurance industry and the elements necessary for businesses in such industry to be successful. The director nomination process is more fully described on page 11 of this proxy statement.

Attendance at Directors’ and Shareholders’ Meetings

Board meetings are regularly scheduled each quarter throughout the year and special board meetings are held as circumstances warrant. Directors are expected to attend all meetings of the shareholders, the Board and the committees on which they serve. Non-director members of management regularly attend portions of Board and committee meetings. Directors are expected to attend the annual general meeting of members. See page 10 of this proxy statement for more information regarding meetings of the Board and its committees held in 2006, and the directors’ attendance at such meetings.

Separation of Chairman and CEO Positions

The Board may combine or separate the offices of Chairman of the Board and Chief Executive Officer. Currently, the Chairman of the Board is the Chief Executive Officer.

Service on other Boards

The number of other public company boards on which a director may serve is subject to a case-by-case review depending upon whether, under all the circumstances pertaining to an individual director, such director can devote the time necessary to fulfilling the duties of a director for the Company.

Board Committees

The Board must maintain an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, all of which must maintain a charter and consist entirely of independent directors. All of these committees may engage outside independent advisors at the Company’s expense as necessary and proper. The Board may also form other committees, such as the Executive Committee, as it deems necessary and appropriate.

CEO Performance Evaluation and Succession Planning

The Compensation Committee annually reviews the CEO’s performance. The Nominating and Corporate Governance Committee oversees the senior executive evaluation process and the Company’s succession planning process. The Company’s succession plan will include appropriate contingencies in case the CEO retires or is incapacitated. The Board, with the assistance of the Nominating and Corporate Governance Committee, will identify, evaluate and recommend to the Board potential successors to the CEO, as appropriate. The CEO should at all time make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Code of Business Conduct and Ethics

The Board through the Nominating and Corporate Governance Committee has established and oversees compliance with a Code of Business Conduct and Ethics for directors, officers and employees meeting the requirements of the SEC and NASDAQ corporate governance rules. These are posted in the governance section of the Company website. The Company will provide a copy of either code to any person upon request and without charge. Requests should be addressed to the Nominating and Corporate Governance Committee, CastlePoint Holdings Ltd., Victoria Hall, 11 Victoria Street, Hamilton, HM 11, Bermuda, with the words “Request for Codes” placed on the lower left-hand corner of the envelope.

The Company will disclose waivers from, and amendments to, the Code of Conduct and the Code of Ethics on its website. In addition, in accordance with NASDAQ listing requirements, the Company will also disclose on a Form 8-K any waivers from the Code of Conduct that are granted to directors and executive officers.

Board Effectiveness Assessment

The Nominating and Corporate Governance Committee will annually conduct an assessment of the Board’s effectiveness and makes a report on that subject to the Board. The first such self-assessment will occur later in 2007. The Nominating and Corporate Governance Committee also reviews and makes recommendations to modify the Company’s corporate governance practices. All standing committees of the Board also conduct annual self-assessments.

Director Compensation

In order to attract and retain qualified board members, director compensation is intended to be competitive with the compensation of directors at peer companies. Directors’ fees are recommended for approval by the full board by the Compensation Committee after consultation with independent compensation consultants. For more information about our director compensation programs, see page 34 of this proxy statement.

Board Agendas and Meetings

A board calendar for each year is prepared in advance that lists items to be addressed by the Board. Additional items are added as necessary by the Chairman and CEO. Each director is free to suggest items for an agenda, and each director is free to raise subjects at any board meeting that are not on the agenda for that meeting. Relevant information is provided to the directors in advance of a meeting. The Board reviews and approves the Company’s yearly operating plan and specific financial goals for each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are scheduled at each regular Board meeting and at most committee meetings. The current practice is to have the chairman of the Nominating and Corporate Governance Committee preside at executive sessions.

Access to Management and Independent Advisers

The independent directors have access to management and, as necessary and as requested by them, independent advisers, at the Company’s expense.

Related Party Transactions

The Company does not engage in transactions with directors or their affiliates if a transaction would cast into doubt the independence of a director, would present a conflict of interest, or is otherwise prohibited by law, rule or regulation. Such transactions include, but are not limited to, any extension, maintenance or renewal of an extension of credit to any director or executive officer of the Company and significant business dealings with directors or their affiliates, substantial charitable contributions to organizations with which a director is affiliated, and consulting contracts with, or other indirect forms of compensation to, a director. The Board and the Audit Committee review all related party transactions on an ongoing basis. Related party transactions (including, without limitation, those with Tower, which is a major shareholder and significant business partner of the Company, and transactions with any subsidiary or affiliate of Tower) must be approved in advance by the Audit Committee. Compensation of the CEO and other executive officers who are affiliated with Tower or any subsidiary or affiliate of Tower must be approved by the Compensation Committee. Non-employee directors of the Company may not own any shares of share or other securities of Tower Group, Inc. or its subsidiaries.

Communications

The Company’s management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company with the knowledge of management and, absent unusual circumstances or as contemplated by the committee charters, only at the request of management and with the express advanced approval of the Board.

Audit Committee Report

Prior to release of the Company’s consolidated financial statements for 2006, which are contained in the 2006 Annual Report, the Audit Committee met and held discussions with management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s results. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and PwC. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, the Audit Committee received from and discussed with PwC the firm’s written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) regarding independence from the Company and its management. The Audit Committee also considered whether PwC’s provision of other non-audit services to the Company is compatible with the firm’s independence. The Audit Committee has concluded that PwC is independent from the Company and its management.

The Audit Committee also discussed with PwC the overall scope and plans for their respective audits. The Audit Committee met with PwC, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and procedures, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for 2006 be approved. The Company has not filed an Annual Report on Form 10-K for the year ended December 31, 2006, inasmuch as its registration statement on Form S-1, that was filed with the SEC and became effective on March 22, 2007, contained the audited consolidated financial statements for 2006.

Management is responsible for the Company’s financial reporting process and for the preparation of its consolidated financial statements in accordance with U.S. generally accepted accounting principles. PwC is responsible for auditing those consolidated financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Therefore, in approving the audited consolidated financial statements, the Audit Committee has relied on management’s representation that the consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles and on the reports of PwC included in the Company’s Registration Statement on Form S-1.

The Audit Committee recommends the Company’s independent accounting firm to perform the annual audit, subject to shareholder ratification. It has recommended that PwC continue as the Company’s independent accounting firm for 2007. The Audit Committee has also recommended that PwC serve as the independent accounting firm for the other Company subsidiaries, including CastlePoint Bermuda Holdings, Ltd. and CastlePoint Reinsurance Company, Ltd.

Submitted by the Audit Committee:

William A Robbie, Chairman

Robert S. Smith

Audit Fees

PwC rendered the following services and billed, or expects to bill, the following fees for fiscal 2006. The Company became operational in 2006 and did not require services of an independent auditor in 2005.

Services	2005 Fees	2006 Fees
Audit	n/a	$896,376
Audit-Related	n/a	$0
Tax	n/a	$0
All Other	n/a	$1,500

“Audit” services include audits of insurance operations in accordance with statutory accounting principles required by insurance regulatory authorities and review of documents filed with the SEC.

“Audit-Related” services include audits of employee benefit plans.

The Audit Committee has determined that the rendering of “audit-related” services is compatible with PwC maintaining its independence.

All of the above fees for 2006 were approved by the Audit Committee. None of the total hours expended on the independent registered public accounting firm’s audit of the Company was attributable to persons other than the full-time permanent employees of the independent registered public accounting firm.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) appearing later in this proxy statement and based on such review and discussion recommended to management that it be included in the 2006 Annual Report and proxy statement sent to shareholders.

Submitted by the Compensation Committee

Robert S. Smith, Chairman

William A. Robbie

Board Committees

Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised entirely of directors which our Board has determined are “independent” within the meaning of the applicable rules of the NASDAQ Stock Market, Inc. In addition, our Board of Directors established an Executive Committee, but in February, 2007 decided that the executive committee was not necessary and voted to eliminate it.

Each standing committee has a charter that is posted on the Company’s website (www.castlepoint.bm).

Executive Committee

The purpose of the Executive Committee was as follows:

•        to assist our Board of Directors in providing guidance on our overall strategy, business development and corporate oversight. The Executive Committee was to recommend positions for us on significant, relevant public policy issues. In addition, the Executive Committee was to exercise the power and authority of our Board of Directors between Board meetings, except that the Executive Committee could not authorize actions with respect to certain actions.

Mr. Lee was the chairman of our Executive Committee and the other members of our Executive Committee were Mr. Doyle and, prior to his resignation from the board on March 28, 2007, Mr. Weiner.

Audit Committee:

The Audit Committee assists our Board in monitoring the integrity of our financial statements, the independent auditors’ qualifications and independence, performance of our independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee’s responsibilities also include appointing (subject to shareholder ratification), reviewing, determining funding for and overseeing our independent registered public accounting firm and its services. Further, the Audit Committee, to the extent it deems necessary or appropriate, among its several other responsibilities:

•       reviews and discusses with appropriate members of our management and the independent registered public accounting firm our audited financial statements, related accounting and auditing principles, practices and disclosures;

•       reviews and discusses our audited annual and unaudited quarterly financial statements before the filing of such statements;

•       establishes procedures for the receipt, retention and treatment of complaints we may receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;

•       reviews reports from our independent registered public accounting firm on all critical accounting policies and practices to be used for our financial statements and review the results of those audits;

•       reviews and approves all related party transactions (except those delegated to the Compensation Committee), including those with Tower, as well as any subsequent modifications thereto, for actual or potential conflict of interest situations on an ongoing basis;

•       obtains reports from our management and internal auditors regarding whether we, our subsidiaries and affiliated entities are in compliance with the applicable legal requirements and our code of business conduct and ethics, and advises our Board about these matters; and

•       monitors the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.

Mr. Robbie is the chairman of our Audit Committee and the other members of our Audit Committee are Messrs. Smith and Van Gorder. Our Board has determined that each member of our audit committee is “independent” within the meaning of the applicable rules of the SEC and The NASDAQ Stock Market, Inc. Mr. Doyle, who previously was one of our non-employee directors and served on the audit committee, resigned from the committee in October 2006, when he assumed the positions of our President, and the Chief Executive Officer and director of CastlePoint Re.

Mr. Robbie, who is a Certified Public Accountant, has been designated an “audit committee financial expert” as defined by NASDAQ and Section 407 of the Sarbanes-Oxley Act and implementing regulations for our audit committee by our Board of Directors.

Compensation Committee:

The Compensation Committee’s responsibilities include:

•       reviewing and approving corporate and individual goals and objectives relevant to the compensation of our CEO and other executive officers;

•       evaluating the performance of our CEO and other executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the Board, determining the base salary and bonus of the CEO and other executive officers and reviewing the same on an ongoing basis;

•       reviewing all related party transactions involving compensatory matters, including those with Tower;

•       establishing and administering equity-based compensation under our 2006 Long-Term Equity Compensation Plan and any other incentive plans and approving all grants made pursuant to such plans; and

•       making recommendations to our Board regarding non-employee director compensation and any equity-based compensation plans.

Mr. Smith is the chairman of our compensation committee and the other members are Messrs. Robbie and Van Gorder. Mr. Doyle, who previously served on the compensation committee, resigned from the committee in October 2006, when he assumed the positions of our President, and the Chief Executive Officer and director of CastlePoint Re.

Nominating and Corporate Governance Committee:

The Nominating and Corporate Governance Committee responsibilities with respect to assisting our Board include:

•       establishing the criteria for membership on our Board;

•       reviewing periodically the structure, size and composition of our Board and making recommendations to the Board as to any necessary adjustments;

•       identifying individuals qualified to become directors for recommendation to our Board;

•       identifying and recommending for appointment to our Board, directors qualified to fill vacancies on any committee of our Board;

•       having sole authority to select, retain and terminate any consultant or search firm to identify director candidates and having sole authority to approve the consultant or search firm’s fees and other retention terms;

•       considering matters of corporate governance, developing and recommending to the Board a set of corporate governance principles and our code of business conduct and ethics, as well as recommending to the Board any modifications thereto;

•       developing and recommending to our Board for its approval an annual board and committee self-evaluation process to determine the effectiveness of their functioning; and

•       exercising oversight of the evaluation of the Board, its committees and management.

Mr. Van Gorder is the chairman of our nominating and corporate governance committee and the other members are Messrs. Robbie and Smith.  Mr. Doyle, who previously served on the nominating and corporate governance committee, resigned from the committee in October 2006, when he assumed the positions of our President, and the Chief Executive Officer and director of CastlePoint Re.

Board and Committee Meetings

The Board met 9 times in 2006, not including those meetings related to its organization prior to the election of the Board of Directors in January 2006. In 2006, each director attended at least 75 percent of all Board meetings and meetings of committees on which he or she served. In 2006, all then-current Board members attended the Annual General Meeting of Members. The following table sets forth the membership of each of the committees of the Board and the number of times such committee met during the year ended December 31, 2006.

BOARD COMMITTEE MEMBERS & MEETINGS AS OF DECEMBER 31, 2006

Name	Executive		Audit		Compensation		Nominating & Corporate Governance
Gregory T. Doyle	X
Michael H. Lee	X	*
William A. Robbie			X	*	X		X
Robert S. Smith			X		X	*	X	*
Joel S. Weiner(1)	X
Number of Meetings in 2006	0		7		6		5

*                    denotes Committee Chair

(1)          Mr. Weiner, our Chief Financial Officer and the Senior Vice President and a Director of CastlePoint Holdings, CastlePoint Re, CastlePoint Management and CastlePoint Insurance Company, resigned from our Board of Directors and Executive Committee effective upon Mr. Van Gorder joining the Board immediately following our IPO in March 2007.

Director Nomination Procedures

The specific process for evaluating new directors, including shareholder recommended nominees, will vary based on an assessment of the then current needs of the Board and the Company. The Nominating and Corporate Governance Committee will determine the desired profile of a new director, the competencies of whom will likely include experience in one or more of the following: property/casualty insurance operations, information technology, human resources, investments, capital markets, law, finance, actuarial science, governmental affairs and public policy, strategic planning and merger and acquisitions. Candidates will be evaluated in light of the target criteria chosen. If a name is submitted by a shareholder, the submission should include the name, address and phone number of the person, and if the sender is not a record holder of shares, proof that the sender is a beneficial owner of shares, along with: 1) a description of the skills, expertise, and experience of such individual; and 2) a discussion why such individual would be a good director for the Company. The submission should also contain an affirmation that such person, to the submitting shareholder’s knowledge, is willing to serve and capable of serving, and that such individual would qualify as an independent director under NASDAQ listing requirements. Any communication to this end should be addressed to: Chairman of the Nominating and Corporate Governance Committee, CastlePoint Holdings, Ltd., Victoria Hall, 11 Victoria Road, Hamilton HM 11, Bermuda. The words “Director Nomination” should be placed on the lower left-hand corner of the envelope.

The Nominating and Corporate Governance Committee may, at its discretion, retain a search firm to assist in locating and/or evaluating candidates.

Upon receipt of names and information on or from proposed candidates, the Nominating and Corporate Governance Committee generally reviews the proposed candidates and chooses for further review the candidate(s) who best meet the target profile. Submissions by shareholders are accorded the same treatment as other proposed candidates. Such further review may consist of requests for additional information, including references, telephone contact, in-person interviews, etc. Interviews may be conducted by any member of the Nominating and Corporate Governance Committee, the Chairman of the Board and CEO, and any other person or persons requested and authorized by the Nominating and Corporate Governance Committee. Reports on the interviews will be made to all members of the Nominating and Corporate Governance Committee.

Once the Nominating and Corporate Governance Committee members are in agreement on a candidate to recommend, the committee will notify the remainder of the directors. If requested by the other directors, the directors will be given the opportunity to meet and conduct discussions with the candidate prior to the Board voting on the nomination.

Security Holder Communication Process

Shareholders can communicate with Board members by sending letters to them, either via regular U.S. Mail or express delivery service. Shareholders may also access the Company’s Whistleblower System (“SilentWhistle”) through our website (www.castlepoint.bm). However, any communications thereunder do not go directly to the individual director to whom the communication is addressed. Letters may be addressed to an individual member of the Board or to a specific committee chair at Victoria Hall, 11 Victoria Road, Hamilton HM 11, Bermuda. The actual letter should be enclosed in an inner envelope. Attached to that envelope should be a cover page setting forth the amount of shares owned by the sender and whether the sender owns the shares directly or in a nominee (or street) name. If the latter, a recent statement from the broker or custodian setting forth the amount of securities owned should accompany the letter. The envelope containing the letter and the cover page regarding share ownership should be placed in an outer envelope which should be mailed to the Company with the legend “Security Holder Communication” in the lower left-hand corner. Company personnel will open the outer envelope and confirm that the sender is a security holder. If so, the inner envelope will be forwarded to the Director so designated. If a letter is addressed to the “Audit Committee Chair c/o Chief Complaint Officer,” it is presumed to be a complaint to the Audit Committee and will be handled as set forth in the Company’s “Audit Committee Complaints Procedures and Whistleblower Protection Policy.”

SHAREHOLDER ACTIONS

Item 1.                        Election of Directors

Our Board currently consists of five directors. Our Bye-laws provide for a classified board comprised of three classes of directors (A, B and C), with each class to serve a term of three years. However, because the Company first elected directors in 2006, two Class C directors were elected for a three-year term, two Class B directors were elected for a two year term, and one Class A director was elected for a one year term. The current terms of Class A, B and C directors expire in the years 2007, 2008 and 2009, respectively.

One Class A director is to be elected at the 2007 Annual General Meeting to serve until the annual meeting in 2010 and serve until his successor has been duly elected and qualified. The nominee is:

Name	Class	Age	Director Since	Year Term will Expire if Elected
Robert S. Smith	A	48	2006	2010

Biographies of Director Nominees

Robert S. Smith—Director—Mr. Smith has served as a member of our Board of Directors since January 2006. He has been the chairman of our compensation committee since January 2006 and was the acting chairman of our nominating and corporate governance committee in February and March 2006 through April, 2007, and, again, from October 2006 through April 2007. Mr. Smith is currently a principal of Sherier Capital LLC, a business advisory firm that he founded in 2005. He was previously Chief Operating Officer (from December 1999 to April 2004) and Executive Vice President (from April 2004 to August 2004) of Friedman, Billings, Ramsey Group, Inc., where he was instrumental, among other things, in growing Friedman, Billings, Ramsey Group, Inc. from a privately-held securities boutique to a nationally recognized investment bank, helping accomplish its 1997 initial public offering and the creation of its affiliated mortgage REIT, FBR Asset Investment Corporation and the merger of the two companies in 2003. Before joining Friedman, Billings, Ramsey Group, Inc. as its General Counsel, Mr. Smith was an attorney with the law firm of McGuireWoods LLP from 1986 to 1996. Prior to that, he was a lawyer practicing in Edinburgh, Scotland. Mr. Smith currently serves on the Boards of Asset Capital Corporation and the Washington Performing Arts Society.

The Board of Directors recommends a vote “FOR” the Nominated Director.

If a nominee is unavailable for election, shareholders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

Continuing Directors:

Directors continuing in office are:

Name	Class	Age	Director Since	Year Term Will Expire
Gregory T. Doyle	C	46	2006	2009	*
Michael H. Lee	C	49	2006	2009
William A. Robbie	B	56	2006	2008
Jan R. Van Gorder*	B	59	2007	2008

*                    The Board proposes that, subject to shareholder approval, that Mr. Van Gorder shall be designated as a Class C director with a term expiring in 2009 along with Mr. Lee, and that Mr. Doyle become a Class B director, along with Mr. Robbie. If elected, Mr. Smith would remain the only Class A director. Please see Item 4 “Reclassification of Terms of Directors” below.

Biographies of Directors Continuing in Office

Michael H. Lee—Chairman of the Board and Chief Executive Officer of CastlePoint Holdings, Chief Executive Officer and Director of each of CastlePoint Management Corp. (“CastlePoint Management”) and CastlePoint Insurance Company—Mr. Lee has been our director since January 2006. He has been our Chairman of the Board, President and Chief Executive Officer since February 2006, and he relinquished only the position of the President in October 2006. Mr. Lee also became the Chief Executive Officer of CastlePoint Management in November 2006 and the Chief Executive Officer of CastlePoint Insurance Company in January 2007. He is also a director of CastlePoint Management and CastlePoint Insurance Company. In addition, Mr. Lee is the Chairman of the Board, President and Chief Executive Officer of Tower Group, Inc. and founder of its primary insurance company operation, Tower Insurance Company of New York, or TICNY, in 1989. Mr. Lee is responsible for the overall management of Tower and its subsidiary operations. Mr. Lee maintains his positions with Tower and, as such, does not serve our company on a full-time basis. Prior to founding TICNY, Mr. Lee was an attorney in private practice specializing in advising entrepreneurs on the acquisition, sale and formation of businesses in various industries.

Gregory T. Doyle—President and Director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and Director of CastlePoint Re—Mr. Doyle has been a member of our Board of Directors since April 2006. Mr. Doyle became our President, and the Chief Executive Officer and director of CastlePoint Re in October 2006. He relinquished only the position of Chief Executive Officer of CastlePoint Re in December 2006. Mr. Doyle became a director of CastlePoint Insurance Company in December 2006 and he became its President, as well as the President and a director of CastlePoint Management in January 2007, following the resignation of Mark Dale who served as the President and director of CastlePoint Management between August and December 2006. Mr. Doyle previously served on the Board of Directors of Tower since September 2004, and resigned from the Board of Directors of Tower when he joined our Board of Directors. Mr. Doyle also has served as the Executive Chairman of the reinsurance brokerage firm, BMS Vision Re, from June 2004 to October 2006. Prior to that, between January 2003 and May 2004, he was President and Chief Executive Officer of Presidential Re, a consulting firm Mr. Doyle founded. From November 2000 to January 2003, Mr. Doyle served as Executive Vice President for Guy Carpenter & Co., a reinsurance brokerage firm. From 1985 to 2000, Mr. Doyle held senior positions at American Re-Insurance Company, ultimately as Corporate Executive Vice President and President of Domestic Insurance Company Operations.

He was also a member of American Re-Insurance’s Board of Management and directed their largest division, with annual revenues in excess of $2 billion. Mr. Doyle is a Chartered Property and Casualty Underwriter and attended the Advanced Executive Education Program at the University of Pennsylvania’s Wharton School of Business.

William A. Robbie—Director—Mr. Robbie has served as a member of our Board of Directors since January 2006. He has been the chairman of our audit committee since February 2006. Mr. Robbie is currently a director and member of the Executive, Audit and Finance Committees of American Safety Insurance Holdings, Ltd., a Bermuda based insurance holding company. Since December, 2004, he has provided financial advisory services to the insurance industry through his own consulting firm.   From November 2002 to November 2004, Mr. Robbie was Chief Financial Officer of Platinum Underwriters Reinsurance Ltd., a property and casualty reinsurance company in Bermuda. From August 2002 to November 2002, Mr. Robbie held the same position at St. Paul Reinsurance, a reinsurance operation of The St. Paul Companies, Inc. From September 1997 to August 2002, Mr. Robbie held various positions at XL Capital Ltd., a Bermuda-based insurance, reinsurance and financial risk company, and its subsidiaries, including Executive Vice President—Global Services, Corporate Treasurer and Chief Financial Officer of XL Re, Ltd. Prior to that, he held a variety of central and senior positions in the insurance industry, including roles as Chief Financial Officer of Prudential AARP Operations, Chief Accounting Officer at

Continental Insurance Companies, Treasurer of Monarch Life Insurance Company and various positions at Aetna Life and Casualty Company. Mr. Robbie is a Certified Public Accountant.

Jan R. Van Gorder—Director of CastlePoint Holdings—Mr. Van Gorder became a director of CastlePoint Holdings effective immediately after our IPO in March 2007. He became chairman of our Nominating and Corporate Governance Committee on May 1, 2007. Mr. Van Gorder was employed by Erie Insurance Group from November 1981 through December 2006. He held a variety of positions at that company, including his most recent position as Senior Executive Vice President, Secretary and General Counsel from December 1990 through December 2006. He served as a consultant and acting Secretary and General Counsel at Erie Insurance Group during the period January 1, 2007 through April 30, 2007. Mr. Van Gorder served as a member of the Board of Directors of Erie Indemnity Company, Erie Pennsylvania, from 1990 to 2004. Mr. Van Gorder is also currently Director and Chairman of the Insurance Federation of Pennsylvania.

Executive Officers

The executive officers of the Company and its principal subsidiaries as of December 31, 2006 were:

Name	Age	Title
Michael H. Lee	49

Chairman of the Board and Chief Executive Officer of CastlePoint Holdings, Chief Executive Officer and Director of each of CastlePoint Management and CastlePoint Insurance Company, and Director of CastlePoint Re

Gregory T. Doyle	46	President and Director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and Director of CastlePoint Re
Joel S. Weiner	57	Chief Financial Officer, Senior Vice President and Director of each of CastlePoint Holdings, CastlePoint Re and CastlePoint Management
Joseph P. Beitz	49	President and Director of CastlePoint Re, and Director of CastlePoint Insurance Company

Richard M. Barrow, age 53, joined the Company as Senior Vice-President and Chief Accounting Officer in June of this year. His biography is set forth below.

Biographies of Non-Director Executive Officers:

Joel Weiner—Chief Financial Officer, Senior Vice President and Director of CastlePoint Holdings, CastlePoint Re and CastlePoint Management—Mr. Weiner has been our Vice President since January 2006 and was a director from January 2007 through March 28, 2007. He became our Chief Financial Officer and Senior Vice President in February 2006. Mr. Weiner has also been Chief Financial Officer, Senior Vice President and director of CastlePoint Re since March 2006, and he has held the same positions at CastlePoint Management since May 2006. Prior to joining us, Mr. Weiner served as Senior Vice President of Tower Group, Inc. since January 2004. He resigned his position at Tower effective April 4, 2006. From January 2002 until December 2003, he was employed as Managing Director at GAB Robins Capital Partners, which provides outsourcing for claim operations. From October 1991 to December 2001, he was employed by the accounting firm PricewaterhouseCoopers LLP, where he led that company’s U.S. middle market insurance consulting practice and advised many property and casualty insurers on strategic issues. He is an Associate member of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Joseph P. Beitz—President and Director of CastlePoint Re, and Director of CastlePoint Insurance Company—Mr. Beitz has served as a director of CastlePoint Re since March 2006. From February 2006 to May 2006, he served as the President and director of CastlePoint Management. From May 2006 to October 2006, he served as the Executive Vice President and Acting President of CastlePoint Re. Since

November 2006, he has served as President of CastlePoint Re US, and since December 2006, he has served as a director of CastlePoint Insurance Company. Prior to joining CastlePoint, Mr. Beitz served as Tower’s Managing Vice President, Program Underwriting since joining that company in March 2005. He resigned his position at Tower effective April 4, 2006. Mr. Beitz’s primary responsibilities at Tower were the production and management of new program opportunities. With 25 years of experience in the insurance and reinsurance industry, prior to joining Tower, Mr. Beitz served as President and Chief Operating Officer of NOVA Casualty Company, a property and casualty insurance company, in Buffalo, New York, which positions he held from November 2001 to September 2004. In his role at NOVA Casualty Company, Mr. Beitz managed their program division through a subsidiary, NOVA Alternative Risk. Prior to that, Mr. Beitz served as Vice President, Non-Traditional Treaty Underwriting with Odyssey America Reinsurance Corporation in its Stamford, Connecticut and New York City offices. He also has six years of property and casualty experience in the Bermuda market.

Richard M. Barrow—Senior Vice President and Chief Accounting Officer of each of CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re—Mr. Barrow became an employee of CastlePoint Management on April 30, 2007. Following receipt of a temporary work permit in Bermuda, on June 6, 2007 Mr. Barrow became the Senior Vice President and Chief Accounting Officer of each of CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re. From May 1996 until April 2007, Mr. Barrow was Senior Vice-President, Treasurer and Chief Financial Officer for Gerling America Insurance Company, a U.S.-based subsidiary of the Talanx Group a German company that writes property, casualty and ocean marine coverage.

Item 2.                        Approval of Additional Shares for the Long-Term Equity Compensation Plan

On February 25, 2007, the Board of Directors approved the reservation of additional shares for the Company’s 2006 Long-Term Equity Compensation Plan (the “2006 Plan”), subject to shareholder approval at the Annual Meeting. The Plan enables CastlePoint Holdings to grant share options, share appreciation rights, and restricted share awards to directors, officers and key employees of the Company, and its subsidiaries (the “Participants”). All employees are eligible if they are determined to be key employees. The shareholders of the Company initially approved the issuance of up to 1,735,021 shares, or 5.3% of the fully diluted shares at that time, under the Plan in March, 2006.

The Board believes that the Plan has proved to be of substantial value to the Company over the past year because it has enabled the Company to offer officers and key employees long-term performance-based compensation that creates a proprietary interest in the Company and motivates officers and key employees to contribute to the continuing financial success of the Company. The Board anticipates that awards will be made annually to directors, officers and key employees, although additional awards may be made if the circumstances warrant. The number of recipients for 2006 was 11 and through June 15, 2007, was 17.

From the Plan’s inception in 2006 through May 15,  2007, options covering 1,638,920 common shares (including options that subsequently reverted or expired and were re-granted under the terms of the Plan) and 11,073 restricted shares (including shares, if any, that were forfeited) have been granted to officers, directors and key employees. As of May 15, 2007, no options have been exercised. As of May 15, 2007, there were 85,028 shares available for future options or other awards.

Because there are currently insufficient shares available for meaningful future grants under the Plan, the Board believes that the Company cannot adequately provide for participation of the directors, officers and key employees over the next three to four years, and subject to shareholder approval, has authorized an additional 1,000,000 shares to be reserved for issuance under the Plan. No other changes to the Plan are proposed. If the additional shares are approved by the shareholders, a total of 2, 735,021 shares will have been reserved for issuance under the plan which will equal 6.4% of the shares on a fully diluted basis.

However, the amount of shares on which remaining option and other grants may be made equals only 2.5% of the Company’s shares on a fully diluted basis.

In the event the shareholders approve the current proposal to adopt the Plan, a total of 1,085,028 shares will be available for future options or awards under the Plan. The market value, as of June 22, 2007, of one of our common shares is $15.17.

The Plan is described below.

Key Terms of the 2006 Long-Term Equity Plan

The Plan is intended to advance our interests and those of our shareholders by providing a means to attract, retain and motivate employees and directors upon whose judgment, initiative and efforts and our continued success, growth and development is dependent. The Compensation Committee administers the Plan and makes all decisions with respect to the Plan. The persons eligible to receive awards under the Plan include our directors, officers, employees and consultants and those of our subsidiaries.

The Plan provides for the grant of share options, share appreciation rights, restricted shares, restricted share units, performance awards, dividend equivalents and other share-based awards.

The Compensation Committee selects the recipients of awards granted under the Plan and determines the dates, amounts, exercise prices, vesting periods and other relevant terms of the awards. Option awards may be either incentive share awards or non-qualified share options. Share appreciation rights may be issued in tandem with share options or on a free-standing basis and may be settled in cash or by the delivery of common shares. The maximum number of shares initially reserved for issuance under the Plan was 1,735,021 common shares, but the maximum number of shares with respect to which awards of performance awards, restricted shares, restricted share units and other awards may be issued is 1,500,000 shares and the maximum number of shares with respect to which awards of incentive share options may be issued is 1,500,000.

In addition, to qualify for section 162(m) treatment, the maximum number of shares with respect to which options, share appreciation rights and restricted share awards may be issued during a calendar year to any eligible employee is 500,000, that receive exemption under section 162(m of the U.S. Internal Revenue Code of 1986), as amended (the “Code”) and the maximum number of shares with respect to which restricted share units, performance shares and other awards may be issued during a calendar year to any eligible employee is 250,000. The maximum cash award that may be awarded in any one year to any one employee is $5 million. The maximum amount of dividends paid in respect of awards or dividend equivalents is $300,000 during a calendar year. The Plan contains provisions intended to make it easier for awards to the Chief Executive Officer and the four most highly compensated officers (the “Named Executive Officers”) to comply with exceptions to the $1 million dollar annual limit under Section 162(m) on the deductibility of compensation paid to such officers to the extent applicable. Section 162 (m) limits the deductibility of compensation by U.S. based taxpayers. As such, section 162 (m) has no application to our Bermuda based employers.

The Compensation Committee determines the pricing of awards granted under the Plan as of the date the award is granted. Share option and share appreciation rights have an exercise price or grant price equal to fair market value on the date of grant of an award. The Compensation Committee determines the vesting schedule of awards granted under the Plan. Recipients of awards may exercise awards at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant. Awards are generally not transferable by the recipient during the recipient’s life. Awards granted under the Plan are evidenced by either an agreement that is signed by us and the recipient or a confirming memorandum issued by us to the recipient setting forth the terms and conditions of the awards. The Compensation Committee may allow a participant to defer receipt of amounts that would otherwise be provided to a participant under the Plan.

Award recipients and beneficiaries of award recipients have no right, title or interest in or to any shares subject to any award or to any rights as a shareholder, unless and until shares are actually issued to the recipient. Upon the occurrence of a change of control, as defined in the Plan, all outstanding options and share appreciation rights become exercisable, restrictions on restricted share awards, restricted share units or other awards shall lapse and performance shares and other awards (if performance based) shall be deemed earned at the target level.

The Plan does not affect any other incentive compensation plan we adopt and does not preclude us from establishing any other incentive compensation plans for our directors, officers, employees or consultants.

The Plan will terminate only after all shares subject to the Plan have been purchased or acquired according to the Plan’s provisions. However, an incentive share option may not be granted after ten years from the date of its initial adoption by our Board of Directors.

Federal Income Tax Consequences

The following discussion addresses certain federal tax consequences in connection with awards under the Plan. State and local tax treatment is subject to individual state and local laws and is not covered in this discussion.

Incentive Share Options

An “Incentive Share Option” results in no taxable income to the recipient or a deduction to the Company at the time it is granted or exercised. If the recipient retains the share received as a result of an exercise of an Incentive Share Option for at least two years from the date of grant and one year from the date of exercise, then the gain is treated as a long-term capital gain. If the shares are disposed of during this period, the option will be treated similar to a “Non-Qualified Share Option”. The Company receives a tax deduction only if the shares are disposed of during such period, with the deduction equal to the amount of taxable income to the recipient.

Non-Qualified Share Options

A Non-Qualified Share Option results in no taxable income to the recipient or deduction to the Company at the time it is granted. A recipient exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the option price and the then fair market value of the shares. Subject to the applicable provisions of the Code, the deduction for federal income tax purposes will be allowed for the Company in the year of the exercise in an amount equal to the taxable compensation realized by the recipient. Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1, 000,000 paid to a Named Executive Officer in any one year. Total remuneration would include amounts received upon the exercise of Non-Qualified Share Options. An exception does exist, however, for “performance-based compensation,” including amounts received upon the exercise of share options (the exercise price for which is at or above the fair market value of the underlying shares at the date of grant), if such options are granted pursuant to a plan approved by shareholders that meets certain requirements. The Plan is intended to make grants of Non-Qualified Share Options thereunder meet the requirements of “performance-based compensation.”

Share Appreciation Rights

No income will be recognized by the recipient of a share appreciation right until the underlying share option is exercised and cash is either paid or credited to the purchase price of the underlying share option. The amount of such income will be equal to the cash awarded and the fair market value of such shares on the exercise date less the fair market value on the date of the grant, and will be ordinary income. The

Company will be entitled to a deduction under the same rules described in connection with Non-Qualified Share Options.

A recipient who receives a payout under this Plan will immediately realize ordinary income and the Company will be entitled to a deduction for federal income tax purposes at the time of receipt in the same amount. The amount of income realized and the amount of the deduction will be the sum of the cash component and the total fair market value of the share awarded.

If a recipient disposes of shares of common stock of the Company acquired under the Plan, any amount received in excess of the value of the shares of common stock on which the recipient has been previously taxed will be treated as a long-term or short-term capital gain depending upon the holding period of the shares. If the amount received is less than that value, the loss will be treated as a long-term or short-term capital loss, depending upon the holding period of the shares.

To the extent that any receipt of cash or shares of common stock is deferred, then there will be no income tax consequences to the recipient or the Company until the cash or the shares are paid.

Restricted Share Awards

No income will be recognized by the recipient of a restricted share award if such award is subject to a substantial risk of forfeiture. Generally when the substantial risk of forfeiture terminates with respect to a restricted share award, then the fair market value of the share will constitute ordinary income to the recipient. Concurrently, generally for federal income tax purposes a deduction will be allowed to the Company in an amount equal to the compensation realized by the employee. Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for a total remuneration in excess of $1,000,000 paid to a Named Executive Officer employed by a U.S. taxpaying employer in any one year. Total remuneration would include amounts received as restricted share awards, unless the grants are made subject to performance goals as described above. Again, as such, this restriction does not apply to our Bermuda based employers.

Estimated Plan Benefits

The awards that may be granted in future periods under the Plan to the Directors, Named Executive Officers and non-executive officers are not determinable at this time.

Vote Required

The affirmative vote of a majority of the shares of common stock present and entitled to vote at the Annual Meeting is required for the amendment to increase the number of shares authorized under the Plan.

Your Board of Directors recommends a vote “FOR” the reservation of additional shares to the Long-Term Equity Plan.

Securities Authorized Under Equity Compensation Plans as of December 31, 2006

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,082,666	$10.00	652,355
Equity compensation plans not approved by security holders	0	0	0

This table does not include the option awards issued in 2007. Please see description of the 2006 Long-Term Equity Compensation Plan on pages 27 and 28.

Item 3.                        Amendment of Bye-laws to allow for the number of directors to be set by the Board of Directors.

When the Company was organized in 2006, the Bye-laws that were adopted by the sole shareholder provided for five directors, and the Company has had five directors since that time. However, the Nominating and Corporate Governance Committee of the Board, in reviewing the performance of the Board since that time, concluded that it is advisable for the Company to change its Bye-laws to allow for a greater number of directors, and recommended to the Board that such change be made, subject to shareholder approval.

Unlike in most states of the United States, where typically the Board of Directors is empowered to amend the by-laws of a corporation, the bye-laws of a Bermuda company may only be amended if a majority of the members approve. The Board believes that the corporate governance of the Company could be enhanced if the bye-laws permitted the Company to have more than five directors. Accordingly, the Nominating and Corporate Governance Committee considered the issue and determined that it would be advisable for the Bye-laws to provide that the number of directors should be set at the number the Board of Directors deems, from time-to-time, advisable and in the best interests of the Company. The Board has endorsed this change in the Bye-laws and recommends that the members approve it.

The Committee and the Board reached their conclusion because it was recognized by both that as the Company grows as a reinsurer, a provider of risk-sharing solutions, and as a provider of traditional and specialty programs, it will likely need additional expertise on the Board and on the various committees of the Board. With the target number of independent directors currently set at 3, all of the independent directors must serve on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Therefore, by allowing for a larger number of directors, the Company may have a wider array of skills and experience on which to draw to help the Company grow profitably, and committee members would be able to concentrate on fewer committee assignments. As an example, the Board believes it would be beneficial for the Chairmen of the Audit Committee and Compensation Committees to eventually serve on no more than one additional committee in view of the increased time and effort that chairmen of those committees must now devote to compensation and auditing questions. The Board further concluded that it was advisable for it to establish the number of directors from time to time by leaving the number of directors open ended, instead of having a range, to provide the flexibility that the Company will likely need as it grows both organically and potentially by acquisition. The Board believes that it is in the best position to determine the number of directors and the timing of adding any additional directors to the board.

The Company has no current plans to immediately increase the number of directors above five, and it has identified no candidates as yet to fill any positions in excess of five.

The Board of Directors recommends a vote “FOR” the amendment to the Bye-laws.

Item 4.                        Reclassification of Terms of Directors

The Bye-laws of the Company provide for staggered director terms of 3 years apiece. At the time the Company completed its private offering in April, 2006, in order to phase-in these staggered terms, the sole shareholder of the Company at that time elected one director as a Class A Director for a one-year term, two directors as Class B Directors for two-year terms, and two directors as Class C Directors for three-year terms. Inasmuch as, at that time, the Company had three independent directors, an independent director was elected to each class.

However, when Mr. Doyle, who was elected as a as a non-employee Class C Director in April, 2006, along with Mr. Lee, became President of the Company in October 2006, both Class C Directors became employee directors. The Nominating and Corporate Governance Committee discussed the issue and concluded that each Class of directors should contain at least one independent director. It made such recommendation to the Board, which agreed. However, since the classes were established by the shareholders, the Board concluded that the reclassification of members of the classes should be approved by the shareholders at the Annual Meeting.

Mr.  Weiner, who had previously served as one of our Class B Directors, resigned from the Board effective upon Mr. Van Gorder joining the Board immediately following our IPO in March 2007. Accordingly, the Board proposes that, subject to shareholder approval, that Mr. Van Gorder shall be designated as a Class C director with a term expiring in 2009 along with Mr. Lee, and that Mr. Doyle become a Class B director, along with Mr. Robbie. If elected, Mr. Smith would remain the only Class A director.

The Board of Directors recommends a vote “FOR” the reclassification of terms of directors.

Item 5.                        Reduction of share premium and corresponding credit of contributed surplus

Under Bermuda law, the difference between the par value of shares and the amount actually paid for a share, which in the United States is typically referred to as “paid-in” capital, is referred to as “share premium.” In turn, share premium is involved in two calculations under Bermuda law. The first is to calculate the annual Bermuda Government fee. The second place where share premium is involved is in the test under section 54 of the Bermuda Companies Act 1981 to determine if a company may lawfully pay a dividend. That test provides, inter alia, that a company cannot pay a dividend if the realizable value of the company’s assets would be less than the aggregate of its liabilities and its issued share capital, and its share premium accounts.

Bermuda law, however, permits a company to reduce the share premium and credit the corresponding amount to an account called contributed surplus. If such is done, then the annual Government fee will be less but, more importantly, there will be a larger fund out of which to pay dividends to members.

The Company is of the opinion that such reduction should be made as it will benefit both the Company and its members. Under existing treatment, as of December 31, 2006, the Company’s assets were $511,342,458. Its liabilities were $231,629,292, its issued share capital was $295,800 and its share premium was $269,472,540, for a total of $501,398,000 leaving approximately $10.5 million available for dividends. If the share premium is reduced to nil (0) (by a reduction of $269,472,540) and the corresponding amount of

$269,472,540 is credited to the contributed surplus account, then approximately $280.0 million would be available for payment of dividends, although no change from the current dividend practices is contemplated, because of the need to maintain surplus in the operating companies to transact the insurance business.

The Board of Directors recommends a vote “FOR” the reduction of share premium and credit to the contributed surplus account.

Item 6.                        Ratification of independent auditors

The Board, based upon the recommendation of the Audit Committee, has approved the selection of PwC to serve as its independent registered public accounting firm for 2007, subject to ratification by the members.

Representatives of PwC, the accounting firm that audited CastlePoint Holdings’ 2006 financial statements, will attend the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will respond to any appropriate questions presented by the shareholders.

We are asking our shareholders to ratify the selection of PwC as our independent registered accounting firm as required by Bermuda law. In addition to this ratification, shareholders are requested to authorize the Board to set the remuneration of PwC for their audit of the Company. In the event members fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different independent auditor. However, even if the selection is ratified, the Audit Committee reserves the ability to select a different independent registered public accounting firm, subject to approval by the board if it determines that such a change is in the best interests of our company and our members.

The Board of Directors recommends a vote “FOR” the ratification of PwC as our independent registered public accounting firm for 2007 and authorization of the Board to set PwC’s remuneration.

Item 7.                        Authorization of the election of directors of CastlePoint Re

Pursuant to CastlePoint Holdings’ Bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of any non-US subsidiary, which includes CastlePoint Re, a Bermuda company, CastlePoint Holdings is required to submit a proposal relating to such matters to the shareholders of CastlePoint Holdings and vote all the shares of CastlePoint Re owned by CastlePoint Holdings in accordance with and proportional to such vote of CastlePoint Holdings’ shareholders. Accordingly, the shareholders of CastlePoint Holdings are being asked to consider this proposal.

CastlePoint Re’s Board of Directors consists of Gregory T. Doyle, our President, Joel S. Weiner, our Senior Vice-president and CFO, and Joseph P. Beitz, President of CastlePoint Re. Information on these candidates is found at pages 13 to 16. The Company wishes to re-nominate and re-elect these directors to be directors from the CastlePoint Re annual general meeting in 2007 to the annual general meeting in 2008.

The Board of Directors recommends a vote “FOR” the authorization of the election of the nominees above as directors of CastlePoint Re.

Item 8.                        Authorization of the ratification of the appointment of PricewaterhouseCoopers as CastlePoint Re’s independent auditors and authorization of the board of CastlePoint Re to set the auditors’ remuneration.

The Board also proposes that the shareholders authorize the ratification of the appointment of PwC to serve as the independent registered public accounting firm of CastlePoint Re for 2007. PwC served as the independent auditors of CastlePoint Re for the 2006 financial year. In addition to this ratification, shareholders are requested to authorize the Board of Directors of CastlePoint Re to set the remuneration of PwC for their audit of the Company.

The Board of Directors recommends a vote “FOR” the authorization of the ratification of PwC as CastlePoint Re’s auditors for 2007 and authorization of the Board of Directors of CastlePoint Re to set PwC’s remuneration.

Item 9.                        Authorization of the election of directors of CastlePoint Bermuda Holdings

Pursuant to our Bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of any non-US subsidiary, which includes CastlePoint Bermuda Holdings, a Bermuda company, we are required to submit a proposal relating to such matters to the shareholders of CastlePoint Holdings and vote all the shares of CastlePoint Bermuda Holdings owned by CastlePoint Holdings in accordance with and proportional to such vote of CastlePoint Holdings’ shareholders. Accordingly, the shareholders of CastlePoint Holdings are being asked to consider this proposal.

CastlePoint Bermuda Holding’s Board of Directors consists of Gregory T. Doyle, our President, Joel S. Weiner, our Senior Vice-president and CFO, and Joseph P. Beitz, President of CastlePoint Re. CPH wishes to re-nominate and re-elect these directors to be directors from the CastlePoint Bermuda Holdings annual general meeting in 2007 to the annual general meeting in 2008.

The Board of Directors recommends a vote “FOR” the authorization of the election of the nominees above as directors of CastlePoint Bermuda Holdings.

Item 10.                 Authorization of the ratification of the appointment of PricewaterhouseCoopers as CastlePoint Bermuda Holdings’ independent auditors and authorization of the board of CastlePoint Bermuda Holdings to set the auditors’ remuneration.

The Board also proposes that the shareholders authorize the ratification of the appointment of PwC to serve as the independent registered public accounting firm of CastlePoint Bermuda Holdings for 2007. PwC served as the independent auditors of CastlePoint Bermuda Holdings for the 2006 financial year. In addition to this ratification, shareholders are requested to authorize the Board of Directors of CastlePoint Bermuda Holdings to set the remuneration of PWC for their audit of the Company.

The Board of Directors recommends a vote “FOR” the authorization of the ratification of PwC as CastlePoint Bermuda Holdings auditors for 2007 and authorization of the Board to set PwC’s remuneration.

OWNERSHIP OF COMMON SHARES

Principal Shareholders

The following table sets forth the total number and percentage of our common shares beneficially owned as of May 16, 2007 (except as otherwise indicated) by each person, or group of affiliated persons, known to us to beneficially own more than 5% percent of any class of our outstanding voting shares;

•       each of our named executive officers;

•       each of our directors and director nominee; and

•       all of our directors, director nominee and executive officers as a group.

Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Unless otherwise stated, the address for all the persons listed below is: c/o CastlePoint Holdings Ltd., Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda.

	Beneficial ownership of principal shareholders as of May 16, 2007
					Total Amount
	Voting Authority		Dispositive Authority		of Beneficial
Beneficial Owner	Sole	Shared	Sole	Shared	Ownership		Percentage
Tower Group, Inc.(2)	3,682,000	0	3,682,000	0	3,682,000	(3)	9.0%
UST Advisers, Inc.(4)(7)	2,364,000	0	2,364,000	0	2,364,000		6.4%
Omega Advisors, Inc.(5)(7)	2,300,000	0	2,3000,00	0	2,300,000		6.2%
The Northwestern Mutual Life Insurance Company(6)(7)	0	2,000,000	2,000,000	2,000,000	5.4%
Michael H. Lee(8)	917,931	6207	917,931	6207	924,138		2.4%
Joel S. Weiner	75,116	0	75,116	0	75,116		*
Joseph P. Beitz	20,000	0	20,000	0	20,000		*
Gregory T. Doyle	12,622	0	12,622	0	12,622	(9)	*
Mark Dale(10)	0	0	0	0	—		—
William A. Robbie	19,599	0	19,599	0	19,599	(9)	*
Robert S. Smith	11,346	0	11,346	0	11,346	(9)	*
Jan R. Van Gorder	6724	0	6724	0	6724		*
All named executive officers, and directors as a group (eight persons)					1,064,302		2.7%

                 * Less than 1%.

       (1) Based on 38,282,320 common shares currently outstanding as of the record date. Does not include options that cannot be exercised within 60 days or the additional restricted shares that the non-employee directors will receive later in 2007. See “Management—Compensation.”

       (2) Tower Group, Inc., a Delaware corporation, sponsored our formation. The address of Tower is 120 Broadway, 31st Floor, New York, New York 10271.

       (3) Includes 1,127,000 common shares issuable upon exercise of ten-year warrants we have issued to Tower.

       (4) Based on the information provided to us by Excelsior Value & Restructuring, or Excelsior, as of February 22, 2007, as supplemented on March 16, 2007 by UST Advisers, Inc. (“UST Advisers”).

Based on such information, UST Advisers is the investment adviser to Excelsior and the sub-adviser to each of John Hancock Funds II and John Hancock Trust (such entities together with Excelsior, the “Funds”). In its position as investment adviser or sub-adviser to the Funds, UST Advisers could be deemed to have sole investment power and sole voting power with respect to the shares held by the Funds. UST Advisers is a subsidiary of U.S. Trust Corporation, a financial holding company. The address of UST Advisers is 225 High Ridge Road, Stamford, CT 06905.

       (5) Based on the information provided to us by Omega Advisors, Inc., or Omega, as of February 23, 2007. Based on such information, Leon G. Cooperman, chief executive officer of Omega, has voting and investment power over the shares held of record by Omega. The address of Omega is Wall Street Plaza, 88 Pine Street, 31st Floor, New York, New York 10005.

       (6) Based on the information provided to us by The Northwestern Mutual Life Insurance Company as of February 23, 2007. Based on such information, Mark E. Kishler, a portfolio manager at Northwestern Investment Management Company, LLC, has shared voting power and investment power over the shares held of record by Northwestern. The address of Northwestern is 720 East Wisconsin Avenue, Milwaukee, WI 53202.

       (7) The shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares in transactions exempt from the registration requirements of the Securities Act after the respective dates as of which ownership information is presented for each such shareholder in the above table.

       (8) Includes shares beneficially owned by Mr. Lee directly or indirectly through trusts of which he and or his wife are trustee, plus his vested options.

       (9) Includes the grant at the closing of the private offering to each of our non-employee directors (Messrs. Smith, Robbie and Doyle, who was one of our non-employee directors at the time of such grant) of options to purchase 7,622 of our common shares, which options will vest on the first anniversary of the date of grant.

(10) Mr. Dale resigned as the President of CastlePoint Management in December 2006.

SHARE PERFORMANCE CHART

The requirement to include a share performance chart is not applicable this year as the Company first became a public company on March 23, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We were sponsored by Tower, and our formation was directed by a small number of Tower employees, some of whom became our employees once we commenced operations on April 5, 2006. We had no operating history prior to that date. CastlePoint employees were first paid compensation as employees as of April 1, 2006, after we had received the stock subscriptions in a private offering, although we did not receive the proceeds from that offering until April 5, 2006. Our Named Executive Officers for the period from April 1, 2006 through December 31, 2006 are Messrs. Michael H. Lee, Gregory T. Doyle, Joel S. Weiner, Mark Dale (who resigned as the President and director of CastlePoint Management in December 2006), and Joseph P. Beitz.

Our compensation philosophy supports and reflects our business model. We provide insurance and reinsurance business solutions, products and services to the property and casualty insurance industry through our subsidiaries. We have operations and employees in both Bermuda and the United States. As a recently formed company that had no employees at the beginning of 2006, we had to recruit personnel to commence operations, and we will continue to recruit staff to support our growth. At the same time, our business model contemplates that we will maintain a relatively lean staff. Currently, our total staff consists of 23 employees, and that number is not projected to grow beyond 30 by the end of 2007. As a result, our approach to compensation is necessarily flexible, fluid, evolving and based on the individual circumstances. As we mature from being a “start-up” to becoming a more seasoned company, we anticipate that our compensation policies and compensation vehicles will change to reflect our business opportunities and the changing business environment in which we operate.

Our current compensation approach flows from our business goals. We are committed to superior financial performance and recognize that, to achieve our performance goals, we need to attract, integrate and retain the best executive, professional and technical expertise we can. In the immediate future, this means growing the company in capital and in premium base, staffing adequately, and providing quality service to brokers, intermediaries, and insureds. Because our business model contemplates a lean staff, we strive to attract and retain quality over quantity in employees.

Further, Named Executive Officers are expected to think and act like shareholders. While we have no formal ownership guidelines for our employees, we include equity grants as a significant component of compensation.

Accordingly, in recognition of our business model, status as an emerging and growing company, and our financial goals, we understand that we need to offer compensation packages that may be above the median for the industry segments in which we operate. We understand that to attract the best talent from long-established, financially mature companies, we must offer better compensation in relative terms to those highly qualified employees. We recognize that we offer attributes many other insurance organizations do not provide, such as a creative entrepreneurial atmosphere combined with the privilege of working with extraordinary talent. However, our management is realistic in recognizing the fact that we compete with a number of high-performing insurance organizations that can offer a similar attractive environment. Therefore, we must offer attractive compensation to our staff.

Our Compensation Committee, which has adopted a compensation committee charter, reviews and approves all of our compensation policies. For information about the composition of our Compensation Committee, see “Board of Directors—Compensation Committee.”

Elements of Compensation

The three key elements of compensation at CastlePoint are (1) annual base salary, (2) annual cash incentive awards and (3) long term incentive awards in the form of equity grants. The mix of these three forms of compensation varies for each Named Executive Officer. The factors that influence the mix may include, but are not limited to, position within the organization.

Annual Base Salary.   The annual base salary is intended to attract and retain high performing employees that can produce superior financial results. The initial annual base salaries for Messrs. Beitz and Weiner were based on the previous salaries received by them as officers of Tower and subsequently adjusted for the cost of living in Bermuda. The initial annual base salaries for Messrs. Doyle and Dale were based on the previous salaries received by them in their respective positions held immediately prior to our employment of them, their responsibilities at our company and the compensation committee of our Board of Directors’ views as to the fair market value for those services. In the case of Mr. Lee, his initial salary was based on a peer company review discounted to reflect the fact that he is also the Chairman of the Board, President and Chief Executive Officer of Tower, and to reflect the weighting of his total compensation package to annual and long term incentive compensation. Salaries will be determined annually for the 12 month period March 1 through February 28 in light of our financial performance for the prior year and the performance of the individual employee, as well as taking into account the factors mentioned above. Given the restrictions in connection with employment in Bermuda, for our Bermuda based employees, the compensation practices of other Bermuda based companies will likely be the most heavily weighted factor.

Annual Incentive Awards.   Annual incentive awards are given each year to senior executives. They are awarded for the following two reasons: (1) they are standard in the industry, and we desire and need to be competitive with the industry; and (2) such annual incentive awards are intended to drive superior performance in order to achieve our financial goals. Target awards are set to be competitive with similar positions in the industry and are set as a percentage of base salary. Because we commenced operations in April 2006, while target awards were established, the performance factors were not yet established, and bonus payments for 2006 were based on a review of the challenges each Named Executive Officer faced and resolved in 2006. However, we anticipate that, for 2007, performance factors will include growth and profitability of our business as well as other specific goals that we will establish for each Named Executive Officer. To the extent not established by an employment agreement, target awards are established by our Compensation Committee after receiving the recommendations of management and guidance from our compensation consultant. The determination of the size of the bonus actually payable to Mr. Lee is made by our Compensation Committee, and the determination of the size of the bonus actually payable to the other Named Executive Officers is made by the Compensation Committee upon consultation with, and recommendation by, Mr. Lee.

Bonuses with respect to 2006 were reviewed and approved for the Named Executive Officers by our Compensation Committee, after our 2006 audited financial statements were prepared and reviewed by our Audit Committee.

Long-Term Incentive Awards.   The third element of compensation is long-term equity grants. Our 2006 Long-Term Equity Compensation Plan, which was approved by Tower as our then sole shareholder in March 2006, provides for grants of options or restricted stock, or both, to officers and key employees. In April 2006, we awarded 1,126,166 options, with an exercise price of $10.00 per share, the offering price per share in our April 2006 private offering, as described in more detail below under “—2006 Long-Term

Equity Compensation Plan.”  An aggregate of 1,015,372 of the options were awarded to the Named Executive Officers. Our initial option awards were based on a compensation consultant’s recommendations regarding equity grants for start-up insurance organizations of similar size, but then were adjusted, with the number of options awarded to each recipient being modified based on a combination of the following factors: (1) the pay of the recipient; (2) the recipient’s duties at the Company; and (3) the significance of the recipient’s contributions to our formation. With respect to Tower’s employees who resigned their positions at Tower and joined us following the closing of the private offering in April 2006, we replaced the equity award compensation to which they were entitled at Tower and which they forfeited when they joined us. See also “—Employment Related Agreements” below. Grants are recommended for the other officers by our Chief Executive Officer after consultation with our compensation consultant and are ultimately made by our Compensation Committee.

In January and February 2007, the Compensation Committee approved additional grants of options to be granted at the time of pricing of the Initial Public Offering, at an exercise price per share equal to the offering price. The total value awarded pursuant to these grants was $2,139,226. The number of options awarded was based on a target value award for each recipient divided by the Black-Scholes value of an option, which was calculated based on the IPO’s $14.50 per share offering price. Accordingly, the Black-Scholes value was $4.667 per share. The target award value was based on a percentage of each recipient’s base salary, with the percentage varying according to the three factors enumerated above. That Committee also approved an option award for Richard M. Barrow, our newly hired chief accounting officer in April, 2007, with, again, the number award being based on the same formula. Accordingly, he received options to purchase 16,807 shares at $15.25 per share. We expect that the procedure for determining our subsequent option grants will become more refined and will be made annually for continuing employees. While the precise procedure and time of such grants have not yet been determined, such grants are likely to occur each year in February shortly after the release of our financial statements for the prior year.

The purpose of these equity grants is to align the interests of the executives receiving the grants with the long-term success of our company and our long-term shareholder value. To that end, the stock options we granted to date to certain officers of our company and our subsidiaries vest in installments over a period of three and a half years (or 42 months):  one-third after 14 months, one-third after 28 months and the remaining one-third after 42 months. All such options have a term of 10 years. All of the options we have granted to date are non-qualified stock options.

As a result of the options and restricted stock shares granted to date, we have substantially exhausted the number of shares available for issuance under our 2006 Long-Term Equity Compensation Plan. Our Board of Directors has recommended that 1,000,000 additional shares be made available for issuance under such plan, subject to shareholder approval.

Warrants Issued to Tower

Effective April 6, 2006, we issued ten-year warrants to Tower to purchase 1,127,000 of our common shares at an exercise price of $10.00 per share, which shares represent 3.5% of our common shares on a fully-diluted basis.  See “Certain Relationships and Related Transactions—Sponsor and Related Agreements.” Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings and the Chief Executive Officer of CastlePoint Management, is the largest shareholder of Tower and may be deemed to control it. Additionally, Messrs. Weiner and Beitz, executive officers and/or directors of us or our subsidiaries, are shareholders of Tower, since they were formerly employed by Tower before joining CastlePoint. The fair value of the warrants we issued to Tower as of their issuance was $4.6 million. For additional information about the warrants we issued to Tower, see note 7 “Capital Stock” to our audited financial statements as of and for the year ended December 31, 2006 and the period ended December 31, 2005 included in our 2006 Annual Report.

Employment Related Agreements

We have entered into employment agreements with Messrs. Lee, Doyle, Weiner and Beitz. The officers with whom we chose to enter into employment agreements fall into two general groups, although our reasons for entering into such agreements are similar. We entered into employment agreements with (1) those employees who previously worked at Tower, and (2) senior officers that were new hires for our company. For additional information about these employment agreements, see “—Employment Agreements” below. We considered it to be appropriate to offer employment agreements to the former employees that joined our company following the closing of our private offering in April 2006 because they relinquished employment with a larger, profitable insurance entity, and certain related compensatory arrangements, such as stock options to purchase Tower’s stock. To attract these employees to our company, we “made them whole” by offering them an employment agreement and replacing the equity award compensation they were entitled to at Tower, which they forfeited when they joined our company.

There are no separate change-in-control agreements or severance agreements between us and any of our officers, other than those provisions set forth in our employment agreements with certain of our Named Executive Officers.

As described above under Item 2 herein, “Shareholder Actions—2006 Long-Term Equity Compensation Plan,” our 2006 long-term equity compensation plan provides for the vesting of stock options upon the occurrence of certain events, including a change in control.

Perquisites and Other Benefits

All of our employees in Bermuda and our employee in the United States receive employee welfare benefits and retirement plans tailored for each country. In Bermuda, many coverages are mandated by law, and therefore, we have no control over such benefits. Severance plans are individual and are set forth in the employment agreements we entered into with certain of our Named Executive Officers. In addition, those of our employees who are based in Bermuda received a higher salary in 2006 and/or a cost of living adjustment. We are currently developing a comprehensive policy to address such perquisites, especially with respect to housing issues, for Bermuda employees. Until such policy is developed, we will pay for the monthly rental of residences for Messrs. Lee, Doyle, Beitz and Weiner in Bermuda, which are currently $12,000 for Mr. Lee, $9,500 for Mr. Doyle, $8,000 for Mr. Weiner and $8,500 for Mr. Beitz, as well as the related tax gross-up. Also, our employees working in Bermuda typically receive a number of paid roundtrip airline flights to and from their home country each year. In our experience, this is a standard competitive practice for Bermuda employers.

We also purchased a country club membership in Bermuda for use by employees and customers, although it must be in the name of one specified employee. Finally, until we complete the development of the above comprehensive policy, commencing January 1, 2007, employees paid from Bermuda who still maintain a U.S. residence will receive tax preparation, investment and financial planning services, which also are, we believe, standard for Bermuda-based employers. Finally, as part of our comprehensive compensation policy, the Compensation Committee and management are also reviewing the issue of tax equalization for U.S. residents who work in Bermuda.

Peer Group and Benchmarking

We are establishing the appropriate peer groups for compensation benchmarking purposes. With respect to our Bermuda employees, we plan to create a peer group of appropriate Bermuda-based reinsurance and Bermuda and U.S. based specialty insurance companies.

Tax Implications

Section 162(m) of the Code imposes conditions on the full deductibility by our U.S. subsidiaries of compensation in excess of $1 million. This section has no impact on CastlePoint Holdings or our other Bermuda subsidiaries. This section had no impact on the Company in 2006 and it is not expected to have any significant impact on the Company in 2007, to the extent the compensation levels other than from stock option exercises are likely to be below the $1 million figure, and any income from stock option exercises is fully deductible under the current requirements of Section 162(m). Options awarded under our 2006 Long-Term Equity Compensation Plan were intended to be exempt from Section 162(m) as qualifying performance-based compensation.

Role of Executive Officers in Executive Compensation

Our Compensation Committee approved the compensation arrangements for Messrs. Weiner, Doyle, and Beitz acting upon the recommendation of Mr. Lee, our Chairman of the Board and Chief Executive Officer. . Compensation of Mr. Lee was determined by our Compensation Committee after consultation with, and advice from, a compensation consultant.

SUMMARY COMPENSATION TABLE FOR 2006

Name and Principal Position	Year	Salary(3)		Bonus	Option Awards(6)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Michael H. Lee
Chairman of the Board
and Chief Executive
Officer of CastlePoint
Holdings(1)	2006	$173,321		$244,688	$735,840		$0	n/a	$0		$1,153,849
Gregory T. Doyle
President of Castle Point
Holdings	2006	$90,577		$35,156	$423,396	(7)	$0	n/a	$28,250	(4)	$577,379
Joel S. Weiner
Senior Vice President and
Chief Financial Officer of
CastlePoint Holdings	2006	$195,194		$99,000	$112,785		$0	n/a	$31, 658	(8)	$438,637
Joseph P. Beitz
President of Castle Point
Re	2006	$130,000		$79,500	$34,164		$0	n/a	$228,311	(9)	$471,775
Mark Dale
President of CastlePoint
Management(2)	2006	$221,731	(5)	$0	n/a		$0	n/a	$415,312	(10)	$637,043

       (1) Mr. Lee’s compensation reflects the fact that he is also the Chairman of the Board, President and Chief Executive Officer of Tower.

       (2) Mr. Dale resigned as the President of CastlePoint Management in December 2006.

       (3) Salaries are based on employment from April 1, 2006 through December 31, 2006.

       (4) Represents fees paid to Mr. Doyle during his service as one of our independent directors.

       (5) Includes a $75,000 sign-on bonus received by Mr. Dale.

       (6) Represents compensation cost of outstanding awards for 2006, as determined in accordance with FAS 123R. The value of stock options was based on a Black-Scholes value of $4.09 per share. Awards made in 2007 are not included in this table but may be found in the table on page 32.

       (7) Consists of (i) $23,369 in respect of 7,622 common shares issuable under options granted to Mr. Doyle during his service as one of our independent directors and (ii) $400,000. Mr. Doyle, in accordance with the offer letter we provided to him in October 2006, became entitled to receive a signing bonus of $400,000 in stock options. In January and February 2007, the compensation committee approved a grant to him of a number of stock options in an amount equal to that dollar value.,  See also “—Employment Agreements” below.

       (8) Consists of (i) the amount ($1,566) paid by us for group life insurance coverage, (ii) the amount ($15,000) of our company’s contribution under the 401(k) plan we sponsor, (iii) the amount ($10,000) of relocation expenses, (iv) the amount ($9,186) of cost of living adjustment in Bermuda, and (v) the amount ($906) of car allowance.

       (9) Reflects (i) relocation expenses for Bermuda of $10,000, (ii) the cost of a company paid country club membership which is in Mr. Beitz’ name of $85,000, although the country club is available for use by all employees and directors, (iii) $12,218 of expenses for trips home, (iv) Bermuda housing allowance of $76,500, (v) the amount ($4,685) of our company’s contribution under the 401(k) plan we sponsor, (vi) cost of living adjustment in Bermuda of $32,000, and (vii) transportation allowance of $7,908.

(10) Consists of (i) the amount ($272) paid by us for group life insurance coverage; (ii) the amount ($65,040) representing relocation expenses; and (iii) the amount ($350,000) representing severance pay in accordance with Mr. Dale’s employment offer letter. For more information, see “—Employment Agreements—Mark Dale” below.

GRANTS OF PLAN-BASED AWARDS IN 2006

Name	Grant Date(1)	All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Michael H. Lee	April 4, 2006	840,000		$10.00	$3,435,600
Gregory T. Doyle	April 4, 2006	7,622	(3)	$10.00	$31,174
Joel S. Weiner	April 4, 2006	128,750		$10.00	$526,588
Joseph P. Beitz	April 4, 2006	39,000		$10.00	$159,510
Mark Dale(4)	n/a	0		n/a	n/a

(1)          The compensation committee approved the grants in connection with our private offering at a meeting held on April 1, 2006, with an exercise price that would be same as the price of the common shares offered in the private offering. The private offering was completed on April 4 and 5, 2006.

(2)          The value of stock options was based on a Black-Scholes value of $4.09 per share.

(3)          Mr. Doyle received these shares during his service as one of our independent directors. See table below entitled “Director Compensation for 2006.” See also note 4 to the “Summary Compensation Table” above.

(4)          Mr. Dale resigned as the President of CastlePoint Management in December 2006.

GRANTS OF PLAN-BASED AWARDS IN 2007

Name	Grant Date(1)	Date of Meeting of Compensation Committee	All Other Stock Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3)
Michael H. Lee	March 22, 2007	February 24, 2007	104,858	$14.50	$489,373
Gregory T. Doyle	March 22, 2007	February 24, 2007	87,708	$14.50	$400,000
Joel S. Weiner	March 22, 2007	February 24, 2007	64,067	$14.50	$299,001
Joseph P. Beitz	March 22, 2007	February 24, 2007	38,462	$14.50	$179,501
Richard M. Barrow	April 30, 2007	April 30, 2007	16,807	$15.25	$82,500

(1)          The grant date was the day of the pricing of the IPO.

(2)          The exercise price was the offering price of our common shares pursuant to the IPO

(3)          The value of stock options was based on a Black-Scholes value of $4.667 per share, except for Mr. Barrow for whom the Black-Scholes value was $4.9086.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

	Option Awards			Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael Lee	0	840,000	(1)	0	$10.00	April 3, 2016
Gregory T. Doyle	0	7,622	(2)	0	$10.00	April 3, 2016
Joel S. Weiner	0	128,750	(1)	0	$10.00	April 3, 2016
Joseph P. Beitz	0	39,000	(1)	0	$10.00	April 3, 2016
Mark Dale(3)	0	0		0	n/a	n/a

(1)          Options will vest in installments over a period of three and a half years from the date of grant in April 2006.

(2)          Mr. Doyle received these shares during his service as one of our independent directors. These options vested on the first anniversary of the date of grant in April 2006. See table below entitled “Director Compensation for 2006.” See also note 5 to the “Summary Compensation Table” above.

(3)          Mr. Dale resigned as the President of CastlePoint Management in December 2006.

OPTION EXERCISES AND STOCK VESTED AS OF YEAR END 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael H. Lee	0	0	0	n/a
Gregory T. Doyle	0	0	0	n/a
Joel S. Weiner	0	0	0	n/a
Joseph P. Beitz	0	0	0	n/a
Mark Dale(1)	0	0	0	n/a

(1)          Mr. Dale resigned as the President of CastlePoint Management in December 2006.

PENSION BENEFITS

We maintain four separate defined contribution plans for our employees, all of which are managed externally: one plan for Bermudian employees (the Bermuda plan), one for non-U.S. and non-Bermudian employees (the non-resident plan), one for U.S. citizens based in Bermuda (a defined contribution employee pre-tax savings plan (401(k) plan)), and a defined contribution employee pre-tax savings plan 401(k) plan for U.S. Based employees. Employees are only eligible to join these plans on reaching age 23. For both the Bermuda plan and the non-resident plan, we match the employees’ contribution at 5% of the participant’s compensation. Our contribution vests over two years. For U.S. employees based in Bermuda, the 401(k) plan is available. Under that plan, we contribute 50% of each participant’s contribution up to 8% of the participant’s compensation.

As of December 31, 2006, we expensed $31,042 for our defined contribution retirement plans. We do not provide defined benefit pension plans for our employees.

BASE SALARIES FOR 2007

The Compensation Committee of our Board of Directors, has established the following annualized base salaries for the named executive officers for the period of March 1, 2007 through February 29, 2008:

Name	Base Salary
Michael H. Lee	$350,000 plus $50,000 cost of living adjustment in Bermuda
Gregory T. Doyle	$395,000 plus $55,000 cost of living adjustment in Bermuda
Joel S. Weiner	$315,000 plus $55,000 cost of living adjustment in Bermuda
Joseph P. Beitz	$235,000 plus $70,000 cost of living adjustment in Bermuda
Richard M. Barrow	$275,000 plus $40,000 cost of living adjustment in Bermuda

Mr. Lee’s salary reflects that he is also chairman, president and CEO of Tower Group, Inc.

NONQUALIFIED DEFERRED COMPENSATION

We do not offer any non-qualified deferred compensation plans to any person.

NON-EMPLOYEE DIRECTOR COMPENSATION

We reimburse all non-employee directors for expenses incurred to attend meetings of our Board of Directors or committees, and we pay each non-employee director a $1,750 fee for each board meeting attended, and a $1,500 fee for each committee meeting attended. In addition, we currently pay each non-employee director annual cash compensation of $25,000. We also currently pay the chair of our Audit Committee annual cash compensation of $10,000, and we pay all other committee chairs (with the exception of the Chairman of the Executive Committee, who did not receive any compensation for service in such capacity) annual cash compensation of $6,000. These figures may be revised pending an outside consultant’s recommendations regarding board compensation.

At the closing of the private offering, each of the three non-employee directors received an initial grant of 7,622 options to purchase our common shares with an exercise price equal to $10.00 per share, which award vested on April 4, 2007, the first anniversary of the grant. In 2007, each non-employee director at the time of the IPO received a grant of 1,724 restricted common shares (equivalent to the value of $25,000). These restricted common shares will also vest on the first anniversary of the grant. Based upon the recommendation of the outside compensation consultant, the Board of Directors subsequently determined to award the non-employee directors a total of $55,000 annually in restricted stock.. Accordingly, the non-employee directors will receive a supplemental grant of restricted shares for 2007 at the Board meeting accompanying the annual meeting. The number of shares awarded will be based on the price of our shares of stock at that time  The terms and conditions of the restricted common share grants are governed by the 2006 Long-Term Equity Compensation Plan described under “—2006 Long-Term Equity Compensation Plan” below.

In addition, William A. Robbie and Robert S. Smith, the two then non-employee directors, each received 21,427 stock options at the time of the IPO, which equaled approximately $100,000 in value employing the $4.667 per share Black-Scholes value. These stock options will vest in equal installments over three years, with one-third vesting after every 12 months. We do not expect such grants to re-occur on an annual basis.

DIRECTOR COMPENSATION FOR 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William A. Robbie	$76,250	0	$23,369	(2)	n/a	n/a	$0	$99,619
Robert S. Smith	$67,500	0	$23,369	(2)	n/a	n/a	$0	$90,869
Gregory T. Doyle(1)	$28,250	0	$23,369	(2)	n/a	n/a	$0	$51,619

(1)          The amounts reflected for Mr. Doyle represent compensation earned as an independent director. After Mr. Doyle commenced employment with us, he no longer received fees for his services as our director.

(2)          Represents compensation cost of outstanding awards for 2006, as determined in accordance with FAS 123R. The value of stock options was based on a Black-Scholes value of $4.09 per share. At December 31, 2006, each non-employee director held a total of 7,622 options to purchase our common shares at an exercise price of $10.00 per share. All such options will vest on the first anniversary of April 4, 2006, the date of grant.

OTHER POST-EMPLOYMENT PAYMENTS

We have no severance agreements or other post-employment payment arrangements that exist separately from any applicable provisions in any individual employment agreements as described below.

Employment Agreements

The following information summarizes the employment agreements for Michael H. Lee, our Chairman and CEO, Joel S. Weiner, our Chief Financial Officer and Senior Vice President, Joseph P. Beitz, the President of CastlePoint Re (effective November 1, 2006, and previously, its Executive Vice President and Acting President), and Gregory T. Doyle, the President and director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and a director of CastlePoint Re. The employment offer letter we provided in July 2006 to Mark Dale, who resigned as the President of CastlePoint Management in December 2006, and our consulting agreement and release with Mr. Dale are also described below. We do not currently maintain key man life insurance policies with respect to any of our employees.

Michael H. Lee.   Under Mr. Lee’s employment agreement, Mr. Lee has agreed to serve as our Chairman of the Board, President and CEO. Effective October 2006, Mr. Lee continues to serve as our Chairman of the Board and CEO, while Mr. Doyle has assumed the position of President of CastlePoint Holdings, together with the positions of the CEO (subsequently relinquished) and director of CastlePoint Re. Effective November 2006, Mr. Lee also became the CEO of CastlePoint Management and in January 2007, became the CEO of CastlePoint Insurance Company.

Mr. Lee’s term of service under this agreement continues until July 31, 2009, followed by automatic additional one-year renewal terms unless notice not to extend the term is provided by us or Mr. Lee at least one year prior to the end of the initial or any renewal term. We have agreed that Mr. Lee may also continue to serve simultaneously as the Chairman of the Board, President and CEO of Tower. Mr. Lee received an annual base salary of $245,000 and an annual incentive bonus, to be determined by the Compensation Committee, with the target annual bonus for 2006 being $245,000. Mr. Lee’s salary and target annual bonus are subject to review for increase at the discretion of our Compensation Committee; however, they cannot be decreased below $245,000 and $245,000, respectively. Mr. Lee may also participate in certain executive benefit plans, which may include a paid country club membership up to $10,000 annually and a monthly car allowance up to $1,000. Mr. Lee has received an option to purchase 840,000 of our common shares, at an exercise price of $10.00 per share. The options will vest in installments over a period of three and a half years and are subject to the terms and conditions of our 2006 Long-Term Equity Compensation Plan and an option agreement thereunder. Mr. Lee may also participate in our 2006 Long-Term Equity Compensation Plan and our other long-term incentive plans thereafter.

If Mr. Lee’s employment terminates due to disability or death, he or his designated beneficiary or administrator, as applicable, is entitled to accrued salary through the termination date and a prorated target annual bonus for the year of termination. Additionally, all of Mr. Lee’s equity-based awards will immediately vest and his stock options will remain exercisable for three years after the date his employment terminates (or until the last day of the stock option term, whichever occurs first).

If we terminate Mr. Lee’s employment agreement for cause, which includes gross negligence or gross misconduct, conviction of, or Mr. Lee’s pleading nolo contendere to, a crime involving moral turpitude or a felony, all of our obligations under the agreement cease. Mr. Lee will only be entitled to receive his accrued base salary and all outstanding stock-based awards are forfeited. If Mr. Lee voluntarily terminates his employment agreement with us without good reason and not due to death, disability or retirement, all of our obligations under the agreement cease, and Mr. Lee will be entitled to receive his accrued base salary plus a prorated target annual bonus for the year of termination. In the case of voluntary termination, Mr. Lee will have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All Mr. Lee’s unvested equity awards will be forfeited.

If we terminate Mr. Lee’s employment without cause or if Mr. Lee terminates his employment with good reason, as defined in the employment agreement, then Mr. Lee is entitled to (1) his accrued base salary and a prorated target bonus for the year of termination, (2) a cash severance payment equal to 300% of the sum of his annual base salary and the average annual bonus paid to him within the preceding three years or, if none, the most recent target annual bonus opportunity, (3) the continuation of life, accident and health insurance coverage for three years and (4) at least three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All of Mr. Lee’s unvested equity-based awards will be forfeited.

If we terminate Mr. Lee’s employment agreement without cause, or if Mr. Lee terminates his employment with good reason, in anticipation of, or within the 24-month period following, a change in control, as defined in the employment agreement, Mr. Lee is entitled to receive the foregoing benefits and is also entitled to immediate vesting of his previously unvested stock awards. The employment agreement also provides for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans in connection with a change in control of our company result in the imposition of a golden parachute excise tax under Section 4999 of the Code.

If Mr. Lee retires, he receives his accrued base salary, a prorated target bonus for the year of termination, applicable retiree benefits, if any, and his vested stock options will remain exercisable for the full option term. All of Mr. Lee’s unvested equity-based awards will be forfeited. Mr. Lee will be eligible to retire for purposes of his employment agreement upon attainment of age 55 with 15 years of combined service with Tower and CastlePoint. For this purpose, Mr. Lee’s service with Tower prior to our private offering in April 2006 will be combined with his service with us following the private offering. If Mr. Lee retires on or after age 62, he will receive the foregoing amounts and, in addition, his equity-based awards will become vested and his stock options will be exercisable for the full option term.

Mr. Lee is also subject under the terms of his employment agreement to non-competition covenants in Bermuda and the states of New York and New Jersey and to non-solicitation and non-interference covenants for a period of three years after termination of employment, along with ongoing confidentiality and non-disclosure requirements. The non-compete provision does not prohibit Mr. Lee from working for Tower and its affiliates after termination of his employment with us.

Gregory T. Doyle.   Mr. Doyle has entered into an employment agreement with us dated as of January 16, 2007, pursuant to which he has agreed to serve as the President of each of CastlePoint Holdings, Ltd., CastlePoint Management and CastlePoint Insurance Company, effective October 19, 2006. The term of service under the employment agreement of Mr. Doyle will continue for a period of eighteen months from the effective date, followed by automatic additional one-year renewal terms unless a notice not to extend the term is provided by us or Mr. Doyle at least six months prior to the end of the initial or any renewal term. Mr. Doyle receives an annual total salary of $450,000, and an annual performance bonus, to be determined by our Compensation Committee in its discretion, with a target bonus equal to 37.5% of his annual base salary. Mr. Doyle’s salary and target annual bonus are subject to review for increase at least annually at the discretion of the Compensation Committee; however, they cannot be decreased below the salary and target bonus percentage stated above. Mr. Doyle’s bonus for 2006 was pro-rated to reflect two and one-half months of employment.

At the time Mr. Doyle served as one of our non-employee directors, Mr. Doyle received an option to purchase 7,622 of our common shares, at the exercise price of $10.00 per share, which options vested on the first anniversary of the date of grant and are subject to the terms and conditions of our 2006 Long-Term Equity Compensation Plan and an option agreement thereunder. Under his employment agreement, Mr. Doyle is entitled to receive a grant of additional stock options valued by our compensation committee at $400,000, with the exercise price per share to be determined as of the date such grant is awarded to Mr. Doyle. On January 16, 2007, our Compensation Committee approved the grant to Mr. Doyle, to be granted at the time of the Initial Public Offering   of an option to purchase our common shares, with an exercise price equal to the offering price per share, as set forth above under “—Compensation—Grants of Plan-Based Awards in 2007.” These options will have a term of ten years, will vest in installments over a period of three and a half years, and will be subject to the terms and conditions of our 2006 Long-Term Equity Compensation Plan and an option agreement thereunder.

In addition, to the extent not duplicative of the specific benefits provided to Mr. Doyle pursuant to his employment agreement, he will be eligible to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided generally to other senior officers of our company. In particular, Mr. Doyle is entitled to receive annual equity awards of 37.5% of Mr. Doyle’s annual base salary, as determined by our Compensation Committee. Any options to be granted to Mr. Doyle will be subject to the terms and conditions of our 2006 Long-Term Equity Compensation Plan and an option agreement thereunder, and the exercise price per share will be not less than 100% of fair market value of our common shares on the grant date.

If the employment of Mr. Doyle terminates due to disability or death, the designated beneficiary or administrator, as applicable, of Mr. Doyle is entitled to accrued salary through the termination date and a prorated target annual bonus for the year of termination. Additionally, all equity-based awards of the terminated employee will immediately vest and their stock options will remain exercisable for three years after the date employment terminates (or until the last day of the stock option term, whichever occurs first).

If we terminate the employment of Mr. Doyle for cause, which includes gross negligence or gross misconduct, conviction of, or pleading nolo contendere to, a crime involving moral turpitude or a felony, all of our obligations under the agreement cease. Following such termination, Mr. Doyle will only be entitled to receive his accrued base salary and all outstanding equity-based awards will be forfeited.

If Mr. Doyle voluntarily terminates his employment agreement with us without good reason and not due to death, disability or retirement, all of our obligations under the agreement will cease, and Mr. Doyle will be entitled to receive accrued base salary. In addition, Mr. Doyle would have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All unvested equity-based awards will be forfeited.

If we terminate the employment of Mr. Doyle without cause or if Mr. Doyle terminates his employment with good reason, as defined in the employment agreement, Mr. Doyle will be entitled to (1) accrued salary through the termination date; (2) a severance payment equal to 150% of his annual base salary and target annual bonus for the year of termination; (3) the continuation of health and welfare benefits for eighteen months; and (4) three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. If we terminate Mr. Doyle’s employment agreement without cause, or Mr. Doyle terminates his employment with good reason, in anticipation of, or within the 24-month period following, a change in control as defined in the employment agreement, he is entitled to receive the foregoing benefits and is also entitled to immediate vesting of his previously unvested equity-based awards. The employment agreement also provides for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans in connection with a change of control of our company result in the imposition of a golden parachute excise tax under Section 4999 of the Code.

If Mr. Doyle retires, he receives his accrued base salary through the termination date, applicable retiree benefits, if any, and his equity-based awards become vested and stock options will remain exercisable for the full option term. Mr. Doyle will be eligible to retire for purposes of his employment agreement upon attainment of age 62.

Mr. Doyle is also subject under the terms of his employment agreement to non-competition provisions in Bermuda and the states of New York and New Jersey and non-solicitation and non-interference covenants for a period of eighteen months after the termination of his employment, along with ongoing confidentiality and non-disclosure requirements. The non-compete provision does not prohibit Mr. Doyle from working for Tower and its affiliates after termination of employment with us.

Joel S. Weiner and Joseph P. Beitz.   Mr. Weiner has entered into an employment agreement with us pursuant to which he has agreed to serve as our Senior Vice President and Chief Financial Officer. Mr. Beitz has entered into an employment agreement with CastlePoint Re pursuant to which he agreed to serve initially as its Executive Vice President and Acting President and, upon the hiring of a President by CastlePoint Re, to serve as Executive Vice President, Marketing of CastlePoint Re. Mr. Beitz has served as the President of CastlePoint Re since November 1, 2006.

Mr. Beitz previously entered into an employment agreement with CastlePoint Management to serve as its President, and Mr. Robert Hedges previously entered into an employment agreement with CastlePoint Re to serve as its President and Chief Underwriting Officer. However, in May 2006, Mr. Hedges resigned from CastlePoint Re for personal reasons. Mr. Hedges has returned to CastlePoint, as an underwriter employed by CastlePoint Management, in January 2007. The previous employment agreements of Messrs. Beitz and Hedges have been terminated.

The term of service under the agreements of each of Messrs. Weiner and Beitz continues for one year, from April 4, 2006, followed by automatic additional one-year renewal terms unless a notice not to extend the term is provided by us or the employee at least three months prior to the end of the initial or renewal term. Messrs. Weiner and Beitz received a minimum annual base salary of $276,000, $195,000 respectively, and an annual incentive bonus, to be determined by the Compensation Committee, with a target bonus of 30% and 30%, respectively, of the annual base salary. Each salary and target annual bonus are subject to review for increase at the discretion of the Compensation Committee, however, they cannot be decreased below the salaries and target bonus percentages stated above. Messrs. Weiner and Beitz have each received an option to purchase 128,750 and 39,000 respectively, of our common shares at an exercise price of $10.00 per share. The options will vest in installments over a period of three and a half years and are subject to the terms and conditions of our 2006 Long-Term Equity Compensation Plan and an option agreement thereunder. Each of Messrs. Weiner and Beitz may also participate in our 2006 Long-Term Equity Compensation Plan and our other long-term incentive plans thereafter.

If the employment of any of Messrs. Weiner and Beitz terminates due to disability or death, the designated beneficiary or administrator, as applicable, of the terminated employee is entitled to accrued salary through the termination date and a prorated target annual bonus for the year of termination. Additionally, all equity-based awards of the terminated employee will immediately vest and their stock options will remain exercisable for three years after the date employment terminates (or until the last day of the stock option term, whichever occurs first).

If we terminate the employment of any of Messrs. Weiner and Beitz for cause, which includes gross negligence or gross misconduct, conviction of, or pleading nolo contendere to, a crime involving moral turpitude or a felony, all of our obligations under the agreement cease. The terminated employee will only be entitled to receive his accrued base salary and all outstanding equity-based awards will be forfeited.

If any of Messrs. Weiner and Beitz voluntarily terminates their employment agreement with us without good reason and not due to death, disability or retirement, all of our obligations under the agreement will cease, and the terminated employee will be entitled to receive accrued base salary plus a prorated target annual bonus for the year of termination. In the case of voluntary termination, the terminated employee will have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All unvested equity-based awards will be forfeited.

If we terminate the employment of any of Messrs. Weiner and Beitz without cause or if any of them terminates his employment with good reason, as defined in the employment agreement, then the terminated employee is entitled to (1) his accrued base salary and a prorated target annual bonus for the year of termination, (2) a cash severance payment equal to 50% (100% if the employee has been employed at least three years with Tower and us when his employment terminates) of the sum of his annual base salary and his target annual bonus, (3) the continuation of health and welfare benefits for six months (one year if the employee has been employed at least three years with Tower and us when his employment terminates) and (4) three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options.

All unvested equity-based awards will be forfeited. If we terminate the employment agreement without cause, or if any of Messrs. Weiner and Beitz terminates his employment with good reason, or in anticipation of, or within the 24-month period following, a change in control as defined in the employment agreement, the terminated employee is entitled to receive the foregoing benefits and is also entitled to immediate vesting of his previously unvested equity-based awards. The employment agreements also provide for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans in connection with a change of control of our company result in the imposition of a golden parachute excise tax under Section 4999 of the Code.

If any of Messrs. Weiner and Beitz retires, each receives his accrued base salary through the termination date, applicable retiree benefits, if any, and his equity-based awards become vested and stock options will remain exercisable for the full option term. Messrs. Weiner and Beitz will be eligible to retire for purposes of their respective employment agreements upon attainment of age 62.

Messrs. Weiner and Beitz are also subject under the terms of their respective employment agreements to non-competition provisions in Bermuda and the states of New York and New Jersey and non-solicitation and non-interference covenants for a period of six months after the termination of their employment (or one year if employed by Tower and us for at least three years and if the executive receives severance payments), along with ongoing confidentiality and non-disclosure requirements. The non-compete provision does not prohibit the executives from working for Tower and its affiliates after termination of employment with us.

Mark Dale.   Mr. Dale resigned as President of CastlePoint Management in December, 2006. In July 2006, we hired Mark Dale to serve as the President of CastlePoint Management, with a minimum annual base salary of $350,000, a one-time signing bonus of $75,000 and an annual target bonus of 30% of the base salary. We also offered Mr. Dale an opportunity to participate in our 2006 Long-Term Equity Compensation Plan and, upon approval of our Compensation Committee, a grant of restricted shares valued at $150,000. Other benefits we offered to Mr. Dale included a reimbursement of relocation expenses of up to $35,000, and severance equal to twelve (12) months’ salary in the event Mr. Dale’s employment is terminated for reasons other than based upon performance issues or for cause (defined as material violation of employment policy, fraudulent or criminal behavior or insubordination). Mr. Dale accepted employment with us; however, he subsequently resigned as the President of CastlePoint Management in December 2006, and in connection with such resignation, Mr. Dale will receive a total of $350,000 in accordance with his employment offer letter, as described in the next paragraph.

In January 2007, CastlePoint Management entered into a consulting agreement and release with Mr. Dale, pursuant to which he has agreed to resign all directorships and officerships with CastlePoint Management effective December 7, 2006, and serve in an advisory role to CastlePoint Management during the period of December 10, 2006 through March 31, 2007. Pursuant to this agreement, Mr. Dale agreed to make himself reasonably available for at least twenty hours per week to provide advice and counsel as requested by CastlePoint Management regarding specialty program insurance business marketing and underwriting. Mr. Dale is entitled to receive his annual base salary and all employee benefits through March 31, 2007, and also payments of $125,092.96 on April 15, 2007 and June 30, 2007. Under the terms of the consulting agreement and release, Mr. Dale is subject to confidentiality provisions and a non-solicitation covenant for a period of approximately twelve months. In addition, Mr. Dale has agreed to acknowledge full and complete satisfaction of, and release and discharge CastlePoint Management, its subsidiaries and affiliates from, any claims, except for claims against CastlePoint Management in connection with the consulting and release agreement with Mr. Dale or claims for benefits under employee benefit programs or worker compensation programs. Mr. Dale also has agreed that he will not file any charge, complaint, claim or lawsuit of any kind in connection with any claim released under the consulting agreement and release.

2006 Long-Term Equity Compensation Plan

Our Board and Tower, as our sole shareholder at the time, approved our 2006 Long-Term Equity Compensation Plan in February 2006 (the “Plan”). The Plan is intended to advance our interests and those of our shareholders by providing a means to attract, retain and motivate employees and directors upon whose judgment, initiative and efforts and our continued success, growth and development is dependent. The Compensation Committee administers the Plan and makes all decisions with respect to the Plan. The Compensation Committee is composed solely of independent directors. The persons eligible to receive awards under the Plan include our directors, officers, employees and consultants and those of our subsidiaries.

The Plan provides for the grant to eligible employees, directors and consultants of stock options, stock appreciation rights, restricted shares, restricted share units, performance awards, dividend equivalents and other share-based awards.

The Compensation Committee selects the recipients of awards granted under the Plan and determines the dates, amounts, exercise prices, vesting periods and other relevant terms of the awards. Option awards may be either incentive stock awards or non-qualified stock options. Stock appreciation rights may be issued in tandem with stock options or on a free-standing basis and may be settled in cash or by the delivery of common shares. The maximum number of shares currently reserved for issuance under the Plan is 1,735,021 common shares, but the maximum number of shares with respect to which awards of performance awards, restricted shares, restricted share units and other awards may be issued is 1,500,000 shares and the maximum number of shares with respect to which awards of incentive stock options may be issued is 1,500,000. In addition, the maximum number of shares with respect to which options, stock appreciation rights and restricted stock awards may be issued during a calendar year to any eligible employee is 500,000 for which section 162(m) treatment is applicable, respectively, and the maximum number of shares with respect to which restricted stock units, performance shares and other awards may be issued during a calendar year to any eligible employee is 250,000, respectively, and the maximum cash award that may be awarded in any one year to any one employee is $5 million. The maximum amount of dividends paid in respect of awards or dividend equivalents is $300,000 during a calendar year. The Plan contains provisions intended to make it easier for awards to the CEO and the four most highly compensated officers when ranked by pay to comply with exceptions to the $1 million dollar annual limit under Section 162(m) of the Code on the deductibility of compensation paid to such officers to the extent applicable.

At the closing of our private offering in April 2006, we granted the following options to purchase our common shares with an exercise price of $10.00 per share: options to purchase 840,000 of our common shares granted to Mr. Lee, representing 2.6% of our outstanding common shares on a fully-diluted basis; and options to purchase approximately 286,166 shares granted to our non-employee directors (including Mr. Doyle, who served as one of our three non-employee directors at the time of such grant) and certain officers of our company and our subsidiaries (including option awards to Messrs. Weiner, Beitz and Dulligan described above, and an award of 43,500 options to Mr. Hedges which he subsequently forfeited upon resignation from CastlePoint Re), representing in the aggregate 0.9% of our outstanding common shares on a fully-diluted basis.

In addition, in January and February 2007, the Compensation Committee approved additional options that were issued at the time of our IPO, and the Compensation Committee granted options to a new employee in April, 2007. See table entitled “Grants of Plan-Based Awards in 2007” under “—Compensation” above.

The Compensation Committee determines the pricing of awards granted under the plan as of the date the award is granted. Stock option and stock appreciation rights have an exercise price or grant price equal to fair market value on the date of grant of an award. The Compensation Committee determines the vesting schedule of awards granted under the plan. Recipients of awards may exercise awards at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant. Awards are generally not transferable by the recipient during the recipient’s life. Awards granted under the plan are evidenced by either an agreement that is signed by us and the recipient or a confirming memorandum issued by us to the recipient setting forth the terms and conditions of the awards. The Compensation Committee may allow a participant to defer receipt of amounts that would otherwise be provided to a participant under the Plan. Award recipients and beneficiaries of award recipients have no right, title or interest in or to any shares subject to any award or to any rights as a shareholder, unless and until shares are actually issued to the recipient. Upon the occurrence of a change of control, as defined in the Plan, all outstanding options and stock appreciation rights become exercisable, restrictions on restricted stock awards, restricted stock units or other awards lapse and performance shares and other awards (if performance based) are deemed earned at the target level.

The Plan does not affect any other incentive compensation plan we adopt and does not preclude us from establishing any other incentive compensation plans for our directors, officers, employees or consultants.

The Plan will terminate only after all shares subject to the Plan have been purchased or acquired according to the Plan’s provisions. However, an incentive stock option may not be granted after ten years from the date of its initial adoption by our Board.

For more information regarding the Plan, please see “Shareholder Actions—Approval of Additional Shares for the 2006 Long-Term Equity Compensation Plan on page 16 of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our independent directors are, and we expect that they will continue to be, the only members of our Compensation Committee. With the exception of Michael H. Lee, who is a member of the boards of directors of both our company and Tower, none of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee. Mr. Gregory T. Doyle was previously a director of Tower and on the compensation committee of Tower until his resignation in April 2006 when he joined the CastlePoint Board of Directors. From April 2006 to October 2006, Mr. Doyle was a member of the compensation committee, as well as nominating and corporate governance committee and audit committee of our Board of Directors. Since October 2006, Mr. Doyle has been the President of our company, and remains a director of our company, but is no longer a member of the Compensation Committee, Nominating and Corporate Governance Committee or Audit Committee of our Board.

RELATED PARTY TRANSACTIONS INCLUDING TRANSACTIONS WITH TOWER GROUP, INC.

We were incorporated on November 16, 2005. In connection with our formation and capitalization, we issued 2,555,000 of our common shares, representing at the time of the issuance 100% of our outstanding common shares, to Tower in consideration of its investment of $15.0 million in us. The common shares held by Tower currently represent 6.6% of our outstanding common shares. We also issued, effective April 6, 2006, ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share, which shares represent 2.7% of our common shares on a fully-diluted basis. . The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, currently represent 9.0% of our outstanding common shares on a fully-diluted basis. All of Tower’s warrants will expire in 10 years from the date of issuance. To the extent Tower exercises all or part of its warrants, our common shares issued upon such exercise will be subject to “lock-up” restrictions preventing transfer by Tower of any such shares for three years from the date of issuance of such warrants. Tower incurred on our behalf specific operating costs in the first quarter of 2006 in the amount of $0.3 million, although this amount does not reflect the full value of Tower’s sponsorship of CastlePoint. The warrants were issued to Tower in recognition of the full value received from Tower as our sponsor, which included the development of our business strategy, the development of the private offering to raise initial funds for our operations, and the transfer of certain executives to us. The 1,127,000 common shares issuable upon exercise of the warrants represent 2.7% of our common shares outstanding on a fully diluted basis, and such number of shares is what we believed would be an acceptable percentage of common shares to grant to Tower upon exercise of the warrants to compensate Tower for its contributions to us.

As described elsewhere, Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings and the Chief Executive Officer of each of CastlePoint Management and CastlePoint Insurance Company, is also Chairman of the Board, President and Chief Executive Officer of Tower. In addition, we or our subsidiaries entered into  a number of business agreements with Tower, described below, and entered into employment agreements with Michael H. Lee; Gregory T. Doyle, the President and director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and a director of CastlePoint Re; Joel S. Weiner, the Chief Financial Officer, Senior Vice President and director of CastlePoint Holdings, CastlePoint Management, CastlePoint Re and CastlePoint Insurance Company; and James Dulligan, Vice President and Controller, and director of CastlePoint Management, and Vice President, Treasurer and Controller of CastlePoint Insurance Company. We also granted to Messrs. Lee, Weiner and Beitz certain other officers and employees options under our 2006 long-term equity compensation plan. Additional information concerning the employment agreements and the options granted to these persons is set forth in the section captioned “Management—Compensation.”

Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings and the Chief Executive Officer of CastlePoint Management, is also Chairman of the Board, President and Chief Executive Officer of Tower. Mr. Lee purchased 500,000 of our common shares in the private offering, at $10.00 per share, for investment purposes and an additional 144,138 shares, either directly or indirectly, at $14.50 per share at the time of the IPO. Gregory T. Doyle, also purchased 5,000 common shares offered in the private offering at $10.00 per share, for investment purposes. Further, Joel S. Weiner purchased 25,000 of our common shares offered in the private offering, at $10.00 per share, for investment purposes, and 7,200 shares at the IPO at $14.50 per share. Mr. Beitz purchased 7,000 shares at the IPO for $14.50 per share. In addition, certain other members of our management team and certain other persons who have a relationship with our company or our management also purchased an aggregate of 602,000 common shares in the private offering. The common shares purchased by each of our directors and executive officers are subject to a lock-up agreement.

CastlePoint Management employs Mrs. Helen H. Lee, the wife of Michael H. Lee, who is a licensed insurance agent, as a part-time employee in connection with the services that CastlePoint Management has agreed to provide under the program management agreements with Tower and certain of its subsidiaries. Mrs. Lee also is an employee of Tower.

In December 2006, we purchased $40 million of non-cumulative convertible perpetual preferred stock of Tower and entered into a registration rights agreement with Tower, pursuant to which Tower granted CastlePoint Re registration rights with respect to both the non-cumulative convertible perpetual preferred stock and the common stock into which the non-cumulative convertible perpetual preferred stock may be converted. The non-cumulative convertible perpetual preferred stock was subsequently redeemed by Tower in January 2007 for $40 million plus accrued dividends.

The headquarters of CastlePoint Management and CastlePoint Insurance Company in New York are sub-leased from Tower at cost.

On December 4, 2006, we purchased CastlePoint Insurance Company, our U.S. licensed insurance company, from Tower for its then statutory surplus plus $350,000.

We have granted registration rights to Tower and to FriedmanBillingsRamsey for its benefit and the benefit of the investors in the private offering. In accordance with our obligations under the related registration rights agreement, we filed with the SEC a shelf registration statement (No. 333-134628) that provides for the resale of our common shares sold in the private offering. That shelf registration statement declared effective June xx, 2007.

During 2006, the Company entered into a number of agreements with Tower, which are described below:

We entered into a master agreement with Tower and certain of its subsidiaries, pursuant to which we agreed to cause certain of our subsidiaries, after they are incorporated or acquired, as the case may be, to enter into certain reinsurance agreements and pooling agreements as soon as practicable after any required regulatory approvals and third party consents are obtained. Pursuant to the master agreement, CastlePoint Re initially entered into three traditional quota share reinsurance agreements with Tower’s insurance companies, and CastlePoint Management also entered into a service and expense sharing agreement with Tower and certain of its subsidiaries, and a program management agreement with Tower’s insurance companies.

Pursuant to the master agreement, CastlePoint Re or CastlePoint Management initially in April 2006, entered into the following agreements and arrangements with Tower:

•       an amended and restated brokerage business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

•       an amended and restated traditional program business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

•       an amended and restated specialty program business and insurance risk-sharing business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

•       a service and expense sharing agreement between CastlePoint Management and Tower and certain of its subsidiaries, pursuant to which we can purchase from them insurance company services at cost and market these services to our program underwriting agents on an unbundled basis. We share with Tower 50% of the profits and losses generated from these services; and

•       a program management agreement between CastlePoint Management and Tower Insurance Company of New York and Tower National Insurance Company whereby CastlePoint Management was appointed to perform certain underwriting and claims services with respect to the specialty program business and insurance risk-sharing business, such as soliciting, underwriting, quoting, binding, issuing and servicing of insurance policies. In circumstances where CastlePoint Management cannot fully perform these functions on its own, CastlePoint Management plans to delegate authority to the program underwriting agents or to purchase services from Tower under the service and expense sharing agreement.

The service and expense sharing agreement and the program management agreement that CastlePoint Management initially entered into were amended to provide for an agreement for services rendered to CPM by TICNY and for services rendered to TICNY by CPM.

In addition, CastlePoint Re currently reinsures 50% of the ceded first property excess of loss layer, 30% of the ceded second property excess of loss layer and 50% of the ceded first multi-line excess of loss layer under Tower’s 2007 property and casualty excess of loss reinsurance agreements. Further, CastlePoint Re participated as of July 1, 2006 as a reinsurer in a property catastrophe excess of loss reinsurance agreement with two of Tower’s insurance companies at a level of 30% of the first three layers of that agreement.

Pursuant to the master agreement, we also entered into the following pooling agreements and pool management agreements with Tower Insurance Company of New York, subject to required regulatory approvals:

•       a brokerage business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York;

•       a traditional program business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York; and

•       a specialty program business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York.

•       a brokerage business pool management agreement between CastlePoint Insurance Company and Tower Insurance Company of New York;

•       a traditional program business pool management agreement between CastlePoint Insurance Company and Tower Insurance Company of New York; and

•       a specialty program business pool management agreement between CastlePoint Insurance Company and Tower Insurance Company of New York.

In May 2007, in lieu of these pooling agreements and related pool management agreements, we and Tower agreed to implement, subject to regulatory approval, alternative insurance risk-sharing arrangements for the brokerage business, traditional program business and specialty program business, which consists of the following agreements: (1) a business management agreement whereby Tower Risk Management Corp. will manage CastlePoint Insurance Company with respect to brokerage business written  through CastlePoint Insurance Company; (2) use of the existing program management agreements by which CastlePoint Management Corp. will manage traditional and specialty program business written through Tower insurance company subsidiaries; (3) three sets of mutual aggregate excess of loss reinsurance agreements whereby CastlePoint Insurance Company will reinsure Tower insurance company subsidiaries for the three types of business and Tower insurance company subsidiaries will reinsure CastlePoint Insurance Company for a specified percentage of losses above a specified loss ratio; and (4) CastlePoint Insurance Company will become an assuming reinsurer (with CastlePoint Re) under the existing brokerage business quota share reinsurance agreement.

In addition, the master agreement contemplated that, subject to obtaining any required regulatory approvals and third party consents, CastlePoint Insurance Company and Tower would enter into any necessary policy transfer agreements in order for CastlePoint Insurance Company to write the traditional program business that Tower has historically written and for CastlePoint Re to become a reinsurer under an assumed quota share reinsurance agreement between Tower and Accident Insurance Company. CastlePoint Re is a reinsurer under that assumed reinsurance treaty effective April 1, 2006.

Further, we and Tower agreed that, with respect to any insurance companies Tower may acquire during the term of our master agreement, subject to the receipt of any necessary regulatory approvals, if Tower desires to cause these insurance companies to effect loss portfolio transfers, we will have a right of first refusal to assume such companies’ historical losses pursuant to a loss portfolio transfer agreement, which must be on mutually acceptable market competitive terms.

The total amount of payments from the Company to Tower in 2006 pursuant to the foregoing agreements are set forth in detail in note 3 to the 2006 financial statements starting at page 98 of the attached annual report for 2006.

SECTION 16 REPORTING COMPLIANCE

This is inapplicable for 2006, as we were not subject to the requirements of Section 16 prior to our IPO, which occurred on March 22, 2007.

Appendix “A”

CASTLEPOINT HOLDINGS, LTD.

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF CASTLEPOINT HOLDINGS, LTD.

This Charter of the Audit Committee (this “Charter”) has been adopted by the Board of Directors (the “Board”) of CastlePoint Holdings, Ltd. (the “Company”). The Audit Committee (the “Committee”) shall review and reassess this Charter annually and recommend any proposed changes to the Board for approval.

A.   Membership

1.                Number and Qualifications:   The Committee shall consist of the number of independent directors that are members of the Board, which shall be fixed from time to time by the Board, but shall be no fewer than three (3) directors. Each Committee member shall meet the independence requirements of The NASDAQ Stock Market and of the United States Securities and Exchange Commission (the “SEC”), as determined by the Board, and any other requirements set forth in applicable laws, rules and regulations. All Committee members shall in the judgment of the Board have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one (1) Committee member shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background, which results in such member’s financial sophistication.  At least one (1) Committee member shall in the judgment of the Board be an “audit committee financial expert” as such term is defined by the SEC. No Committee member shall have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the three (3) years prior to the proposed appointment of such member to the Committee.

2.                Appointment and Removal:   Committee members shall be appointed annually by a majority vote of the Board on the recommendation of the Nominating and Corporate Governance Committee. Each prospective Committee member shall carefully evaluate existing time demands before accepting Committee membership. The Committee members may be removed, with or without cause, by a majority vote of the Board.

The Committee shall include a Committee Chair. The Committee Chair shall be appointed by a majority vote of the Board. The Committee Chair shall be entitled to chair all regular sessions of the Committee, add topics to the agenda, and cast a vote to resolve any ties. In the absence of the Committee Chair, the majority of the members of the Committee present at a meeting shall appoint a member to preside at the meeting.

3.                Compensation:   No member of the Committee shall receive compensation other than (i) director’s fees for service as a director of the Company, including reasonable compensation for serving on the Committee and (ii) a pension or similar compensation for prior service with the Company, provided that such compensation is not contingent on continued or future service to the Company.

B.   Purpose

The purpose of the Committee is to assist the Board in its oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including (i) the quality and integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the Company’s internal audit functions and independent auditors, as well as other matters which may come before it as directed by the Board. In fulfilling its purpose, the Committee shall maintain free and open communication with the Company’s independent auditors, internal auditors and management.

C.   Duties and Responsibilities

In furtherance of its purpose, the Committee shall have the following duties and responsibilities:

Financial Statement and Disclosure Matters

1.                To review major issues regarding accounting principles, policies, practices and judgments and financial statement presentations, including (i) any significant changes to the Company’s selection or application of accounting principles, (ii) the adequacy and effectiveness of the Company’s internal control over financial reporting and (iii) any special audit steps adopted in light of control deficiencies.

2.                To discuss with management and the independent auditors the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” together with the results of the independent auditor’s annual audit or interim financial review and any report or annual required actuarial opinion rendered in connection therewith, as the case may be, prior to filing or distribution.

3.                If the Company becomes a publicly traded company in the United States, to recommend to the Board whether the audited financial statements and accompanying notes should be included in the Company’s annual report on Form 10-K.

4.                If the Company becomes a publicly traded company in the United States, to prepare and approve the audit committee report required to be included in the Company’s annual proxy statements pursuant to the proxy rules promulgated by the SEC or, if the Company does not file a proxy statement, in the Company’s annual report.

5.                To discuss with the independent auditors reports from management and the independent auditors regarding (i) all critical accounting policies and practices used by the Company, (ii) all material alternative accounting treatments within GAAP that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatment preferred by the accounting firm and (iii) other material written communications between the accounting firm and management.

6.                To discuss with management and the independent auditors the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles and underlying estimates in its financial statements.

7.                To review the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

8.                To review the type and presentation of information to be included in the Company’s earnings press releases, paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information, as well as review and discuss earnings press releases and any financial information and earnings guidance provided to analysts and rating agencies.

9.                To discuss periodically with the Company’s CEO and CFO (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, (ii) any significant changes in internal controls, including internal control over financial reporting, or other factors that could significantly affect such internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses and (iii) any fraud involving management or other employees who have a significant role in the Company’s internal controls.

10.         To discuss with management and the independent auditors the Company policies with respect to risk assessment and risk management and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments with could materially impact the Company’s contingent liabilities and risks. To discuss with the appropriate officers of the Company the major financial risk exposures of the Company and the steps management has taken to monitor and control such exposures.

11.         To review the internal control reports of management prepared pursuant to the rules and regulations of the SEC promulgated under the Sarbanes-Oxley Act of 2002 prior to filing with the SEC if the Company becomes a publicly traded company in the United States.

Oversight of the Company’s Relationship with the Independent Auditor

12.         To appoint (subject to shareholder ratification), retain, compensate, evaluate and oversee the independent auditors engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and to resolve any disagreements between management and the independent auditors.

To approve in advance, or, in the alternative, to establish and periodically review pre-approval policies and procedures for all audit engagement fees and terms, including the retention of the independent auditors for any significant permissible non-audit engagement or relationship. To have direct responsibility for the oversight of the independent auditors. The Committee shall inform each registered public accounting firm performing work for the Company that such firm shall report directly to the Committee. The Committee may terminate the independent auditors in its sole discretion (subject to shareholder ratification).

13.         To consider, on an annual basis, the independence of the independent auditors by (i) discussing with the independent auditors any disclosed relationships between the auditors and the Company or any other relationships that may adversely affect the objectivity or independence of the independent auditor, (ii) discussing with the independent auditors any services provided to the Company or any other services that may adversely affect the objectivity and independence of the independent auditor and (iii) taking, or recommending that the full Board take, appropriate action to oversee the objectivity and independence of the independent auditors.

14.         To annually evaluate the experience, qualifications, performance and independence of the independent auditors, including their lead partners. To assure the regular rotation of the audit partners, including the lead and concurring audit partners, as required by applicable laws, rules and regulations. To consider whether there should be regular rotation of the independent auditors. The Committee should take into account the opinions of management and the internal auditors in its evaluation of the independent auditors.

15.         To establish clear guidelines for the hiring of current or former employees of the Company’s independent auditors.

16.         To review with the independent auditors (i) their audit plan, including its scope, staffing, locations, reliance upon management and general audit approach; (ii) any audit problems or difficulties, together with management’s responses, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management and (iii) any questions, comments or suggestions the independent auditors may have relating to the internal controls and accounting practices and procedures of the Company and its subsidiaries.

17.         To obtain and review, on an annual basis, a formal written report from the independent auditors describing (i) the auditing firm’s internal quality control procedures; (ii) any material issues raised within the preceding five (5) years by the auditing firm’s internal quality-control reviews, peer reviews, or any governmental or other inquiry or investigation relating to any independent audit conducted by the auditing firm, and the steps taken to deal with such issues; and (iii) all relationships between the independent auditors and the Company, as contemplated by Independence Standard Board Standard Number 1.

18.         To ensure that no improper influence on the independent directors is exerted by any officers or directors of the Company or any person or entity acting under their direction.

19.         To discuss with the independent auditors and management, as appropriate, any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61 not otherwise addressed in this Charter.

Oversight of the Company’s Internal Audit Function

20.         To discuss and approve the appointment and replacement of the internal auditors.

21.         To review and discuss with the internal auditors significant reports that the internal auditors prepare for management as well as management’s responses to those reports.

22.         To discuss with management and the independent auditors the responsibilities, budget, staffing and qualifications of the internal auditors and any recommended changes in the planned scope of the internal audit. The internal audit function, which may be outsourced to a third-party service provider other than the independent auditors, is intended to provide management and the audit committee with ongoing assessments of the Company’s risk management processes and system of internal control over financial reporting.

Review of Related Party Transactions and Conflicts of Interest

23.         To review and approve all related party transactions (and subsequent modifications thereto) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC and all transactions with major shareholders, including, without limitation, Tower Group, Inc. In addition, to review all such transactions and related agreements or arrangements, and subsequent modifications thereto, for actual or potential conflict of interest situations on an ongoing basis.

24.         Obtain reports from management, the Company’s internal auditors and the independent auditors that the Company and its subsidiaries and affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

25.         Review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to the Company’s Code of Business Conduct and Ethics.

Compliance Oversight Responsibilities

26.         To review with management, including the Company’s legal counsel, the independent auditors, and the internal auditors on a quarterly basis, or more frequently as the Committee may deem necessary or appropriate to comply with its duties and responsibilities as set forth herein, any legal matters that could have a significant impact on the Company’s financial statements or the Company’s compliance with applicable laws, rules and regulations, any breaches of fiduciary duties and any inquiries received from regulators or governmental agencies.

27.         To establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

28.         To conduct any investigation appropriate to fulfill its responsibilities with the authority to           have direct access to the independent auditors, as well as any person in the Company.

29.         To perform any other activities consistent with this Charter, the Company’s Memorandum of Association and Bye-Laws, as well as applicable law as the Committee or the Board deems necessary or appropriate.

30.         To review and discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports and employee complaints concerning accounting or auditing matters which raise material issues regarding the Company’s financial statements or accounting policies.

Other

31.         To approve ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

32.         To maintain flexibility in carrying out the Committee’s responsibilities, policies and procedures. The Committee should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior free of conflicts of interests.

33.         To keep abreast of new accounting and reporting standards promulgated by the Public Company Accounting Oversight Board, the FASB, the SEC and other relevant standard setting bodies, which are applicable to the Company.

D.   Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

E.   Meetings

The Committee shall meet at least quarterly, or more frequently as it may deem necessary or appropriate, to comply with its duties and responsibilities as set forth herein, and all Committee members shall strive to attend all Committee meetings. The Committee meetings shall follow a set agenda established by the Committee.

The Committee Chair may call a Committee meeting upon notice to each other Committee member prior to the meeting. A majority of the Committee members, acting in person or by proxy, shall constitute a quorum. The Committee shall be responsible for maintaining minutes and other applicable records of each Committee meeting. The Committee shall report its actions and recommendations to the Board at the next Board meeting after each Committee meeting.

On a quarterly basis, the Committee shall meet separately and periodically with management, the independent auditors and those responsible for the internal audit functions to discuss any matter that the Committee or any of these groups believes may warrant Committee attention. The Committee shall also meet in an executive session as required.

F.   Funding and Outside Advisors

The Committee, acting by majority vote, shall have the authority to retain, at the Company’s expense, outside legal, accounting, actuarial or other advisors or experts it deems necessary to perform its duties. The Committee shall retain these advisors without seeking Board approval and shall have sole authority to approve related fees and retention terms.

The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and to any advisors employed by the Committee. In addition, the Company shall provide for the payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Any communication between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to pursue the privileged nature of those communications.

G.   Reports to the Board and Annual Committee Evaluation

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall evaluate its own performance against the requirements of this Charter and report the results of this evaluation to the Board.

Adopted: February 9, 2006

ANNUAL REPORT FOR 2006

Shareholder information

Annual General Meeting of Members (Shareholders)

Date:	Monday, July 30, 2007
Time:	2 PM ADT (Bermuda time)
Place:	Richmond House,
Par-La-Ville Road
Hamilton, Bermuda

Headquarters

Victoria Hall
11 Victoria Street
Hamilton, HM 11
Bermuda
441.294.6409

Internet Address

www.castlepoint.bm

Common Stock Information

Traded on NASDAQ Global Market System (as of March 23, 2007)
Symbol:	CPHL

Dividends in 2006

Dividends of $0.025 were share were paid for the second, third and fourth quarters of 2006, and a special dividend of $0.025 was also paid for the second quarter of 2006.

Investors Relations

Contact:	Joel Weiner
Senior Vice-President and CFO
CastlePoint Holdings, Ltd.
Victoria Hall
11 Victoria Street
Hamilton, HM 11
Bermuda
441.294.6400
441.296.9715 (fax)
joel.weiner@castlepoint.bm

Financial Information

The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and reports on Form 8-K that are filed with the Securities and Exchange Commission may be obtained by members (or shareholders) at no charge from CastlePoint’s investor relations department. Requests should be submitted to Joel Weiner at the above address. The Company was not required to file a form 10-K for 2006, but the information that would have been included in such a filing was substantially included in the Company’s Form S-1, as amended and filed March 20, 2007 with the Securities and Exchange Commission.

Transfer Agent

Bank of New York
Shareholder Relations Department
PO Box 11258
Church Street Station
New York, NY 10286
800.524.4458
212.815.3700

2006 FINANCIAL STATEMENTS

Selected Financial Highlights for 2006

Year Ended December 31, 2006
($ in thousands)
CastlePoint Holdings
Selected Consolidated Financial Information
Assumed premium written	$165,151
Premium ceded	—
Net premium written	$165,151
Net earned premium	$78,970
Commission income	2,334
Net investment income	11,184
Net realized gains	35
Total revenues	$92,523
Loss and loss adjustment expenses	40,958
Commission expense	29,405
Operating expense	12,153
Interest expense	557
Total expenses	$83,073
Income before income taxes	9,450
Income tax expense (benefit)	1,093
Net income	$10,543
Net income available to common shareholders	$10,543
Per Share Data:
Basic earnings per share	$0.47
Diluted earnings per share	$0.47
Basic weighted average shares outstanding	22,336,002
Diluted weighted average shares outstanding	22,336,002
Selected ratios (based on U.S. GAAP statement of reinsurance segment)
Net loss ratio(1)	51.9%
Net expense ratio(2)	36.2%
Net combined ratio(3)	88.1%
Summary Balance Sheet Data
Total investments and cash and cash equivalents	$425,043
Reinsurance and program receivable	46,225
Deferred acquisition costs	30,363
Total assets	511,342
Loss and loss adjustment expense reserves	34,192
Unearned premium	86,181
Long term debt	103,094
Total shareholders’ equity	279,713
Per Share Data
Book value per share(4)	$9.46
Diluted book value per share(5)	$9.39
Dividends declared per share	$0.075

Forward-Looking Statements

Some of the statements in this Annual Report, including those using words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “predicts,” “assumes,” “anticipates,” “plans” and “seeks,” and comparable terms, are forward-looking statements. Forward-looking statements are not statements of historical fact and reflect our views and assumptions as of the date of this Annual Report regarding future events and operating performance. Because we have a very limited operating history, many statements relating to us and our business, including statements relating to our competitive strengths and business strategies, are forward-looking statements.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those that follow:

•       our lack of any meaningful operating history;

•       our heavy dependence on Tower Group Inc. (“Tower”) for revenue in our initial years of operation, and possibly beyond, and the continued growth of Tower’s business in the future consistent with Tower’s past growth;

•       the terms of our arrangements with Tower may change as a result of the regulatory review and approval process;

•       the ability of Preserver Group Inc. (“Preserver”) to write premiums consistent with its historical results;

•       our ability to write premiums with clients other than Tower;

•       the possibility that we may need additional capital to further capitalize CastlePoint Re for our reinsurance business and at least one additional broadly licensed U.S. insurance company for our insurance business, and to make strategic investments in some of our clients, including Tower, and the risk that we may not be able to obtain future financing on favorable terms or at all;

•       our ability to hire, retain and integrate our management team and other personnel;

•       the risk that we may not be able to implement our business strategy;

•       the ineffectiveness or obsolescence of our planned business strategy due to changes in current or future market conditions;

•       changes in regulation or tax laws applicable to us, our brokers or our customers;

•       changes in the availability, cost or quality of insurance business that meets out reinsurance underwriting standards;

•       actual results, changes in market conditions, the occurrence of catastrophic losses and other factors outside our control that may require us to alter our anticipated methods of conducting our business, such as the nature, amount and types of risk we assume and the terms and limits of the products we intend to write;

•       inability of our subsidiary, CastlePoint Insurance Company, or any other U.S. licensed insurance companies that we may acquire to obtain expected ratings from A.M. Best;

•       possible future downgrade in the rating of CastlePoint Re or our U.S. licensed insurance companies;

•       changes in rating agency policies or practices;

•       changes in accounting policies or practices; and

•       changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors.

This list of factors is not exhaustive and should be read with the other cautionary statements that are included in this Annual Report.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from our projections. Any forward-looking statements you read in this Annual Report reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to, among other things, our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this Annual Report that could cause actual results to differ from those discussed in the forward-looking statements before making an investment decision. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future events or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We were incorporated in November 2005, and commenced operations in April 2006, as a new Bermuda holding company organized to provide insurance and reinsurance business solutions, products and services to the property and casualty insurance industry through our subsidiaries. Our reinsurance solutions primarily include traditional quota share, as well as, on a limited basis, property and casualty per risk excess of loss, property catastrophe excess of loss, aggregate excess of loss and property surplus share reinsurance. Our insurance solutions include pooling arrangements with other insurance companies or appointing insurance companies as our program underwriting agents to provide them with additional underwriting capacity and access to the higher rating and expanded licensing that we may have through CastlePoint Insurance Company, our U.S. insurance company subsidiary, and any other U.S. insurance companies we acquire. We also provide comprehensive business solutions to program underwriting agents in the United States, including policy issuance capability through our insurance companies, assumption of underwriting risk and the ability to participate in underwriting risk by providing alternative risk transfer capabilities. As a part of our insurance and reinsurance business solutions, we offer broad lines of business, including commercial package, fire and allied lines, commercial general liability, workers’ compensation, homeowners and personal dwellings, professional liability, commercial and personal inland marine and commercial and personal automobile. We also plan to offer a comprehensive set of insurance company services which can be purchased separately from our product offerings on an unbundled basis, including claims handling, policy administration and insurance technology solutions.

We offer these products through our operating subsidiaries domiciled in Bermuda and in the United States. We offer our reinsurance products and insurance risk-sharing products to Tower Group Inc., a Delaware corporation, our sponsor, and our first and largest customer, and its subsidiaries. We also offer our reinsurance products and insurance risk-sharing products to small insurance companies located in the United States most of which have surplus of less than $100 million. We plan to conduct business with other insurance companies that are seeking to efficiently manage their capital as well as limit their concentration of risk in certain geographic areas through our insurance risk sharing and traditional quota share reinsurance solutions. In addition, we offer our insurance and unbundled insurance company services to program underwriting agents located in the United States. We may make strategic investments in some of our clients, including Tower. We purchased $40 million of non-cumulative convertible perpetual preferred stock of Tower in December 2006, which was subsequently redeemed by Tower in January 2007. We may make additional investments in Tower at some point in the future.

In April 2006 we entered into a master agreement, certain reinsurance agreements, a program management agreement and a service and expense sharing agreement with Tower and/or its subsidiaries. We and Tower have subsequently modified certain of these arrangements. Under the master agreement, we and Tower agreed to cause our respective subsidiaries to enter into certain pooling agreements as soon as practicable after we acquire at least one U.S. licensed insurance company and required regulatory approvals are obtained. In addition, CastlePoint Re participates as a reinsurer of Tower’s insurance companies under their existing property and casualty excess of loss reinsurance agreements.

Our relationship with Tower and its subsidiaries is described in note 3 “Related Party Transactions” to our audited financial statements as of and for the year ended December 31, 2006 and the period ended December 31, 2005 included in this Annual Report. All of our agreements with Tower are subject to regulatory review from time to time.

Our risk sharing agreements and service and expense sharing agreements with Tower and its subsidiaries are currently subject to modification by the New York State Insurance Department. Further, the program management agreement between CastlePoint Management, one of our subsidiaries, and

Tower National Insurance Company, one of the subsidiaries of Tower Group, Inc., is subject to review and requests for modification by the Massachusetts Division of Insurance.

For the period from July 1, 2006 through December 31, 2006, Tower changed the amount of reinsurance business Tower ceded to CastlePoint Re, our reinsurance subsidiary, to 40% (from 30%, which was in effect for the three months ended June 30, 2006) under the brokerage business quota share reinsurance agreement. For the same time period we changed the amount of business Tower ceded to CastlePoint Re under the traditional program business quota share reinsurance agreement to 50% from 30%, which was in effect for the three months ended June 30, 2006. For 2006 Tower ceded 85% of the specialty program business and insurance risk-sharing business to CastlePoint Re through the related quota share reinsurance agreement.

Tower indicated to us that its desire to increase the amounts ceded by Tower to CastlePoint Re to 40% from 30% under the brokerage business quota share reinsurance agreement was due in part to the fact that we had not yet acquired a U.S. licensed insurance company and therefore, during 2006, we did not enter into pooling agreements with Tower’s insurance companies. If the brokerage pooling agreement with Tower had been in effect for the period commencing July 1, 2006, Tower would have ceded a minimum of 25% of its brokerage business to our U.S. licensed insurance companies under the related pooling agreement and would have ceded 25% of the remaining 75% of such business to CastlePoint Re under the brokerage business quota share reinsurance agreement. Therefore, a total of 43.75% of Tower’s brokerage business would have been either pooled or ceded to the insurance and reinsurance subsidiaries of CastlePoint Holdings.

The pooling agreements between CastlePoint Insurance Company and Tower Insurance Company of New York became effective January 1, 2007, subject to regulatory approval by the New York State Insurance Department. For 2007, the brokerage business pooling percentage initially ceded to CastlePoint Insurance Company will be 15% and the brokerage business quota share reinsurance percentage initially ceded to CastlePoint Re will be 40%. While the pooling percentage of 15% is below the minimum percentage provided by our master agreement with Tower, we have agreed to the 15% pooling percentage for 2007 because, together with the 40% quota share reinsurance percentage, the total amount of brokerage business that will be ceded to us will be approximately 49% for 2007, which is in excess of the 40% shared with us under the brokerage business quota share reinsurance agreement for the six months ended December 31, 2006 and greater than the contractual minimum of 43.75% for the total amount of brokerage business pooled and quota shared under the brokerage business pooling agreement and quota share reinsurance agreement.

We believe that the key factors that are likely to impact Tower’s future revenues and underwriting results are its ability to grow its direct premiums written through its existing brokerage distribution network, its ability to expand its brokerage distribution to new territories and its ability to make acquisitions, such as Tower’s recent acquisition of Preserver. These factors in turn impact the magnitude and profitability of the business pooled with CastlePoint Insurance Company and ceded to CastlePoint Re.

We also expect to underwrite reinsurance contracts with primary insurance companies other than Tower, insurance policies written under pooling or other risk sharing agreements with insurance companies other than Tower, and premiums produced by program underwriting agents.

We report our business in three segments: insurance, reinsurance and insurance services. The insurance segment includes the results of CastlePoint Insurance Company and any other U.S. licensed insurance companies that we may acquire and CastlePoint Re for excess and surplus lines written on a primary basis. The reinsurance segment includes the results from the reinsurance business written through CastlePoint Re. Our insurance services segment includes the results from managing the specialty program business and insurance risk-sharing business through CastlePoint Management, as well as results from providing our unbundled insurance services to program underwriting agents.

Purchase of a Shell Company and Intangible Assets

On December 4, 2006, CastlePoint Management completed its purchase from Tower of the outstanding common stock of a shell property casualty insurance company, now known as CastlePoint Insurance Company. The purchase price was approximately $8.8 million and included approximately $8.5 million of invested assets. CastlePoint Insurance Company is licensed to transact insurance in the states of New York and New Jersey. We capitalized approximately $0.3 million of the total purchase price we paid as intangible assets related to CastlePoint Insurance Company’s state insurance licenses with indefinite useful lives subject to annual impairment test.

Principal Revenue and Expense Items

Revenues

We derive our revenue from net premiums earned, ceding commission revenues, direct commission revenue and fees, net investment income and net realized gains and losses on investments.

Net premiums earned.   Premiums written include all premiums received by an insurance company during a specified accounting period, even if the policy provides coverage beyond the end of the period. Premiums are earned over the term of the related policies. At the end of each accounting period, the portion of the premiums that are not yet earned are included in the unearned premium reserve and are realized as revenue in subsequent periods over the remaining term of the policy. Our policies typically have a term of twelve months. Thus, for example, for a policy that is written on July 1, 2005, one-half of the premiums would be earned in 2005 and the other half would be earned in 2006.

Net premiums earned are the earned portion of our net premiums written. Net premiums written are gross premiums written less premiums ceded to reinsurers in connection with reinsurance agreements or to participating insurance companies in connection with pooling agreements. Our gross premiums (written and earned) are the sum of both direct premiums from our insurance segment and assumed premiums from our reinsurance segment. Throughout this prospectus, direct and assumed premiums (written or earned) separately or together are also referred to as gross premiums.

Premiums written in CastlePoint Re are expected to consist of premiums assumed under reinsurance agreements with Tower, premiums assumed from CastlePoint Insurance Company and other U.S. licensed insurance companies we expect to acquire, premiums assumed from other unrelated insurance and reinsurance companies, and non-admitted insurance premiums written on a direct basis by CastlePoint Re.

Premiums written in CastlePoint Insurance Company and other U.S. licensed insurance companies we plan to acquire are expected to consist of premiums written under the pooling or other risk sharing agreements with Tower or other insurance companies and premiums produced through program underwriting agents. Such premiums written will be earned over the term of the underlying policies, typically twelve months.

Ceding commission revenues.   We will earn ceding commission revenues on any gross premiums written that we cede to reinsurers in connection with reinsurance agreements or to participating insurance companies in connection with pooling agreements.

Direct commission revenues and fees.   Direct commission revenues and fees consist of commissions earned by CastlePoint Management on premiums produced by the specialty program business and insurance risk-sharing business that it manages and fees earned from its unbundled services provided to program underwriting agents.

Net investment income and net realized gains and losses on investments.   We invest our statutory capital and surplus and the funds supporting our insurance reserves (including unearned premium reserve and the reserves established to pay for losses and loss adjustment expenses) in investment securities and cash equivalents. Our investment income includes interest and dividends earned on our invested assets. Realized gains and losses on invested assets are reported separately from net investment income. We recognize realized gains when invested assets are sold for an amount greater than their amortized cost in the case of fixed maturity securities and cost in the case of equities and recognize realized losses when invested assets are written down or sold for an amount less than their amortized cost or cost, as applicable.

Impairment of investment securities results in a charge to income when a market decline below cost is deemed to be other-than-temporary. We regularly review our fixed maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. We focus our attention on those securities whose fair value is less than amortized cost or cost, as appropriate. In evaluating potential impairment, we consider, among other criteria: the current fair value compared to amortized cost or cost, as appropriate; the length of time the security’s fair value has been below amortized cost or cost; our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value; specific credit issues related to the issuer; and current economic conditions.

Expenses

In our consolidated results, expenses consist of loss and loss adjustment expenses, operating expenses, interest expenses, and income taxes.

Losses and loss adjustment expenses.   We establish loss and loss adjustment expense reserves in an amount equal to our estimate of the ultimate liability for claims under our insurance and reinsurance policies and the cost of adjusting and settling those claims. Our provision for loss and loss adjustment expense reserves in any period includes estimates for losses incurred (that is, the total losses sustained by us under policies, whether paid or unpaid) during such period and changes in estimates for prior periods.

Operating expenses.   Operating expenses include acquisition costs, statistical and regulatory fees and assessments, premium taxes and overhead costs. With respect to CastlePoint Re, operating expenses also include excise taxes.

Acquisition costs consist of direct and ceding commission expense and the portion of operating expenses that are related to the acquisition of insurance business. These costs are capitalized and amortized as an expense as the premiums are earned on the policies or treaties to which they pertain.

Operating expenses that are not related to the acquisition of business, or overhead costs, are generally fixed in nature and do not vary significantly with the amount of premiums written. These costs are generally expensed in the calendar period in which they are incurred. Capitalized expenditures which are related to certain technology and other projects or for the acquisition of software, and acquisitions of equipment or leasehold improvement assets are capitalized and amortized as an expense over the estimated useful lives of such capitalized expenditures and assets.

In our insurance and reinsurance segments, we refer to the operating expenses that we incur as underwriting expenses. Underwriting expenses consist of direct and ceding commission expenses and other underwriting expenses. In our insurance services segment, we refer to our operating expenses as insurance services expenses, which consist of direct commission expense and other insurance services expenses. On a consolidated basis, operating expenses for all three business segments consist of direct and ceding commission expenses and other operating expenses as explained below:

Direct and ceding commission expenses.   We pay direct commission expense to our program underwriting agents for the premiums that they generate for us through CastlePoint Insurance Company and any other U.S. licensed insurance companies that we may acquire in the United States and through CastlePoint Re that will write program business on a non-admitted basis. Our program management company, CastlePoint Management, also pays direct commission expense to our program underwriting agents in our insurance services segment. In addition, the U.S. licensed insurance companies we own or plan to acquire will pay a ceding commission to other insurance companies, including Tower, for managing and producing business in connection with our insurance risk-sharing business. CastlePoint Re also pays ceding commissions to other insurance companies, including Tower, for the reinsurance premiums that we assume in our reinsurance segment. Ceding commissions are typically paid on traditional quota share reinsurance agreements, but not on excess of loss reinsurance agreements.

Other operating expenses.   Other operating expenses consist of other underwriting expenses related to underwriting operations in our insurance and reinsurance segments and other insurance services expenses incurred by CastlePoint Management in our insurance services segment. Other underwriting expenses consist of general administrative expenses such as salaries, rent, office supplies, depreciation and all other operating expenses not otherwise classified separately and boards, bureaus and premium taxes (which we refer to as “BB&T”), which are the assessments of statistical agencies for items such as rating manuals, rating plans and experience data, as well as state and local taxes based on premiums, licenses and fees, assessments for fire patrol and contributions to workers’ compensation and state and local security funds. Other insurance services expenses include general administrative expenses and exclude expenses that are incurred by insurance companies such as BB&T. In addition, effective April 6, 2006, we issued warrants to Tower to purchase 1,127,000 of our common shares. The aggregate value of these warrants was recorded as an expense of approximately $4.6 million.

Interest expenses.   Interest expense is a function of outstanding borrowing or funding commitments and the contractual interest rate related to these commitments.

Income taxes.   We will incur federal, state and local income taxes and other taxes. Income taxes are a function of our profitability, the proportion of the income before income taxes reported by our U.S. operations, and the tax rate in the jurisdictions in which we do business.

Measurement of Results

We use various measures to analyze the growth and profitability of business operations. For insurance and reinsurance business, we measure growth in terms of gross and net premiums written and we measure underwriting profitability by examining our loss, expense and combined ratios. A combined ratio is generally the sum of the loss ratio and the underwriting expense ratio calculated as described below. We also measure our gross and net written premiums to surplus ratios to measure the adequacy of capital in relation to premiums written. For insurance services, we measure growth in terms of fee income produced for insurance company services provided. We analyze profitability by evaluating income before taxes. On a consolidated basis, we measure profitability in terms of net income and return on average equity.

Premiums written.   We use gross premiums written to measure our sales of insurance and reinsurance products. Gross premiums written also correlates to our ability to generate net premiums earned and, for certain products, fee income.

Loss ratio.   The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our insurance and reinsurance business after the effect of any reinsurance.

Underwriting expense ratio.   The underwriting expense ratio is the ratio of direct and ceding commission expenses and other underwriting expenses less policy billing fees to premiums earned. The underwriting expense ratio measures our operational efficiency in producing, underwriting and administering our insurance and reinsurance business. We calculate our underwriting expense ratios on a gross basis (before the effect of ceded reinsurance) to measure our operational efficiency and on a net basis (after the effect of ceded reinsurance and related ceding commission income) to measure the effects on our consolidated income before income taxes. Ceding commission revenue is applied to reduce our gross underwriting expenses in our insurance and reinsurance company operations.

Combined ratio.   We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the underwriting expense ratio. We analyze the combined ratio on a gross (before the effect of reinsurance) and net basis (after the effect of reinsurance). If the combined ratio is at or above 100%, we are not underwriting profitably and may not be profitable unless investment income is sufficient to offset underwriting losses.

Net income and return on average equity.   We use net income to measure our profits and return on average equity to measure our effectiveness in utilizing our shareholder’s equity to generate net income on a consolidated basis. In determining return on average equity for a given year, net income is divided by the average of shareholder’s equity for that year.

Critical Accounting Estimates

Our consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If certain factors including those described under the section captioned “Risk Factors” in the registration statement for our initial public offering cause actual events or results to differ materially from management’s underlying assumptions or estimates, actual results may differ, perhaps substantially, from the estimates.

Estimates are made primarily for unreported written premiums and losses. Errors in estimation of unreported written premiums generally do not have a material impact on our financial results, because the unreported written premiums are usually estimated for only the most recent month and the amount of written premiums for the most recent month that is earned as of the end of a given calendar quarter is approximately 1/24 of the written premiums for that month. However, errors in estimation of unreported losses can have a material impact on our financial results, since the loss reserves accumulate for many accident years until all losses are paid.

The critical accounting policies and estimates set forth below involve, among others, the reporting of premiums written and earned, reserves for losses and loss adjustment expenses (including reserves for losses that have occurred but had not been reported by the financial statement date), and the reporting of deferred acquisition costs and investments.

Premiums.   Premiums written on insurance programs or assumed reinsurance are expected to be written primarily on a “policies attaching” basis and cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a “policies attaching” basis usually extend beyond the calendar year in which the reinsurance contract is written, typically resulting in recognition of premiums earned over a 24 month period; this is because most policies have a term of 12 months, and policies written with an effective date in December, for instance, are not fully earned until December of the following year. We may also assume premiums on contracts and policies written on a losses occurring basis, which cover losses that occur during the term of the contract or policy, typically 12 months, and the premium is earned evenly over the term.

Assumed premiums written and ceded may include estimates based on information received from brokers and ceding companies, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Our management estimates premiums on our excess of loss reinsurance contracts when the business is underwritten. For such contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract’s written premium at inception. This amount is determined by the underwriters based upon analysis of the prior written premium experience of the ceding companies, plans for growth in the current year as stated by the ceding companies, and our proportion of the ceding companies’ written premiums based upon the terms of the reinsurance contracts. Accordingly, we generally record this amount as written premium in the period in which the underlying risks incept. As actual premiums are reported by brokers or ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. In addition, if estimates of unreported written premiums are required for a particular ceding company at the end of an accounting period, the monthly trend in written premiums and historical seasonality of written premiums for these ceding companies are analyzed to determine a best estimate of the unreported written premiums.

While we attempt to obtain current assumed premiums written statements from ceding companies, it is common that the most recent month statements are not received from the ceding company until after the period ending and, in some cases, the most recent quarter. Therefore, assumed premiums written from these ceding companies are estimated for the most recent month or, in some cases, for several months. With respect to CastlePoint Re’s three quota share reinsurance agreements with Tower’s insurance companies, we obtain current monthly statements and assumed premiums written from Tower on an actual, rather than estimated, basis. For ceding companies from which we have not received current monthly statements and therefore must estimate the most recent period’s assumed premiums written, the difference between the estimated assumed premiums written and actual assumed premiums written is reflected in the subsequent accounting period or as soon as the actual assumed premiums written are obtained. For the quarter ended December 31, 2006, approximately 5.6% of the assumed written premiums and approximately 4.2% of the corresponding assumed earned premiums are based upon premium estimates.

Under our risk sharing agreements we will determine the net written premiums that would result after application of the pooling terms for each pooling agreement, and we record as additional net written premiums the difference between the written premiums recorded on a direct basis on our companies’ books and the net written premiums that would be recorded after application of the pooling terms.

Minimum and deposit premiums are generally not changed throughout the term of a reinsurance contract, although this has no impact on net written premiums since the deposit premiums only affect cash receipts and premiums receivable.

Reinstatement premiums are written at the time a loss event occurs where coverage limits for the remaining life of the contract are reinstated under pre-defined contract terms. Depending on the terms of the reinstatement premiums, they are earned over the remaining risk period or immediately. Reinstatement premiums are not expected to be a significant portion of our net written premiums, since we do not write significant amounts of property catastrophe excess of loss treaties where reinstatement premiums are common, and in cases where we write such reinsurance, we do not underwrite it in property catastrophe prone areas where reinstatement premiums are more common.

In addition to the assumptions disclosed under “—Critical Accounting Estimates” regarding premium and revenue recognition, data received from Tower has a significant impact on our results of operations. As of December 31, 2006, the premiums assumed from Tower’s contracts were updated to reflect the actual written premiums in 2006 and, therefore, no significant estimates were made. If Tower discloses the impact of any changes in its estimates on its direct book of business, this would have a direct impact on our results of operations. At that time, we would be required to disclose the relevant impact on our results of operations.

Losses and Loss Adjustment Expense Reserves.   Our losses and loss adjustment expense reserves, for both reported and unreported claims obligations, are maintained to cover the estimated ultimate liability for all of our insurance and reinsurance obligations. Losses and loss adjustment expense reserves are categorized in one of two ways: (i) case reserves, which represent unpaid losses and loss adjustment expenses as reported by cedants to us or as estimated by our claims adjusters retained by us, and (ii) incurred but not reported reserves, or IBNR reserves, which are reserves for losses and loss adjustment expenses that have been incurred, but have not yet been reported to us, as well as additional amounts relating to losses already reported, that are in excess of case reserves. IBNR reserves are estimates based on all information currently available to us and are reevaluated on a quarterly basis utilizing the most recent information supplied by our cedants and by our own claims adjusters.

For reinsurance, we rely on initial and subsequent claims reports received from ceding companies to establish our estimate of losses and loss adjustment expenses. For insurance programs, we rely on initial and subsequent claims reports as estimated by claims adjusters retained by us or by the program underwriting agents. For insurance risk sharing, we rely on initial and subsequent claims reports received from the insurance companies with which we do business.

The types of information that we receive from ceding companies generally vary by the type of contract. Proportional, or quota share, contracts are typically reported on a monthly or quarterly basis, providing premium and loss activity as estimated by the ceding company. Reporting for excess of loss contracts includes detailed individual claim information, including a description of the loss, confirmation of liability by the cedant and the cedant’s current estimate of the ultimate liability under the claim. Generally, ceding companies are obligated to notify the reinsurer within a limited amount of time about any claim that is reported to them, which has characteristics making it probable that the claim will be covered by the excess reinsurance. Upon receipt of claims notices from cedants, we review the nature of the claim against the scope of coverage provided under the contract. Questions arise from time to time regarding the interpretation of the characteristics of a particular claim measured against the scope of contract terms and conditions. Reinsurance contracts under which we assume business generally contain specific dispute resolution provisions in the event that there is a coverage dispute with the ceding company. The resolution of any individual dispute may impact estimates of ultimate claim liabilities.

Reported claims are in various stages of the settlement process. Each claim is settled individually based on its merits, and certain claims may take several years to settle, particularly where legal action is involved. During this period, additional facts may be revealed, and as these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in our overall reserves, including our IBNR reserves.

We generally reserve for each treaty that we reinsure separately, so that we are able to take into consideration the underlying loss development patterns of each ceding company to the extent supported in the data reported by each ceding company. While ceding companies may report their own estimates of IBNR, we independently analyze the losses for each treaty, and consequently we may choose to establish IBNR reserves in an amount different from the amount reported by the ceding company.

We may aggregate similar types of treaties and the claim information provided by our ceding companies or insurance companies with which we do business for analysis purposes by the year in which each treaty is written and the type of business included in the treaties. We also supplement this information with claims and underwriting audits of specific contracts, internally developed pricing trends, as well as loss trend data developed from industry sources. We audit both the underwriting and the claims practices of our ceding companies. As part of our underwriting audits, we seek to confirm that the ceding company is insuring the types of risks and achieving the level of pricing that we assumed in our underwriting of the treaty from that ceding company. As part of our claims audits, we seek to confirm the data accuracy of the claim information that we have received from the ceding company, and learn about changes in case reserving approach by the ceding company and any particular information about specific claims that may have a significant impact on the results reinsured in our treaty with the ceding company.

The reserve methodologies employed by us are dependent on the data that we collect from ceding companies and insurance companies with which we do business. This data primarily consists of loss amounts estimated by the claims adjusters handling the claims, loss payments made by the ceding companies or insurance companies with which we do business, and premiums written and earned reported by the ceding companies and insurance companies with which we do business.

Reserves for losses and loss adjustment expenses are also based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss adjustment expenses resulting from catastrophic events is inherently difficult because of the possible severity of catastrophe claims, difficulties entering catastrophe hit areas to estimate claim amounts, and delays in receiving information about claims from program administrators or ceding companies. Therefore, we supplement the methods described above by utilizing commercially available models for purposes of evaluating and providing an estimate of ultimate claims costs.

This information is used to develop point estimates of carried reserves for each business segment and line of business. These individual point estimates, when aggregated, represent the total carried losses and loss adjustment expense reserves carried in our consolidated financial statements. While we analyze our reserves estimates utilizing different methods, we do not attempt to produce a range around our point estimate of loss. Also, we do not include a specific provision in our loss reserves for adverse deviation.

Changes in loss reserves estimates may result from (1) variability in the estimation process itself, and (2) the fact that external factors may cause changes in the future that are not reflected in historical patterns. With respect to the former source of variability, i.e. estimation process variation, we believe that a reasonably likely range for the loss reserves can be represented by a standard utilized by some professional, independent actuaries as part of their certification of an insurer’s reserves. That standard contemplates that the company’s loss reserves must be in a range from minus 5% to plus 10% of the independent actuary’s best estimate. Utilizing this standard as a guide, we believe that most professional actuaries, assuming they are presented with the same information, would determine that the loss reserves can be certified if they fall within a range of minus 5% to plus 10%. Therefore, it is reasonably likely that some professional actuaries, assuming they are presented with the same information relating to our company, would determine a best estimate of our loss reserves to be between $32.5 million and $37.6 million, as compared to our own best estimate of the loss reserves, which is $34.2 million. No assurance can be given that outcomes outside of the above range cannot occur, as outcomes outside of such range are possible. In addition, the above range assumes that future patterns are similar to historical patterns, as to which there can be no assurance. With regard to the potential variability in loss reserves estimates due to the fact that future patterns may differ from historical patterns, we believe there is additional potential variability that cannot be estimated.

Since we are a recently formed company and have a very limited operating history, we do not have historical experience that reflects how our loss reserves estimates will likely develop. Moreover, past experience of how loss reserves estimates develop may not be indicative of future development of loss reserves estimates. However, since we currently derive a substantial portion of our overall business from Tower and since we believe that such business is representative of the types of business that we seek or will seek from third parties, Tower’s loss reserves development experience may be an indicator of how changes in estimates of loss reserves may impact future earnings. The following table sets forth the estimated loss reserves of Tower as of the beginning of the specified calendar years and reflects the change in estimates in loss reserves from prior accident years. Unless indicated otherwise, this information has been extracted from Tower’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. The information of Tower set forth below should be read together with Tower’s public filings, including but not limited to, the annual report listed above, in their entirety. In addition, there may have been material developments with respect to Tower, which are not known to us and disclosed in this annual report.

Year	Tower’s Loss Reserves Estimated as of the Beginning of Calendar Year as originally established (in thousands of dollars)	Change in Estimates in Loss Reserves From Prior Accident Years During the Calendar Year(1) (in thousands of dollars)	Percentage Redundancy/ (Deficiency) in Loss Reserves From Prior Accident Years(2)
2006	101,746	738	0.7%
2005	36,949	392	1.1%
2004	24,361	198	0.8%
2003	15,476	(75)	(0.5)%

(1)          Amounts calculated by us based on the information set forth in Tower’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(2)          Percentages calculated by us based on the information set forth in the table.

The actuarial techniques for projecting losses and loss adjustment expense reserves rely on historical paid and case reserve loss emergence patterns and historical patterns of how reported claims develop over time, as more information is gathered, including the outcomes of legal actions and other events or factors that may affect the outcome of claims. The selection of loss development factors is a key element of most of the actuarial loss reserving methods. Loss development factors are key assumptions, as illustrated by the fact that the incurred loss development method, which is one of the basic reserving techniques, estimates ultimate losses by multiplying reported losses times the loss development factor.

The table set forth below reflects loss development experience for Tower’s Commercial Multiple-Peril line of business (as such term is defined in the NAIC Property/Casualty Annual Statement Instructions), which is currently Tower’s largest line of business. The information below has been extracted from Tower’s statutory annual statements for the years 1996 through 2006. The table reflects the amount of claims reported as of the end of the accident year, i.e. after 12 months, and also after one additional year of maturity (that is, reflecting claim development after 24 months). The last column sets forth the loss development factor, or LDF, which is the ratio of the amount of reported losses after 24 months, divided by the amount of reported losses after 12 months.

Year	Reported Losses After 12 months (in thousands of dollars)	Reported Losses After 24 months (in thousands of dollars)	Loss Development Factor
1996	2,174	3,641	1.67
1997	2,476	3,465	1.40
1998	3,240	4,081	1.26
1999	4,083	6,372	1.56
2000	4,521	6,628	1.47
2001	6,165	7,742	1.26
2002	9,985	15,610	1.56
2003	19,735	26,952	1.37
2004	27,343	36,948	1.35
2005	30,954	46,808	1.51

Actuaries utilize various indicators to select best estimate loss development factors. For example, based on the information set forth in the above table, the average loss development factor for all ten years was 1.44, the average for the last three years was 1.41, and the median (or middle point) loss development factor of all ten years was 1.43. We believe that any of these three loss development factors would be reasonably likely estimates with respect to this line of business and for this age of maturity. The difference between selecting 1.44 or 1.41, the highest and the lowest of the three numbers, as the best estimate loss development factor would make a difference in the estimated reserves of 2.1% (that is, (1.44/1.41)-1). Our actuaries make their best estimates of the loss development factors for each line of business, typically for each treaty, and for each age of claim development, and variation in the loss development factors that are selected is a primary source of variability in the best estimate of ultimate losses and, therefore, of our loss reserves.

In order to better understand the underlying loss characteristics and further improve our best estimates of loss reserves, our estimate of ultimate loss is determined based on a review of the results of several commonly accepted actuarial projection methodologies. Our estimate of ultimate loss also incorporates qualitative information, such as changes in the claims department, business mix, pricing and knowledge about specific large claims. The specific methodologies we utilize in our loss reserve review process include, but may not be limited to, (i) incurred and paid loss development methods; (ii) incurred and paid Bornhuetter Ferguson, or BF, methods; (iii) loss ratio methods; and (iv) claim severity and frequency methods. Due to the nature of our business, all of these methods may not be practical based upon the information provided by the ceding company for each treaty, and also various methodologies are actuarially more appropriate given the line of business, the maturity of the treaty, the limits insured or reinsured, the type of treaty, and other considerations. Generally, we rely on BF and loss ratio methods for estimating ultimate loss liabilities for more recent treaty years. These methodologies, at least in part, apply a loss ratio, determined from aggregated analyses of internally developed pricing trends, to premiums earned on that business. Adjustments to premium estimates generate appropriate adjustments to ultimate loss estimates in the quarter in which they occur. To estimate losses for more mature treaty years, we generally rely on the incurred loss development methodology. This methodology relies on loss emergence analyses determined from cedant supplied claim information. For property catastrophe losses, we may utilize vendor catastrophe models to estimate ultimate loss soon after a loss occurs, where loss information is not yet reported to us from cedants. IBNR is determined by subtracting the total of paid loss and reported reserves from ultimate loss.

Our actuaries also analyze the estimated average incurred claims severity as a further test on each of the methods, primarily since aberrations in estimated average incurred claims severity are further analyzed to determine if there are unusually large claims that are impacting the estimates. In addition, for lines of business where there is small variance in the claims severity amounts, for example, where the limits covered are small, the estimated average incurred loss severity generally is in line with inflationary changes over experience in the prior years.

Any future impact to income of changes in losses and loss adjustment expense estimates may vary considerably from historical experience. Our estimates of ultimate loss exposures are based upon the information we have available at any given point in time and our assumptions based upon that information. Changes in estimates of losses and loss adjustment expenses are reflected as adjustments to income in the period in which the estimate is revised. Under U.S. generally accepted accounting principles (“GAAP”), we are not permitted to establish loss reserves until the occurrence of an actual loss event. As a result, only loss reserves applicable to losses incurred up to the reporting date may be recorded, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events, which could be substantial, are estimated and recognized at the time the loss is incurred.

Estimates of reserves for unpaid losses and loss adjustment expenses also may be impacted by legislative, regulatory, social, economic and legal events and trends that may or may not occur or develop in the future, thereby affecting assumptions of claims frequency and severity.

Our reserving process is the same each quarter as at the end of the year, although at the end of the year we also obtain independent actuarial reviews of our loss reserves. We plan to utilize an independent actuarial review as a test of our internal actuarial estimates beginning in 2007. If the difference between our internally estimated reserves and the independent actuarial estimated reserves is less than 5% of the total reserves balance, then we do not necessarily adjust our internally determined estimates. If the differences between the reserves estimated by us and by the independent actuary are greater than 5%, we analyze the specific assumptions generating that difference and adjust our reserves if we consider it appropriate to do so.

Deferred acquisition costs.   We defer certain expenses that are directly related to and vary with producing insurance and reinsurance business, including commission expense on gross premiums written, premium taxes and certain other costs related to the acquisition of insurance and reinsurance contracts. These costs are capitalized and the resulting asset, deferred acquisition costs, is amortized and charged to expense in future periods as gross premiums written are earned. The method followed in computing deferred acquisition costs limits the amount of such deferral to its estimated realizable value. The ultimate recoverability of deferred acquisition costs is dependent on the continued profitability of our insurance and reinsurance underwriting. If our underwriting ceases to be profitable, we may have to write off a portion of our deferred acquisition costs, resulting in a further charge to income in the period in which the underwriting losses are recognized.

The balance in deferred acquisitions cost was $30.4 million as of December 31, 2006. In determining recoverability of deferred acquisition costs, future profitability of our insurance and reinsurance underwriting is considered, including investment income. The combined ratio for year ended December 31, 2006 was 88.1% and is expected to remain below 100% in the future, indicating recoverability of deferred acquisition costs.

Investments.   In accordance with our investment guidelines, our investments initially consist of high-grade marketable fixed income securities. We may, in the future, elect to invest a portion of our funds in equity securities, including strategic investments that we may make in the insurance companies or program underwriting agents with whom we do business. Investments in marketable securities which we make in the ordinary course of business are classified as available for sale and carried at fair value as determined by the market price of each security as of the balance sheet date. Unrealized gains and losses on such investments are included in other comprehensive income and as a separate component of shareholder’s equity. Realized gains and losses on sales of investments are determined on a specific identification basis. Investment income is recorded when earned and includes the amortization of premiums and discounts on investments. Investments in insurance companies or program underwriting agents that are deemed to represent significant influence as provided under U.S. GAAP accounting pronouncements are accounted for on an equity accounting basis or other accounting basis as may be required according to U.S. GAAP standards governing those situations.

We do not expect our investment portfolio to include options, warrants, swaps, collars or similar derivative instruments. In the event that we do make such investments, our investment policy guidelines provide that financial futures and options’ and foreign exchange contracts may not be used in a speculative manner, but may be used, subject to certain numerical limits, only as part of a defensive strategy to protect the market value of the portfolio. Also, our portfolio will not contain any direct investments in real estate or mortgage loans.

Impairment of investment securities results in a charge to income when a market decline below cost is deemed to be other-than-temporary. We regularly review our fixed maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. We focus our attention on those securities whose fair value is less than amortized cost or cost, as appropriate. In evaluating potential impairment, we consider, among other criteria: the current fair value compared to amortized cost or cost, as appropriate; the length of time the security’s fair value has been below amortized cost or cost; our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value; specific credit issues related to the issuer; and current economic conditions.

The net unrealized gain was $1.7 million for the year ending December 31, 2006, including negligible gross unrealized losses. Securities in an unrealized loss position are reviewed for impairment on a regular and case by case basis, during which review we look for deterioration of credit quality and other factors that would adversely affect price of the security. There could be an instance where a security was in an unrealized loss position and not considered impaired by our management; however, due to changes in our liquidity requirements, a future decision may be made to sell the security at a loss. At the time such a decision is made, we would recognize a charge against net income.

Reinsurance accounting.   We account for reinsurance in conformity with SFAS 113, “Accounting and Reporting for Reinsurance of Short Duration and Long Duration Contract”. This standard requires us to report assets and liabilities relating to reinsured contracts gross of the effects of reinsurance. This standard also establishes the conditions required for a contract with a reinsurer to be accounted for as reinsurance and prescribes accounting and reporting standards for such contracts. Written premiums, earned premiums, incurred losses and loss adjustment expenses reflect the net effects of assumed and ceded reinsurance transactions. Reinsurance accounting is followed for assumed and ceded transactions when risk transfer requirements have been met. These requirements involve significant assumptions relating to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms. We did not have any ceded reinsurance contracts during this period and all of our assumed reinsurance meets the criteria in SFAS 113 for treatment as reinsurance.

Although we do not anticipate offering reinsurance contracts that do not meet risk transfer requirements, any reinsurance contracts that do not transfer significant insurance risk will be accounted for as deposits. These deposits are accounted for as financing transactions, with interest expense credited to the contract deposit.

We intend to purchase ceded reinsurance, known as retrocession reinsurance, to protect our reinsurance subsidiary, CastlePoint Re, as well as CastlePoint Insurance Company and any other U.S. licensed insurance companies that we may acquire. The retrocession reinsurance we plan to purchase is intended to bring our aggregate property excess of loss exposure on a net basis to less than 10% of our equity. We may also purchase retrocession protection in situations where we desire to limit our net loss for any single underlying policy to lower amounts, generally less than 1% of our equity. The costs we will need to expend to obtain retrocession reinsurance are built into the pricing of our programs and reinsurance treaties and, therefore, we do not expect that such costs will materially affect our future results of operations or cash flow.

Intangible assets and potential impairment.   The costs of a group of assets acquired in a transaction will be allocated to the individual assets including identifiable intangible assets based on their relative fair values. Identifiable intangible assets with a finite useful life are expected to be amortized over the period which the asset is expected to contribute directly or indirectly to our future cash flows. Identifiable intangible assets with finite useful lives will be tested for recoverability whenever events or changes in circumstances indicate that a carrying amount may not be recoverable, or at least annually. An impairment loss will be recognized if the carrying value of an intangible asset is not recoverable and its carrying amount exceeds its fair value. Significant changes in the factors we will consider when evaluating our intangible assets for impairment losses could result in a significant change in impairment losses reported in our consolidated financial statements. Identifiable intangible assets with indefinite lives will be subject to an annual test for recoverability and an impairment loss recognized in the same manner. No impairment losses were recognized in 2006. See note 2 “Intangible Assets” in the notes to our audited financial statements included elsewhere in this prospectus.

Deferred taxes.   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The deferred tax asset as of December 31, 2006 was $1.1 million, which was comprised of the cost of stock options and CastlePoint Management’s net loss. In assessing the valuation of deferred tax assets, we consider whether it is more likely than not that some portion or all the deferred tax will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income to offset previous operating losses or during periods in which temporary differences become deductible. Management currently believes that we will recover all of the assets based primarily upon future profitability of our U.S. operations.

Unpaid losses and loss adjustment expenses recoverable.   Ceded losses recoverable from reinsurers is estimated using techniques and assumptions consistent with those used in estimating the liability for losses and loss adjustment expenses, and represent management’s best estimate of such amounts. However, as changes in the estimated ultimate liability for losses and loss adjustment expenses are determined, the estimated ultimate amount recoverable from reinsurers will also change. Accordingly, the ultimate recoverable could be significantly in excess of or less than the amount indicated in the consolidated financial statements, and adjustments to these estimates are reflected in current operations.

Consolidated Results of Operations

The following table summarizes our results of operations for the year ended December 31, 2006. Except for a minimal amount of expenses in 2005, there was no activity reported in 2005.

For the Year Ended December 31, 2006
(in thousands of dollars, except percentages)
Revenues
Net premiums earned	$78,970
Commission income	2,334
Net investment income	11,184
Net realized investment gains	35
Total revenues	92,523
Expenses
Net loss and loss adjustment expenses	40,958
Commission and other acquisition expenses	29,405
Other operating expenses	12,153
Interest expenses	557
Total expenses	83,073
Income before income taxes	9,450
Income tax benefit	1,093
Net income	$10,543
Key Measures
Return on Average Equity	5.1%

We calculate our loss and expense ratios by segment. See “—Insurance Segment Results of Operations,” “—Reinsurance Segment Results of Operations” and “—Insurance Services Segment Results of Operations” below.

Consolidated Results of Operations for the Year Ended December 31, 2006

Total revenues.   Total revenues were $92.5 million in 2006, which consisted of net premiums earned (85.4% of the total revenues), commission income (2.5% of the total revenues) and net investment income (12.1% of the total revenues).

Premiums earned.   Net premiums earned were $79.0 million in 2006. The business ceded to CastlePoint Re under its reinsurance agreements with Tower’s insurance companies represented 96.2% of net premiums earned.

Commission income.   Commission income was $2.3 million in 2006. We received this commission income as a result of CastlePoint Management’s management of the specialty and traditional programs.

Net investment income and realized gains.   Net investment income was $11.2 million in 2006. The investment book yield on our invested assets was 5.4% as of December 31, 2006 which assets included

$51.6 in short term investments reflecting cash received at the end of the year that has since been more fully deployed in accordance with our investment guidelines.

Loss and loss adjustment expenses.   Loss and loss adjustment expenses was $41.0 million, which produced a 51.9% loss ratio in 2006. The quota share loss ratio of Tower’s brokerage business was 52.5%.

Expenses.   Commission and operating expenses were $41.6 million in 2006; of this amount, commission expense was $29.4 million and other operating expenses were $12.2 million, including corporate expenses (namely, audit, legal services and insurance expenses) at the holding company level and $4.6 million relating to the warrants we issued to Tower.

Interest Expense.   Our interest expense was $0.6 million. Interest expense resulted from the $103.1 million of subordinated debentures issued by us in December 2006 at a fixed interest rate.

Net income and return on average equity.   Our net income was $10.5 million in 2006. The net income increased each quarter throughout 2006 primarily as a result of increasing underwriting and investment leverage throughout the year. Our average return on equity was 5.1% for the year ended December 31, 2006. The return was calculated by dividing net income of $10.5 million by weighted average shareholders’ equity of $207.3 million. Our return on equity increased by quarter in line with our increase in net income and was 9.8% for the three months ended December 31, 2006.

Insurance Segment Results of Operations

We did not have any insurance operations during the years ended December 31, 2006 and 2005.

Reinsurance Segment Results of Operations

The following table summarizes the results of operations for our reinsurance segment for the year ended December 31, 2006. We did not have any reinsurance operations for the year ended 2005.

Year Ended December 31, 2006
In thousands except for percentages
Revenues
Premiums earned
Gross premiums earned	$78,970
Less: ceded premiums earned	—
Net premiums earned	78,970
Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	40,958
Ceded loss and loss adjustment expenses	—
Net loss and loss adjustment expenses	40,958
Underwriting expenses
Ceding commission expense	27,209
Other underwriting expenses	1,383
Total underwriting expenses	28,592
Underwriting profit	$9,420
Loss Ratios:
Gross	51.9%
Net	51.9%

Year Ended December 31, 2006
In thousands except for percentages
Accident Year Loss Ratios:
Gross	51.9%
Net	51.9%
Underwriting Expense Ratios:
Gross	36.2%
Net	36.2%
Combined Ratios:
Gross	88.1%
Net	88.1%

Reinsurance Segment Results of Operations for the Year Ended December 31, 2006

Gross premiums and net premiums.   Gross and net written premiums were $165.2 million in 2006. Included in the gross and net written premiums of $165.2 million was $40.9 million of written premiums from Tower representing 30% of Tower’s unearned premiums for the brokerage business as of March 31, 2006. The total amount of written premiums originated by and assumed from Tower by CastlePoint Re in 2006 was $155.4 million, which represented 94.1% of our gross written premiums in 2006. Tower’s business represented 96.2% of net premiums earned in 2006.

Loss and loss adjustment expenses and loss ratio.   Loss and loss adjustment expenses were $41.0 million, which produced a 51.9% loss ratio in 2006. Tower’s brokerage quota share loss ratio was 52.5% in 2006. The loss ratio improved throughout the year from 55.8% for the period ended June 30, 2006 to 51.9% primarily because the experience on Tower’s brokerage quota share business developed favorably during the year and also because the loss ratio on excess of loss reinsurance agreements including property catastrophe assumed reinsurance from Tower was favorable.

Underwriting expenses and underwriting expense ratio.   Underwriting expenses for the reinsurance segment are comprised of ceding commission paid to insurance companies writing direct business ceded to CastlePoint Re and other underwriting expenses. Ceding commission expense was $27.2 million and other underwriting expenses were $1.4 million in 2006. Both the gross underwriting expense ratio and the net underwriting expense ratio were 36.2% in 2006, since we did not have any ceded reinsurance during that period.

Underwriting profit and combined ratio.   The underwriting profit and combined ratio from the reinsurance segment was $9.4 million and 88.1% in 2006.

Insurance Services Segment Results of Operations

The following table summarizes the results of operations for our insurance services segment for the year ended December 31, 2006. We did not have any insurance services operations for the year ended 2005.

Year Ended December 31, 2006
In thousands
Revenues
Direct commission revenue from program business	$2,334
Total revenues	2,334
Expenses
Direct commission expenses from program business	1,688
Other insurance services expenses	3,601
Total expenses	5,289
Insurance services loss	$(2,955)

Insurance Services Segment Results of Operations for the Year Ended December 31, 2006

Direct commission revenue.   Direct commission revenue is dependent upon the premiums written during the year with respect to the program business produced through CastlePoint Management. CastlePoint Management receives a 30% commission from Tower Insurance Company of New York for program business placed by CastlePoint Management with Tower Insurance Company of New York less BB&T and less commission expenses that are incurred by Tower Insurance Company of New York. Commission income was $2.3 million in 2006, and was derived from the commercial umbrella specialty program, the Appalachian Underwriters Inc. traditional programs, as well as the Appalachian Underwriters Inc. risk sharing program which we treated as a specialty program.

Direct commission expense.   Direct commission expense was $1.7 million in 2006, which consisted of the commission fees paid by us to producing agents for services rendered on behalf of the program business.

Other insurance services expenses.   Other insurance services expenses were $3.6 million in 2006. This amount includes $0.8 million of costs incurred and charged by Tower’s insurance companies for services provided to us.

Insurance services loss.   Insurance services loss was $3.0 million in 2006. Since CastlePoint Management is a recently formed company, CastlePoint Management is currently incurring costs at a higher rate than revenues are being generated by the insurance services business.

Exposure to Catastrophes

As with other insurance companies and reinsurers, our operating results and financial condition could be adversely affected by volatile and unpredictable natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires, riots and explosions. Although we attempt to limit our exposure to levels we believe are acceptable, it is possible that an actual catastrophic event or multiple catastrophic events could have a material adverse effect on our financial condition, results of operations and cash flows. As noted above under “—Critical Accounting Estimates,” under U.S. GAAP, we are not permitted to establish loss reserves with respect to losses that may be incurred under insurance and reinsurance contracts until the occurrence of an event which may give rise to a claim. As a result, only loss reserves applicable to losses incurred up to the reporting date may be established, with no provision for a contingency reserve to account for expected future losses.

Income Taxes

We are subject to U.S. federal, state and local income tax requirements in the states in which we operate. We are not subject to income tax in Bermuda. Actual tax expense is based on taxable earnings reported by our U.S. operations arising from underwriting results, investment income, and other income less expense items. Our effective tax rate will reflect the proportion of taxable income recognized by our operating subsidiaries, including CastlePoint Insurance Company and the U.S. based subsidiaries we expect to acquire within the next three to nine months, subject to receipt of regulatory approvals, that generally will be taxed at the U.S. corporate income rate (35%), and CastlePoint Re which is exempt from corporate tax. There is also a 30% withholding tax imposed on dividends paid to us by our U.S. based subsidiaries.

Our Liquidity and Capital Requirements

We expect substantially all of our operations to be conducted by our insurance, reinsurance, and management company subsidiaries. Accordingly, we expect to have continuing cash needs for administrative expenses and the payment of principal and interest on any future borrowings and taxes.

Funds to meet these obligations will come primarily from dividend payments from our operating subsidiaries. There are restrictions on the payment of dividends by our insurance subsidiaries. See “—Restrictions on Dividend Payments from our Operating Subsidiaries “ below.

Our principal consolidated cash requirements are expected to be the capitalization of our existing operating subsidiaries, which includes operating expenses, our acquisition of at least one additional U.S. licensed insurance company within the next three to nine months, subject to receipt of regulatory approvals, net cash settlements under the pooling and reinsurance agreements, payment of losses and loss adjustment expenses, commissions paid to program underwriting agents, ceding commissions to insurance companies including Tower, excise taxes, operating expenses and payments under our service and expense sharing agreement with Tower and certain of its subsidiaries. In addition, we will need cash to enable us to make strategic investments in some of our clients and potential clients, including Tower, as well as to pay dividends to our shareholders and to service the debt on the subordinated debentures of $103.1 million. We plan to acquire at least one additional U.S. licensed insurance company in the next three to nine months and that the purchase price for any additional U.S. licensed insurance companies that we acquire will consist of the amount to be paid for the value of the target company’s insurance licenses (in our experience, typically between $100,000 and $200,000 per each state license) and the amount of its statutory capital and surplus, as well as the value of the business if an ongoing operating insurance company is purchased.

Although we do not need to raise additional funds to operate our business currently or to purchase additional U.S. licensed insurance companies, we do expect to need such funds to further grow our business in accordance with our business strategy, which includes supporting our insurance and reinsurance business, as well as making strategic investments. We also may use funds to make strategic investments in Tower. As further described below, in December 2006, we borrowed $103.1 million, the proceeds of which were used for general corporate purposes, including acquisition and capitalization of CastlePoint Insurance Company. Also, in December 2006 we made a $40 million investment in Tower’s non-cumulative convertible perpetual preferred stock, all of which was redeemed by Tower in January 2007. We used the proceeds of such redemption to further capitalize CastlePoint Insurance Company.

In November and December 2006, our subsidiary CastlePoint Management formed two statutory trusts for the purpose of issuing trust preferred securities to institutional purchasers in transactions not requiring registration under the Securities Act. We own all of the common trust securities of these trusts. On December 1, 2006, the first trust issued $50.0 million of trust preferred securities in a private placement and invested the proceeds thereof and the proceeds from the sale of the common securities of the trust in exchange for $51.5 million of junior subordinated debentures issued by CastlePoint Management. On December 14, 2006, the second trust issued $50.0 million of trust preferred securities in a private placement and invested the proceeds thereof and the proceeds from the sale of the common securities of the trust in exchange for approximately $51.5 million of junior subordinated debentures issued by CastlePoint Management. The subordinated debentures are unsecured obligations of CastlePoint Management and are subordinated and junior in right of payment to all its present and future senior indebtedness. CastlePoint Holdings issued guarantees in favor of the holders of the preferred securities of the trusts and the subordinated debentures, and CastlePoint Management issued guarantees in favor of the holders of the preferred securities of the trusts, both of which provide for full and unconditional guarantee of the guaranteed securities. All of these subordinated debentures have stated maturities of thirty years. CastlePoint Management has the option to redeem any or all of the subordinated debentures beginning five years from the date of issuance, at the principal amount plus accrued and unpaid interest. The interest rate on the subordinated debentures is a combination fixed and floating rate with a fixed rate (equal to 8.66% per annum with respect to the subordinated debentures issued on December 1, 2006 and 8.551% per annum with respect to the subordinated debentures issued on December 14, 2006) during the first five years, after which the interest rate will be equal to the three month London Interbank Offered Rate plus 3.5% per annum (calculated quarterly). If CastlePoint Management chose to redeem the subordinated debentures, the trusts would then redeem the trust preferred securities at the same time.

•       Under the terms for all of the trust preferred securities, an event of default may occur upon:

•       non-payment of interest on the trust preferred securities and the failure to cure the non-payment for a period of 30 days, unless such non-payment is due to a valid extension of an interest payment period;

•       non-payment of all or any part of the principal of the trust preferred securities;

•       CastlePoint Management’s failure to comply with the covenants or other provisions of the indentures governing the trust preferred securities or the trust preferred securities; or

•       bankruptcy or liquidation of CastlePoint Management or of either of the trusts through which the trust preferred securities were issued.

If an event of default occurs and is continuing, the entire principal and the interest accrued thereon may be declared to be due and payable immediately. Pursuant to the provisions in the indentures governing the trust preferred securities and the guarantees, CastlePoint Management and any of its affiliates controlled thereby cannot, if CastlePoint Management is in default or has elected to defer payments of interest on the subordinated debentures, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its own or an affiliate’s capital stock (other than payments of dividends or distributions to CastlePoint Management or a subsidiary), (ii) make any payment of principal, interest premium, repay, repurchase or redeem any debt securities that are pari passu or junior to the subordinated debentures, or (iii) enter into, amend or modify any contracts with a shareholder holding more than 10% of the common stock of CastlePoint Management other than Tower and its subsidiaries, that could require cash payments to such shareholder.

In addition, CastlePoint Management or any of its subsidiaries may not incur any additional indebtedness, unless the same is expressly made junior and subordinate or pari passu in all respects to CastlePoint Management’s outstanding subordinated debentures.

If (i) CastlePoint Holdings is in default or has elected to defer payments of interest on the subordinated debentures, (ii) the dollar amount of the gross written premiums of CastlePoint Holdings and its subsidiaries from insurance policies fail to exceed 51% of the gross written premiums from the previous year, (iii) CastlePoint Holdings and its subsidiaries sell more than 51% of its rights to renew insurance policies in a single transaction or series of related transactions or (iv) a significant subsidiary (as defined by Regulation S-X to the Securities Act) of CastlePoint Holdings which is rated by A.M. Best receives a rating of B- or lower or submits a request to withdraw its rating, neither CastlePoint Holdings, nor any of its affiliates controlled thereby, can (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its own or an affiliate’s capital stock (other than payments of dividends or distributions to CastlePoint Management or a subsidiary), (ii) make any payment of principal, interest premium, repay, repurchase or redeem any debt securities that are pari passu or junior to the subordinated debentures, or (iii) enter into, amend or modify any contracts with a shareholder holding more than 10% of the common stock of CastlePoint Holdings.

We also entered into employment agreements, or offered employment, to certain employees and we expect that we will continue to hire additional employees.

Our board of directors currently intends to authorize the payment of an annual cash dividend of $0.10 per common share to our shareholders of record, payable on a quarterly basis. On each of July 31, 2006 and October 31, 2006, our board of directors authorized the payment of a quarterly dividend of $0.025 per share and on July 31, 2006 our board of directors authorized a special dividend of $0.025 per share, each of which has been paid. On February 25, 2007, our board of directors authorized the payment of a quarterly dividend of $0.025 per share, payable on March 30, 2007, to our shareholders of record as of March 15, 2007. Any future determination to pay dividends is at the discretion of our board of directors and is dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda and U.S. state legal and regulatory constraints.

We estimate that, as of December 31, 2006, our probable maximum loss relating to a one in one hundred year property catastrophe event was approximately $27 million, based upon computer modeling techniques utilized by us that are commonly used in the insurance industry. As we expect to grow our business, we anticipate that our probable maximum loss will increase. Additionally, although we currently seek to limit our probable maximum loss to 10% of our policyholders’ surplus, in the event of such a property catastrophe event, we cannot anticipate what our actual losses would be.

Sources and Uses of Cash

A significant source of cash in 2006 was the proceeds from the sale of our common shares in the private offering, which raised $249.2 million, net of offering and related costs. We used these proceeds and the $15.0 million Tower invested in us as follows: (1) approximately $250 million to capitalize our indirect reinsurance subsidiary, CastlePoint Re; and (2) approximately $14 million to capitalize our intermediate Bermuda holding company, CastlePoint Bermuda Holdings, which directly owns CastlePoint Re. In addition, we borrowed $103.1 million in December 2006, as described under “—Our Liquidity and Capital Requirements” above.

In addition, in 2006 we received cash, and in 2007 we expect to receive cash, from direct and assumed premiums collected, net cash settlements under our pooling and reinsurance agreements, fee income for services provided, investment income and proceeds from sales and redemptions of investments. We also expect that we will raise additional funds in the future through equity and/or debt financings.

We or one of our subsidiaries may also enter into an unsecured revolving credit facility and a term loan facility with one or more syndicates of lenders, and we expect to use any such facilities for general corporate purposes, working capital requirements and issuances of letters of credit. We believe that any debt financing or credit facility will require compliance with financial covenants, such as a leverage ratio, a consolidated tangible net worth ratio and maintenance of ratings. Any debt financing or credit facility will likely contain additional covenants that restrict the activities of our operating subsidiaries, such as the incurrence of additional indebtedness and liens and the payment of dividends and other payments. In addition, the terms of any debt financings may require guarantees by CastlePoint Holdings or any of our subsidiaries. We currently have no commitment from any lender with respect to a credit facility. We cannot assure you that we will be able to obtain a credit facility on terms acceptable to us.

For the year ended December 31, 2006, net cash provided by operating activities was approximately $62.6 million and net cash flows used in investing activities was approximately $385.8 million. The primary sources of cash of our operating subsidiaries are net premiums received, commission income and investment income. Cash is used by our operating subsidiaries to pay commissions, claims and operating expenses, as well as to purchase investments and fixed assets, subject to regulatory, contractual, rating agencies and other constraints applicable to us.

The net cash flows provided by financing activities for the year ended December 31, 2006 was $357.9 million, which primarily consisted of $249.2 million in net proceeds, after offering and related expenses, from the private offering, $15.0 million invested in us by Tower, and approximately $96.9 million in net proceeds from the issuance of junior subordinated debentures, and less dividends paid to shareholders of $2.2 million.

Restrictions on Dividend Payments from our Operating Subsidiaries

Bermuda.   Bermuda legislation imposes limitations on the dividends that CastlePoint Re may pay. Under the Insurance Act, CastlePoint Re is required to maintain a specified solvency margin and a minimum liquidity ratio and is prohibited from declaring or paying any dividends if doing so would cause CastlePoint Re to fail to meet its solvency margin and its minimum liquidity ratio. Under the Insurance Act, CastlePoint Re is prohibited from declaring or paying dividends without the approval of the BMA if CastlePoint Re failed to meet its solvency margin and minimum liquidity ratio on the last day of the previous fiscal year. Under the Insurance Act, CastlePoint Re is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set forth on its financial statements for the previous year. In addition, under the Companies Act, CastlePoint Re may not declare or pay a dividend, or make a distribution from contributed surplus, if there are reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of its assets would be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

United States.   CastlePoint Insurance Company is subject to regulation by the State of New York, its state of domicile. Under New York State insurance law, CastlePoint Insurance Company may not, during any 12-month period, declare or pay dividends in excess of the lesser of 10% of its policyholders surplus as shown on its last filed financial statement or 100% of CastlePoint Insurance Company’s adjusted net income during such period, without obtaining the New York State Insurance Department’s prior approval.

All dividends paid by CastlePoint Insurance Company may only be paid out of earned surplus. CastlePoint Insurance Company did not declare a dividend in 2006.

The additional U.S. licensed insurance companies we plan to acquire will be subject to regulation by their respective states of domicile. Under most U.S. state insurance laws, prior regulatory approval is generally required for the payment of dividends or distributions which, together with any other dividends and distributions paid during the immediately preceding twelve month period exceed the greater of 10% of statutory capital and surplus or the prior calendar year’s net income or net investment income. Additionally, dividends generally may only be paid out of an insurer’s earned surplus.

Inflation

Property and casualty insurance and reinsurance premiums are established based upon our estimates at the time of the amount of losses and loss adjustment expenses that have been incurred in the past for similar types of business. We attempt to estimate the potential impact of inflation on losses and loss adjustment expenses in establishing our premiums, but we cannot be certain about the extent to which inflation may affect such amounts. Inflation in excess of the levels we have assumed could cause losses and losses adjustment expenses to be higher than we anticipated and therefore insurance and reinsurance premiums to be inadequate.

Substantial future increases in inflation could also result in future increases in interest rates, which in turn are likely to result in a decline in the market value of the investment portfolio and produce unrealized losses.

Contractual Obligations

We have contractual obligations that are summarized in the following table:

	Total	Less Than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Subordinated debentures(1)	$103,094,000	$—	$—	$—	$103,094,000
Capital leases	—	—	—	—	—
Operating leases(2)	541,527	283,527	258,000	—	—
Purchase obligations	—	—	—	—	—
Loss reserves(3)	34,191,923	9,405,089	14,478,021	5,388,220	4,920,593
Interest expense on debt	258,165,000	8,605,500	17,211,000	17,211,000	215,137,500
Total	$395,992,450	$18,294,116	$31,947,021	$22,599,220	$323,152,093

(1)          For a description of the terms of the subordinated debentures, see “—Our Liquidity and Capital Requirements” above.

(2)          We lease and/or sublease office space in (i) Hamilton, Bermuda, (ii) Warwick, Bermuda, (iii) New York, New York and (iv) Lisle, Illinois. CastlePoint Re made a sublease arrangement for premises in Hamilton, Bermuda (but it has not yet executed a related sublease agreement), as of September 1, 2006, which is expected to expire on March 31, 2007. CastlePoint Holdings entered into two year sublease agreements (on behalf of two of our employees) for two residential premises in Warwick, Bermuda, as of December 22, 2006 and January 1, 2007, respectively. The terms of these sublease agreements will expire on December 21, 2008 and December 31, 2008, respectively. CastlePoint Management currently subleases office space in New York, New York from Tower Insurance Company of New York, at its cost, pursuant to an arrangement covered by the service and expense sharing agreement between these parties.

                           CastlePoint Management plans to enter into an agreement to sublet additional office space from Tower in New York City on terms that have not yet been determined. CastlePoint Management made an arrangement to lease office space in Lisle, Illinois (but it has not yet executed a related lease agreement), as of October 1, 2006, which will expire on September 30, 2007.

(3)          The timing and amounts of actual claims payments related to loss reserves vary based on many factors, including large individual losses, changes in the legal environment, as well as general market conditions. The ultimate amount of the claims payments could differ materially from the amounts estimated by us. For more information regarding estimates for unpaid loss and loss adjustment expenses, as well as factors affecting potential payment patterns of reserves for actual and potential claims related to our lines of business, see “Critical Accounting Estimates—Losses and Loss Adjustment Expense Reserves” above. Certain of our lines of business may have loss experience characterized as low frequency and high severity. This may result in significant variability in loss payment patterns and, therefore, may impact the related asset/liability investment management process.

Off-Balance Sheet Transactions

We formed two statutory business trusts of which CastlePoint Management owns all of the common trust securities. For additional information, see note 17 “Debt” to our audited financial statements as of and for the year ended December 31, 2006 and the period ended December 31, 2005 included elsewhere in this annual report and as discussed above under “—Our Liquidity and Capital requirements”

Exposures to Market Risk

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk that we will incur losses in our investments due to adverse changes in market rates and prices. Market risk is directly influenced by the volatility and liquidity in the market in which the related underlying assets are invested. We believe that we will be principally exposed to three types of market risk: changes in interest rates, changes in credit quality of issuers of investment securities and reinsurers, and changes in equity prices. Because some of our investments will be in small insurance companies and program underwriting agents with which we do business, such investments may have no trading market and may be illiquid.

Credit Risk

Our credit risk is the potential loss in market value resulting from adverse change in the borrower’s ability to repay its obligations. Our investment objectives are to preserve capital, generate investment income and maintain adequate liquidity for the payment of claims and debt service. We seek to achieve these goals by investing in a diversified portfolio of securities. We intend to manage credit risk through regular review and analysis of the creditworthiness of all investments and potential investments.

We also have other receivable amounts subject to credit risk. To mitigate the risk of these counterparties’ nonpayment of amounts due, we will establish business and financial standards for reinsurer approval, incorporating ratings and outlook by major rating agencies and considering then-current market information. We continually review our receivables and set up an allowance for doubtful accounts when amounts are past due or when there is a possibility that an account is uncollectible.

Equity Risk

Equity risk is the risk that we may incur economic losses due to adverse changes in equity prices. Our exposure to changes in equity prices will primarily result from our holdings of common stocks, mutual funds and other equities. Our portfolio of equity securities will be carried on the balance sheet at fair value.

Portfolio characteristics are expected to be analyzed regularly and market risk will be actively managed through a variety of modeling techniques. If we invest in equity securities, our holdings are expected to be diversified across industries, and concentrations in any one company or industry will be limited by parameters established by senior management, as well as by statutory requirements. In addition, we plan to make strategic investments, including potential acquisitions in small insurance companies and program underwriting agents with which we do business, in order to build a distribution system that sources a significant portion of our overall business from these clients. In certain cases, these strategic investments may have no trading market and thus may be illiquid.

Interest Rate Risk

Interest rate risk is the risk that we may incur economic losses due to adverse changes in interest rates. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed maturity securities. Fluctuations in interest rates have a direct impact on the market valuation of these securities.

For fixed maturity securities, short-term liquidity needs and the potential liquidity needs for our business are key factors in managing our portfolio. We use modified duration analysis to measure the sensitivity of the fixed income portfolio to changes in interest rates.

We do not have any plans at this time to invest significantly in floating rate securities or borrow funds at a floating rate of interest; however, we would also be exposed to interest rate risk on these investments or debt instruments if we were to participate in these instruments in the future.

Sensitivity Analysis

Sensitivity analysis is a measurement of potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected time. In our sensitivity analysis model, we select a hypothetical change in market rates that reflects what we believe are reasonably possible near-term changes in those rates. The term “near-term” means a period of time going forward up to one year from the date of the consolidated financial statements. Actual results may differ from the hypothetical change in market rates assumed in this disclosure, especially since this sensitivity analysis does not reflect the results of any action that we may take to mitigate such hypothetical losses in fair value.

In this sensitivity analysis model, we use fair values to measure our potential loss. The sensitivity analysis model includes fixed maturities and short-term investments.

For invested assets, we use modified duration modeling to calculate changes in fair values. Durations on invested assets are adjusted for call, put and interest rate reset features. Durations on tax-exempt securities are adjusted for the fact that the yield on such securities is less sensitive to changes in interest rates compared to U.S. Treasury securities. Invested asset portfolio durations are calculated on a market value weighted basis, including accrued investment income, using holdings as of December 31, 2006.

The following table summarizes the estimated change in fair value on our fixed maturity portfolio including short-term investments based on specific changes in interest rates as of December 31, 2006:

Change in Interest Rate	Estimated Increase (Decrease) in Fair Value ($ in thousands)	Estimated Percentage Increase (Decrease) in Fair Value
300 basis points rise	(22,820)	(7.7)%
200 basis points rise	(15,122)	(5.1)%
100 basis points rise	(7,410)	(2.5)%
100 basis points decline	6,660	2.2%
200 basis points decline	12,409	4.2%
300 basis points decline	18,140	6.1%

For example, the sensitivity analysis model used by us produces a predicted pre-tax loss in fair value of market-sensitive instruments of $7.4 million or 2.5% based on a 100 basis point increase in interest rates as of December 31, 2006.

Posting of Security by Our Non-U.S. Operating Subsidiaries

We anticipate that CastlePoint Re will not be licensed, accredited or otherwise approved as a reinsurer anywhere in the United States. All U.S. jurisdictions prohibit insurance companies from taking credit for reinsurance obtained from unlicensed or non-admitted insurers on their U.S. statutory financial statements without appropriate security. Therefore, insurance companies in these jurisdictions will only receive credit for reinsurance purchased from us to the extent that we provide adequate security for the reinsurance obligations. This type of security is typically provided by posting a letter of credit for the benefit of the primary insurer or through the deposit of assets into a trust fund established for the benefit of the primary insurer in accordance with state regulation. Under the terms of the reinsurance agreements between CastlePoint Re and Tower’s insurance companies, CastlePoint Re is required to provide security to Tower’s insurance companies to support reinsurance recoverables owed to these reinsureds in a form acceptable to the insurance commissioners of the State of New York and Commonwealth of Massachusetts, the domiciliary states of Tower’s insurance companies. This security is currently expected to be in the form of a trust fund established in accordance with the State of New York’s Insurance Regulation 114 or with the applicable insurance regulations of Commonwealth of Massachusetts. This trust arrangement permits Tower’s insurance companies to take credit on their statutory financial statements for the reinsurance ceded to CastlePoint Re, either as an additional asset or as a reduction in liability. CastlePoint Re has established a trust fund in accordance with the State of New York’s Insurance Regulation 114. We may also be required by other clients to establish trusts or provide similar security as part of our reinsurance business. For example, at the request of another client we currently reinsure, CastlePoint Re has established a trust fund in accordance with the applicable insurance regulations of Commonwealth of Massachusetts. If we are unable to provide the necessary security, insurance companies may be less willing to purchase our reinsurance products, which could have a material adverse effect on our results of operations.

In connection with posting of security as described above, CastlePoint Re will file annual statements in the states of domicile of its reinsureds, to the extent required.

In addition, CastlePoint Re entered into a trust agreement to establish a trust fund in the United States as security for U.S. policyholders and third party claimants in connection with seeking to qualify as an eligible or approved excess or surplus lines insurer in certain U.S. jurisdictions.

For more information, see note 11 “Commitments and Contingencies” to our audited financial statements as of and for the year ended December 31, 2006 and the period ended December 31, 2005 included elsewhere in this annual report.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
CastlePoint Holdings, Ltd.
Consolidated Financial Statements and Financial Statement Schedules:
Report of PricewaterhouseCoopers (Bermuda), Independent Registered Public Accounting Firm with respect to audited consolidated financial statements as of and for the year ended December 31, 2006 and the period ended December 31, 2005	84
Consolidated Balance Sheet as of December 31, 2006 and 2005	85
Consolidated Statement of Income and Comprehensive Income for the year ended December 31, 2006 and the period from November 16, 2005 to December 31, 2005	86
Consolidated Statement of Cash Flow for the year ended December 31, 2006	87
Consolidated Statement of Changes in Shareholders’ Equity for the year ended December 31, 2006 and the period ended December 31, 2005	88
Consolidated Notes to Financial Statements for the year ended December 31, 2006 and the period ended December 31, 2005	89
Schedule I—Consolidated Summary of Investment other than Investments in Related Parties	115
Schedule II—Condensed Financial Information of Registrant Condensed Balance Sheets	116
Schedule II—Condensed Financial Information of Registrant Condensed Statement of Cash Flows	117
Schedule II—Condensed Financial Information of Registrant Condensed Statements of Income and Comprehensive Income	118
Schedule IV—Reinsurance	118
Schedule VI—Supplemental Information Concerning Insurance Operations	118

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of CastlePoint Holdings, Ltd.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows present fairly, in all material respects, the financial position of CastlePoint Holdings, Ltd. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for the year ended December 31, 2006 and the period from November 16, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules presented with these financial statements present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

Hamilton, Bermuda
February 28, 2007

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
December 31,
($ in thousands)

	2006	2005
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost $293,878 for 2006; $0 for 2005)	$295,527	$—
Short-term investments, available-for-sale, at fair value (amortized cost $51,626 for 2006; $0 for 2005)	51,638	—
Total available-for-sale investments	347,165	—
Investment in Tower preferred stock	40,000
Common trust securities—statutory business trusts, equity method	3,094
Total investments	390,259
Cash and cash equivalents	34,784	—
Accrued investment income	2,211	—
Assumed premiums receivable (primarily with related parties—See note 3)	44,930	—
Premiums receivable—programs (primarily with related parties—See note 3)	1,295	—
Deferred acquisition costs (primarily with related parties—See note 3)	30,363	—
Deferred income taxes	1,089	—
Deferred financing fees	3,084	—
Other assets	3,327	648
Total Assets	$511,342	$648
Liabilities and Shareholders’ Equity
Liabilities
Loss and loss adjustment expenses (primarily with related parties—See note 3)	$34,192	$—
Unearned premium (primarily with related parties—See note 3)	86,181	—
Assumed losses payable (primarily with related parties—See note 3)	3,496	—
Premiums payable—programs (primarily with related parties—See note 3)	1,072	—
Accounts payable and accrued expenses	2,869	—
Other liabilities	725	684
Subordinated debentures	103,094	—
Total Liabilities	231,629	684
Commitments and Contingent Liabilities (Note 11)
Shareholders’ Equity
Common shares ($0.01 par value, 100,000,000 shares authorized, 29,580,000 and 0 shares issued in 2006 and 2005)	296	—
Additional paid-in-capital	269,472	—
Accumulated other comprehensive income	1,657	—
Retained earnings (deficit)	8,288	(36)
Total Shareholders’ Equity	279,713	(36)
Total Liabilities and Shareholders’ Equity	$511,342	$648

See accompanying notes to the consolidated financial statements.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
For the year ended December 31, 2006 and the period from November 16, 2005 to  December 31, 2005
($ in thousands except per share amounts)

	2006	2005
Revenues
Net premiums earned (primarily with related parties—See note 3)	$78,970	$—
Commission income (primarily with related parties—See note 3)	2,334	—
Net investment income	11,184	—
Net realized gain on investment	35	—
Total Revenues	92,523	—
Expenses
Loss and loss adjustment expenses (primarily with related parties—See note 3)	40,958	—
Commission and other acquisition expenses (primarily with related parties—See note 3)	29,405	—
Other operating expenses	12,153	36
Interest expense	557	—
Total Expenses	83,073	36
Income (loss) before income taxes	9,450	(36)
Income tax benefit	1,093	—
Net Income (loss)	$10,543	$(36)
Comprehensive Income
Net income (loss)	$10,543	$(36)
Other comprehensive income:
Gross unrealized investment holding gains arising during period	1,696	—
Less: reclassification adjustment for gains included in net income	35	—
	1,661	—
Income tax expense related to items of other comprehensive income	(4)	—
Total other comprehensive income	1,657	—
Comprehensive Income (loss)	$12,200	$(36)
Earnings Per Share
Basic earnings per common share	$0.47	NM
Diluted earnings per common share	$0.47	NM
Weighted-Average Common Shares
Outstanding:
Basic	22,336	—
Diluted	22,336	—

Note: “NM” denotes not meaningful.

See accompanying notes to the consolidated financial statements.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED STATEMENT OF CASH FLOW
($ in thousands)

Year ended December 31, 2006
Cash flows from operating activities:
Net income	$10,543
Adjustments to reconcile net income to net cash provided by (used in) operations:
Gain on sale of investments	(35)
Depreciation and amortization	25
Amortization of bond premium or discount	(396)
Amortization of stock-based compensation expense	998
Deferred income tax	(1,093)
Warrants issued	4,605
Increase in assets:
Accrued investment income	(2,211)
Assumed premiums receivable	(44,930)
Premiums’ receivable—programs	(1,295)
Deferred acquisition costs	(30,363)
Other assets	(750)
Increase in liabilities:
Loss and loss adjustment expenses	34,192
Unearned premium	86,181
Assumed losses payable	3,496
Premiums’ payable—programs	1,072
Accounts payable and accrued expenses	2,538
Other liabilities	41
Net cash flows provided by operations	62,618
Cash flows from investing activities:
Cost of fixed assets purchased	(331)
Purchases of investments:
Cost of fixed-maturity securities purchased	(418,317)
Other investments	(40,000)
Cost of purchase of shell company (net of cash acquired)	(2,795)
Sale of investments:
Proceeds from sales of fixed-maturity securities	127,315
Net short term investments purchased	(51,626)
Net cash flows used in investing activities	(385,754)
Cash flows from financing activities:
Net proceeds from subordinated debentures	96,916
Net proceeds from Tower Group, Inc.	15,000
Net proceeds from private offering	249,165
Registration costs paid and deferred	(942)
Dividends to shareholders	(2,219)
357,920
Increase in cash and cash equivalents	34,784
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$34,784
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—
Cash paid for interest	$174

Note: The Company commenced operation in 2006 thus there were no cash flows in 2005.

See accompanying notes to the consolidated financial statements.

CASTLEPOINT HOLDING, LTD.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
for the year ended December 31, 2006 and the period ended December 31, 2005
($ in thousands)

	Common Shares	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings (Deficit)	Total Shareholders’ Equity
Balance at November 16, 2005	$—	$—	$—	$—	$—
Net Income (loss)				(36)	(36)
Balance at December 31, 2005				(36)	(36)
Tower Group, Inc., proceeds	26	14,974	—	—	15,000
Private offering, net proceeds	270	248,895			249,165
Warrant to purchase common shares		4,605			4,605
Net income (loss)				10,543	10,543
Net unrealized gains			1,657		1,657
Stock based compensation		998			998
Dividends to shareholders		—		(2,219)	(2,219)
Balance at December 31, 2006	$296	$269,472	$1,657	$8,289	$279,713

See accompanying notes to the consolidated financial statements.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 1—General

CastlePoint Holdings, Ltd. (the “Company”), a new Bermuda holding company incorporated on November 16, 2005, was organized to provide, through its subsidiaries, property and casualty insurance and reinsurance business solutions, products and services primarily to small insurance companies and program underwriting agents in the United States. The Company was formed to take advantage of opportunities that the Company believes exist in the insurance and reinsurance industry for providing traditional quota share reinsurance, insurance risk sharing, program capacity and support, and insurance services that can be purchased on a stand-alone, or unbundled basis. The Company’s subsidiaries are CastlePoint Bermuda Holdings, Ltd. (“CastlePoint Bermuda Holdings”), CastlePoint Reinsurance Company, Ltd. (“CastlePoint Re”), CastlePoint Management Corp. (“CastlePoint Management”) and CastlePoint Insurance Company (“CastlePoint Insurance”).

On February 6, 2006, Tower Group, Inc., a Delaware corporation that is publicly traded in the U.S. and the Company’s sponsor (“Tower”), invested $15.0 million in the Company in consideration of receiving 2,555,000 shares of the Company’s common shares. References herein to “Tower” refer to Tower Group, Inc. and its subsidiaries, which include Tower Insurance Company of New York (“TICNY”), Tower National Insurance Company (“TNIC”) and its managing general agency, Tower Risk Management (“TRM”). On April 4 and 5, 2006, the Company issued a total of 27,025,000 common shares in a private offering for net proceeds of $249.2 million. The Company used these proceeds and the $15.0 million Tower invested in the Company prior to the private offering as follows: (1) approximately $250.0 million to capitalize the Company’s reinsurance subsidiary, CastlePoint Re; and (2) approximately $14.0 million to capitalize the Company’s intermediate Bermuda holding company, CastlePoint Bermuda Holdings, which owns CastlePoint Re.

In November and December 2006, CastlePoint Management formed two statutory business trusts, CastlePoint Management Statutory Trust I and CastlePoint Management Statutory Trust II (“Trust I” and “Trust II”, or collectively, the “Trusts”), of which the Company owns all of the common trust securities. For additional information see Note 17—”Debt”.

On December 4, 2006, CastlePoint Management purchased 40,000 shares of Tower’s Series A non-cumulative convertible redeemable perpetual preferred stock (“Tower Preferred Stock”) with a $0.01 par value per share and a $1,000 liquidation preference per share for an aggregate amount of $40.0 million. The dividends on Tower Preferred Stock were non-cumulative and payable quarterly at a rate of 8.66% per annum.

On December 4, 2006, CastlePoint Management purchased from Tower all of the issued and outstanding capital stock of a company known at that time as Tower Indemnity Company of America, subsequently renamed to CastlePoint Insurance in early 2007. As of December 31, 2006, CastlePoint Insurance is a licensed insurer in New York and New Jersey. CastlePoint Insurance will write insurance business, on an admitted basis, in the states of New York and New Jersey once it completes further necessary regulatory filings and receives necessary regulatory approvals in New Jersey, as well as in those states in which it subsequently applies to become, and is approved as, a licensed insurer. As of December 31, 2006, CastlePoint Insurance has not commenced its insurance operation, and therefore, has not written or assumed any premiums.

HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the financial statements of CastlePoint Holdings, Ltd. and its wholly-owned subsidiaries, CastlePoint Bermuda Holdings, CastlePoint Re, CastlePoint Management and CastlePoint Insurance. These accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant inter-company balances have been eliminated in consolidation. The accompanying financial statements present the financial position of CastlePoint Holdings, Ltd. and its subsidiaries at December 31, 2006 and 2005.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Premiums Earned and Reinsurance

Premiums on insurance policies issued by the Company that are considered short duration contracts are earned in proportion to the amount of insurance protection provided on a pro-rata basis over the terms of the underlying policies with the unearned portion being reported as unearned premium.

Reinsurance arrangements are those that qualify for reinsurance accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts”. Reinsurance premiums written are recorded and recognized as earned in line with and on a pro-rata basis over the terms of the underlying policies. These premiums can be subject to estimates based upon information received from ceding companies and any subsequent differences arising on such estimates are recorded in the period in which they are determined. Unearned premiums represent premiums applicable to the unexpired portion of in-force contracts at the end of each accounting period. Net premiums earned are presented after deductions for reinsurance ceded as applicable.

Liability for Loss and Loss Adjustment Expenses

The liability for loss and loss adjustment expenses represents management’s best estimate of the ultimate cost of all reported and incurred but not reported losses that are unpaid as of the balance sheet date. The liability for loss and loss adjustment expenses is estimated on an undiscounted basis, using individual case-basis valuation, statistical analyses, and various actuarial procedures. Management believes that the reserves for loss and loss adjustment expenses are adequate to cover the ultimate cost of losses and claims to date; however, because of the uncertainty from various sources, including changes in reporting patterns, claims settlement patterns, judicial decisions, legislation, and economic conditions, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

The Company’s losses and loss adjustment expense reserves, for both reported and unreported claims obligations, are maintained to cover the estimated ultimate liability for all of the Company’s insurance and

HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 2—Summary of Significant Accounting Policies (Continued)

reinsurance obligations. Losses and loss adjustment expense reserves are categorized in one of two ways: (i) case reserves, which represent unpaid losses and loss adjustment expenses as reported by cedants to us or as estimated by the Company’s claims adjusters retained by us, and (ii) incurred but not reported reserves, or IBNR reserves, which are reserves for losses and loss adjustment expenses that have been incurred, but have not yet been reported to us, as well as additional amounts relating to losses already reported, that are in excess of case reserves. IBNR reserves are estimates based on all information currently available to us and are reevaluated on a quarterly basis utilizing the most recent information supplied by the Company’s cedants and by the Company’s own claims adjusters.

The Company generally reserves for each treaty that the Company reinsures separately, so that the Company is able to take into consideration the underlying loss development patterns of each ceding company to the extent supported in the data reported by each ceding company. While ceding companies may report their own estimates of IBNR, the Company independently analyzes the losses for each treaty, and consequently the Company may choose to establish IBNR reserves in an amount different from the amount reported by the ceding company.

Cash and Cash Equivalents

Cash and cash equivalents are carried at cost, which approximates fair value, and include all securities that, at their purchase date, have a maturity of less than 90 days.

Investments

The Company accounts for its investments in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, which requires that fixed-maturity and equity securities that have readily determinable fair values be segregated into categories based upon the Company’s intention for those securities. In accordance with SFAS No. 115, the Company has classified its fixed maturity securities and equity securities as available-for-sale. The Company may sell its available-for-sale securities in response to changes in interest rates, risk/reward characteristics, liquidity needs or other factors. Short term investments are securities with a remaining maturity of less than one year at the date of purchase; these are also classified as available for sale.

Fixed maturity and equity securities:   Marketable fixed-maturity securities and equity securities are reported at their estimated fair values based on quoted market prices or a recognized pricing service, with unrealized gains and losses, net of tax effects, reported as a separate component of accumulated other comprehensive income in shareholders’ equity. Premiums and discounts on fixed maturity investments are charged or accreted to income over the anticipated life of the investment. Net investment income, consisting of interest and dividends, net of investment expenses, is recognized when earned. Realized investment gains and losses on the sale of investments are determined based on the specific identification method and are included in the accompanying statement of income.

Common trust securities—statutory business trusts:   The Company’s investment in the common trust securities of the Trusts are reported as investments in equities separately in the balance sheet. The securities are recorded at fair value, which currently approximates original cost. The fair value of the securities currently approximates original cost, since there is nothing to indicate that realizable value is other than cost.

HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 2—Summary of Significant Accounting Policies (Continued)

Impairment of investment securities results in a charge to net realized gains or losses on investments when market decline below cost is deemed to be other-than-temporary. The Company regularly reviews its fixed-maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. In general, attention is focused on those securities where fair value has been less than 80% of the amortized cost or cost, as appropriate, for six or more consecutive months. In evaluating potential impairment, management considers, among other criteria: the current fair value compared to amortized cost or cost, as appropriate; the length of time the security’s fair value has been below amortized cost or cost; management’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value; specific credit issues related to the issuer; and current economic conditions. Other-than-temporary impairment losses result in a permanent reduction of the cost basis of the underlying investment. During 2006, the Company did not record any other-than-temporary impairments.

Premiums Receivable/Payable—Programs

For all policies written, CastlePoint Management has the authority and responsibility to collect, account, receipt for and remit premiums; and to hold all monies, including premiums, return premiums and monies received in a fiduciary capacity. Program business is currently produced by an agent appointed by CastlePoint Management; therefore premiums are agency billed and are due to CastlePoint Management net of commission. Net premiums due from agents are recorded as premiums receivable on the balance sheet. Premiums payable to insurance companies, after deducting any management fee due to CastlePoint Management, are recorded as premiums payable—programs.

Program Commission Income/Expenses

Direct commission revenue from the Company’s insurance services segment is earned as the related insurance policies are placed in relation to the services discussed below, provided in performing the Company’s program business. Agency commission expenses are commissions paid to agents, which are calculated as a percentage of premiums placed and recorded as commission expenses. The services provided by the Company include marketing and oversight of the programs. Fees for services such as policy and claims administration and insurance technology will be negotiated at market terms, although at this time the insurance services segment has not yet provided such services. When such services are rendered, the Company anticipates that the fees for such services will be charged either as an amount per policy or per claim or as a percentage of premium. The Company will recognize such fees as income over the period in which such services are rendered. In addition, when the Company does provide such services, the Company may source these services from Tower pursuant to the service and expense sharing agreement described in Note 3—”Related Party Transactions.”

Assumed Commission Expense

Assumed commission expense on reinsurance premiums assumed is expensed in a manner consistent with the recognition of reinsurance premiums assumed, generally on a pro-rata basis over the terms of the policies reinsured. Certain reinsurance agreements contain provisions where the ceding commission rates vary based on the loss experience under the agreements. The Company records adjustments to the

HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 2—Summary of Significant Accounting Policies (Continued)

assumed commission expense in the period in which changes in the estimated loss ratio are determined. The Company records such assumed commission expense based on its current estimate of subject losses.

Deferred Acquisition Costs

Acquisition costs represent the costs of writing business that vary with, and are primarily related to, the production of insurance and reinsurance business. Policy and contract acquisition costs, including assumed commissions and other direct operating expenses are deferred and recognized as expense as related premiums are earned. The Company considers anticipated investment income in determining the recoverability of these costs and believes they are fully recoverable.

Debt Issuance Cost

The issuance costs related to the issuance of the junior subordinated debentures by CastlePoint Management have been recorded as Deferred financing fees and will be amortized over the term of the debentures using the effective interest method.

Income Taxes

The Company records taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, income taxes are recognized for tax payable or refundable for the current year and deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In accordance with SFAS No. 109, deferred tax assets and liabilities are determined using enacted tax rates applicable to the period in which the temporary differences are expected to be recovered or settled. Accordingly, the current period income tax provision can be affected by the enactment of new tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

SFAS No. 109 requires that all deferred income tax assets be given full recognition, subject to the possible provision of an allowance when it is determined that this asset is unlikely to be realized. The Financial Accounting Standards Board (“FASB”) developed a threshold by which the valuation is to be measured, the “more-likely-than-not” criterion. The process of evaluating whether a valuation allowance is needed involves the weighing of both positive and negative factors to determine whether, based on the available evidence, it is more likely than not that the deferred tax assets will be realized. Positive factors (those suggesting that an allowance is not necessary) that the Company has considered include: evidence of sufficient future taxable income and evidence of the existence of prudent tax planning strategies that would permit realization of the deferred tax asset.

Equity Compensation Plans

The Company accounts for its share compensation plans in accordance with SFAS No. 123-R”Share-Based Payment.” Accordingly, the Company recognizes the compensation expense for stock option grants, based on the fair value of the award on the date of grant, over the vesting period, which is the requisite service period. The fair value of the grant will amortize ratably over its vesting period as a charge to compensation expense and an increase to additional paid in capital in Shareholders’ Equity. At this time, the Company has granted stock options but has not issued restricted shares.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 2—Summary of Significant Accounting Policies (Continued)

Earnings Per Share

In accordance with SFAS No. 128, “Earnings Per Share”, the Company measures earnings per share at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is calculated by dividing income allocable to common shareholders by the weighted average number of shares outstanding during the period, excluding issued but unvested restricted shares. Diluted earnings per share is calculated by dividing income allocable to common shareholders by the weighted average number of shares outstanding during the period, as adjusted for the potentially dilutive effects of stock options, warrants, unvested restricted shares and/or convertible preferred stock, unless such common equivalent shares are anti-dilutive.

Offering and Incorporation Expense

Offering expenses incurred in connection with the Company’s common share offering in April 2006 (the “private offering”) were recorded as a reduction of paid in capital. As of December 31, 2006, the Company incurred additional costs in connection with its probable initial public offering (“IPO”). These costs were recorded as deferred IPO costs within Other Assets and will be subsequently deducted from IPO proceeds received and recorded as additional paid-in capital.

Incorporation expenses not related to the raising of capital are expensed as incurred and included in other operating expense.

Intangible Assets

The Company has recorded, as an identifiable intangible asset, state insurance licenses acquired through a shell purchase. The Company believes that these licenses have an indefinite useful life. In accounting for such assets, the Company follows SFAS No. 142, “Goodwill and Other Intangible Assets”. In accordance with SFAS No. 142, the Company does not amortize the licenses but evaluates the recoverability of the assets on an annual basis. An impairment loss is recognized if the carrying value of an intangible asset is not recoverable and its carrying value exceeds its fair value. No impairment losses were recognized in 2006.

Fixed Assets

Furniture, computer equipment, leasehold improvements and software are reported at cost less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight line method over the estimated useful lives of the assets. The Company estimates the useful life for computer equipment and software is for three years, servers for five years, furniture for seven years and leasehold improvements for the term of the lease.

Variable Business Entities

In December 2003, the FASB issued FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN46 (R)”), which establishes accounting guidance for the identification of a variable interest entity (“VIE”) and the consolidation of a VIE by the party deemed to be the primary beneficiary. The primary beneficiary of a VIE is the party that absorbs a majority of the VIE’s expected losses, receives

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 2—Summary of Significant Accounting Policies (Continued)

a majority of the VIE’s expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE.

The Company has applied the guidance in FIN 46(R) in determining that the Trusts meet the definition of a VIE and that the Company is not the primary beneficiary. See Note 17—“Debt.”

Segment Reporting

The Company manages its operations through three reportable segments: insurance, reinsurance and insurance services. See Note 15—“Segment Information.”

Recent Accounting Developments

In September 2005, American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position (“SOP”) 05-1, “Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts”. This SOP provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in Financial Accounting Standards Board SFAS No. 97, “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments.” This SOP is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. The Company has determined that SOP 05-1 will have no effect on the Company’s results of operations or financial position.

In February 2006, the FASB issued SFAS No.155, “Accounting for Certain Hybrid Financial Instruments,” an amendment of SFAS No.133 and SFAS No.140. This standard permits fair value re-measurement of an entire hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; narrows the scope exemption applicable to interest-only strips and principal-only strips from SFAS 133, and clarifies that only the simplest separations of interest payments and principal payments qualify as not being subject to the requirements of SFAS 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is intended to require more consistent accounting that eliminates exemption and provides a means to simplify the accounting for hybrid financial instruments. This statement is effective for all financial instruments acquired or issued after January 1, 2007. The Company is currently evaluating SFAS No. 155, although subject to completion of this evaluation, the Company does not anticipate this will have a material impact on the Company’s financial position or operating results.

In June 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement for uncertain tax positions taken or expected to be taken in income tax returns. The relevant company has to determine whether it is more likely than not that the position would be sustained upon examination by tax authorities.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 2—Summary of Significant Accounting Policies (Continued)

Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than a 50% likelihood of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating FIN 48 although, subject to completion of this evaluation, the Company does not anticipate this will have a material impact on the Company’s financial position or operating results.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. This new standard provides guidance for using fair value to measure assets and liabilities.

Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of the principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data such as the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The provisions of SFAS 157 are effective for financial statements issued beginning November 15, 2007. The Company is currently reviewing the impact SFAS 157 will have on its consolidated results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. The objective is to improve financial reporting by providing the entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This standard also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is expected to expand the use of fair value measurement. The standard is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently reviewing the impact SFAS 159 will have on its consolidated results of operations and financial position.

Note 3—Related Party Transactions

The transactions listed below are classified as related party transactions, as each counterparty may be deemed to be an affiliate of the Company.

Tower sponsored the Company’s formation, and we entered into a long-term strategic relationship with Tower to secure a stable source of traditional quota share reinsurance and insurance risk-sharing capability. In connection with the Company’s formation and capitalization, Tower invested $15.0 million in the Company in consideration of receiving 2,555,000 shares of the Company’s common shares. The common shares held by Tower represent 8.6% the Company’s outstanding common shares. The Company also issued ten-year warrants to Tower to purchase an additional 1,127,000 of the Company’s common

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 3—Related Party Transactions (Continued)

shares at an exercise price of $10.00 per share, which shares represent 3.5% of the Company’s common shares outstanding on a fully-diluted basis. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, represent 11.6% of the Company’s outstanding common shares on a fully-diluted basis. Michael H. Lee is the Chief Executive Officer of both CastlePoint and Tower and has employment agreements with both companies. Mr. Lee’s initial salary was based on a peer company review discounted to reflect the fact that he is also Chairman of the Board, President and Chief Executive Officer of Tower.

In April 2006, the Company entered into a master agreement, certain reinsurance agreements, a program management agreement and a service and expense sharing agreement with Tower and its insurance subsidiaries. In addition, CastlePoint Re participates as a reinsurer of Tower’s property and excess of loss reinsurance agreements. CastlePoint Re entered into three multi-year quota share reinsurance agreements with Tower’s insurance subsidiaries: the brokerage business quota share reinsurance agreement, the traditional program business quota share reinsurance agreement and the specialty program business and insurance risk-sharing business quota share reinsurance agreement.

Under these agreements, Tower’s insurance companies cede to CastlePoint Re between 25% and 45% of each of their brokerage business, between 50% and 75% for traditional program business, effective as of July 1, 2006, and between 75% and 85% of their specialty program business and insurance risk-sharing business, subject to a periodic adjustment. The ceding commission for brokerage business is initially fixed at 34% of the ceded written premium, and will in later years be subject to upward or downward adjustments depending on the loss ratio. The ceding commission on the traditional program business will be 30% less expenses shared with Tower, effective as of July 1, 2006, and the specialty program business and insurance risk-sharing business is 30% and may be adjusted upward based on the loss ratio. The reinsurance agreements (as amended) have a term of four years, subject to certain early termination rights of the parties. In addition, CastlePoint Re participates as a reinsurer in Tower’s property and casualty excess of loss reinsurance program effective May 1, 2006, and in Tower’s property catastrophe reinsurance program, effective July 1, 2006. Premiums receivable from and losses payable to Tower as of December 31, 2006 were $42.4 million and $3.5 million, respectively, while unearned premium reserves and loss reserves with Tower were $80.7 million and $33.2 million, respectively. The total underwriting impact related to the agreements with Tower as discussed above is as follows:

December 31, 2006
($ in thousands)
Net premiums earned	$76,963
Net losses incurred	39,940
Net commission expense	26,534

CastlePoint Management entered into a service and expense sharing agreement with Tower’s insurance subsidiaries which will result in insurance company services offered by Tower, such as claims adjustment, policy administration, technology solutions, underwriting, and risk management services, to U.S. domiciled insurance subsidiaries of the Company, as well as to companies appointed as managing general underwriters by those companies. As of December 31, 2006, there were no costs associated with the insurance company services provided by Tower’s insurance subsidiaries. For services rendered in

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 3—Related Party Transactions (Continued)

support of CastlePoint Management’s infrastructure as contemplated by the service and expense sharing agreement, Tower charged CastlePoint Management $0.7 million for the year ended December 31, 2006.

In April 2006, CastlePoint Management entered into a program management agreement with Tower Insurance Company of New York and Tower National Insurance Company, whereby CastlePoint Management was appointed to perform certain underwriting and claims services with respect to the specialty program business and insurance risk-sharing business. Under the program management agreement, Tower agreed to pay CastlePoint Management a management fee based on an initial management fee percentage of 30% less boards, bureau and premium taxes (which will be applied each year as to premium written during that year and will be adjusted based on the net loss ratio of the business covered under the program management agreement). Premiums collected and due to Tower for program business at December 31, 2006 were $1.1 million. At December 31, 2006, CastlePoint Management recorded commission revenue of $2.3 million from Tower.

On December 4, 2006, CastlePoint Management purchased 40,000 shares of Tower Preferred Stock with a $0.01 par value per share and a $1,000 liquidation preference per share for an aggregate amount of $40.0 million. The dividends on Tower Preferred Stock were non-cumulative and payable quarterly at a rate of 8.66% per annum. See Note 17—“Debt” for additional details.

On December 4, 2006, CastlePoint Management purchased from Tower all of the issued and outstanding capital stock of Tower Indemnity Company of America, a U.S. licensed insurance company, for a cash purchase price of $350,000 plus approximately $8.4 million which was the adjusted statutory surplus of that company at closing. This company was subsequently renamed to CastlePoint Insurance. As at December 31, 2006, CastlePoint Insurance did not conduct any business and did not have any premium income, obligations relating to insurance policies, employees, operations or real estate. CastlePoint Insurance entered into three pooling agreements with Tower effective as of January 1, 2007, subject to regulatory approval by the New York State Insurance Department.

Note 4—Investments

The amortized cost and fair value of the investments in fixed maturity securities were as follows:

	Cost or Amortized Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	($ in thousands)
December 31, 2006:
Bonds:
US Government and agencies securities	$18,650	$19	$(10)	$18,659
Corporate fixed maturities	88,785	398	(22)	89,161
Mortgage & asset-backed securities	186,443	1,342	(78)	187,707
Total fixed maturities	293,878	1,759	(110)	295,527
Short term investments	51,626	12	0	51,638
Total available-for-sale investments	345,504	1,771	(110)	347,165
Investment in Tower preferred stock	40,000	—	—	40,000
Common trust securities	3,094	—	—	3,094
Total investments	$388,598	$1,771	$(110)	$390,259

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 4—Investments (Continued)

A summary of the amortized cost and fair value of the Company’s investment in fixed-maturity securities as of December 31, 2006 by contractual maturity is shown below. Actual maturity may differ from contractual maturity because certain borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

Years to Maturity	Amortized Cost	Estimated Fair Value
	($ in thousands)
Less than one year	$8,557	$8,558
One to five years	96,622	96,996
Five to ten years	2,256	2,266
Mortgage and asset-backed securities	186,443	187,707
Total fixed maturities	$293,878	$295,527

Tower Series A Non-Cumulative Convertible Redeemable Perpetual Preferred Stock

On December 4, 2006, CastlePoint Management purchased 40,000 shares of Tower Preferred Stock for an aggregate amount of $40.0 million. The Tower Preferred Stock dividends were non-cumulative and payable quarterly at a rate of 8.66% per annum.

The Tower Preferred Stock was redeemable by Tower at any time at a price equal to the per share value plus declared and unpaid dividends, upon thirty days notice. The Tower Preferred Stock had no voting rights, except as required by law, and except that if Tower failed to pay six dividends, whether or not consecutive, the holders of the Tower Preferred Stock, voting as a separate class, would be entitled to elect one director to Tower’s board of directors until Tower has thereafter paid in full at least four dividends, whether or not consecutive. Tower Preferred Stock dividends of $250,178 for the period from December 4, 2006 through December 31, 2006 were reported as net investment income. The Tower Preferred Stock included a convertible feature which was considered an embedded derivative. The Company valued the Tower Preferred Stock at cost. Since as of December 31, 2006, the Company was aware that Tower intended to redeem the Tower Preferred Stock in full, the Company placed no additional value on the embedded derivative feature.

On January 4, 2007, the Company’s Board of Directors approved the waiver of the thirty day notice period by Tower to redeem Tower Preferred Stock. On January 26, 2007, Tower redeemed Tower Preferred Stock in full for $40.0 million. Tower also paid accrued interest of approximately $0.3 million.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 4—Investments (Continued)

Major categories of the Company’s net investment income are as follows:

December 31, 2006
($ in thousands)
Income:
Fixed maturity securities	$8,908
Short term securities	100
Dividends on preferred stock	250
Cash and cash equivalents	2,378
Total	11,636
Expenses:
Investment expenses	452
Net investment income	$11,184

Proceeds from the sale of fixed maturity securities were $127.3 million as of December 31, 2006. The Company’s net realized gains and the change in net unrealized appreciation on investments, net of deferred taxes, are as follows:

December 31, 2006
($ in thousands)
Fixed maturities:
Gross realized gains	$41
Gross realized losses	(6)
Net realized gains	$35
Change in net unrealized appreciation on investments:
Fixed maturities—available for sale	$1,661
Deferred taxes	(4)
Change in net unrealized appreciation on investments, net of tax	1,657
Total net realized gains and change in net unrealized appreciation on investments	$1,692

As of December 31, 2006, the Company did not have any securities for which the fair value was no more than 1% below amortized cost, well within the guidelines of our policy, and therefore determined that it did not hold any investments that it considered to be other than temporarily impaired.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 4—Investments (Continued)

The Company’s invested assets that were in an unrealized loss position at December 31, 2006 had all been held for less than 12 months and are as follows:

		Less than 12 Months
	Number of Positions	Book Value	Fair Value	Unrealized losses
	($ in thousands)
US Gov’t/Agency	3	4,660	4,669	(9)
Corporates	10	11,693	11,671	(22)
Mortgage & asset backed	17	31,822	31,744	(78)
Total fixed maturity		48,175	48,084	(109)
Short term	2	1,757	1,756	(1)
Total	32	49,932	49,840	(110)

In applying its accounting policy, the Company determined that it did not need to record any other than-temporary impairment charges in 2006.

Note 5—Property-Casualty Insurance Activity

(a)           Premiums written, ceded and earned are as follows:

December 31, 2006	Assumed	Net
	($ in thousands)
Premiums written	$165,151	$165,151
Change in unearned premiums	(86,181)	(86,181)
Premiums earned	$78,970	$78,970

As of December 31, 2006, all premiums written were from assumed reinsurance and no ceded reinsurance was entered into. The Company did not write any direct premiums written in 2006.

(b)          The components of the liability for loss and loss adjustment expenses as of December 31, 2006 are as follows:

Gross Liability
($ in thousands)
Case-basis reserves	$11,813
IBNR reserves	22,379
Total	$34,192

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 5—Property-Casualty Insurance Activity (Continued)

Activity in the liability for loss and loss adjustment expenses is summarized as follows:

December 31, 2006
($ in thousands)
Balance at January 1, 2006	—
Incurred related to:
Current year	40,958
Prior years	—
Total incurred	40,958
Loss portfolio transfer	21
Paid and payable:
Current year	6,787
Prior years	—
Total paid and payable	6,787
Balance at December 31, 2006	$34,192

Note 6—Deferred Acquisition Costs

Acquisition costs incurred have been deferred and amortized to income as follows:

December 31, 2006
($ in thousands)
Deferred acquisition costs at January 1, 2006	$—
Cost incurred during period:
Commission and brokerage	58,794
Other underwriting and acquisition costs	974
Total cost incurred during period	59,768
Amortization	(29,405)
Deferred acquisition costs at December 31, 2006	$30,363

Note 7—Capital Stock

(a)    Authorized and issued

The Company’s authorized share capital is 100,000,000 common shares with a par value of $0.01 each, of which there are 29,580,000 common shares issued and outstanding.

On February 6, 2006, Tower invested $15.0 million in the Company in consideration of receiving 2,555,000 shares of the Company’s common shares. On April 4 and 5, 2006, the Company issued a total of 27,025,000 common shares. Of these shares, 26,525,000 were sold at $10.00 per share and 500,000 were sold at $9.30 per share. Proceeds to the Company from this issuance, after offering and related expenses, were $249.2 million.

The holders of the Company’s common shares are entitled to receive dividends and are allocated one vote per share, provided that, if the controlled shares of any shareholder or group of related shareholders constitute more than 9.5% percent of the outstanding common shares of the Company, their voting power

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 7—Capital Stock (Continued)

will be reduced to 9.5% percent. There are various restrictions on the ability of certain shareholders to dispose of their shares.

(b)    Warrants

The warrants were issued to Tower in recognition of the full value received from Tower as the Company’s sponsor, which included the development of the Company’s business strategy, the development of the private offering to raise initial funds for the Company’s operations, and the transfer of certain executives to the Company. In consideration of Tower’s contribution, the Company issued warrants to Tower to purchase up to 1,127,000 common shares of the Company. The 1,127,000 common shares issuable upon exercise of the warrants represent 3.5% of the Company’s common shares outstanding on a fully diluted basis at December 31, 2006, and such number of shares is based on what the Company believed would be an acceptable percentage of common shares to grant to Tower upon exercise of the warrants to compensate Tower for its contributions to the Company. The warrants are effective as of April 6, 2006 and will expire on April 6, 2016. The warrants are exercisable at a price per share of $10.00, equal to the price per share paid by investors in the private offering.

The warrants may be settled using either the physical settlement or net-share settlement methods. The warrants have been classified as equity instruments, in accordance with EITF 00-19: “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. The warrants were initially measured at an aggregate fair value of $4.6 million and recorded as additional paid-in capital with an offsetting charge to other operating expenses in the Statement of Income.

The fair value of the warrants issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of 25%, was derived from the historical volatility of the share price of a range of publicly-traded Bermuda reinsurance companies with similar types of business to that of the Company. No allowance was made for any potential illiquidity associated with the absence of public trading of the Company’s shares. The other assumptions in the option pricing model were as follows: risk free interest rate of 5%, expected life of ten years and a dividend yield of 1%.

Note 8—Equity Compensation Plans

2006 Long-Term Equity Compensation Plan

The Company adopted the provision of SFAS No. 123-R effective January 1, 2006 and granted all of its stock options after that date. The compensation cost of awards shall be based on the grant-date value of those awards as calculated under SFAS No. 123-R and amortized over the vesting period. The Company’s 2006 Long-Term Equity Compensation Plan (the “Plan”) provides for grants of any option, stock appreciation right (“SAR”), restricted share, restricted share unit, performance share, performance unit, dividend equivalent or other share-based award. The total number of shares reserved for issuance under the Plan is 1,735,021 common shares, of which 1,126,166 have been issued to senior management and non-employee directors.

The Plan is administered by the compensation committee of the board of directors of the Company. The stock options granted to employees on April 4, 2006 vest in installments over 42 months of service and

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 8—Equity Compensation Plans (Continued)

the stock options granted to non-employee directors on April 4, 2006 vest after 12 months of service. No SARs or restricted stock have been granted to date.

The fair value of the options granted in 2006 was estimated using the Black-Scholes pricing model as of April 4, 2006, the date of the initial grant, with the following weighted average assumptions: risk free interest rate of 5.0%, dividend yield of 1.0%, volatility factors of the expected market price of the Company’s common shares of 25.0% and a weighted-average expected life of the options of 10 years. The fair value measurement objective of SFAS No. 123-R is achieved using the Black-Scholes model as the model (a) is applied in a manner consistent with the fair value measurement objective and other requirements of SFAS No.123-R, (b) is based on established principles of financial economic theory and generally applied in that field and (c) reflects all substantive characteristics of the instrument. The aggregate intrinsic value (being the difference between the fair value and exercise price of the options) of the options at December 31, 2006 is $1.1 million based on the fair value of $11.00 per share. At this time, no options have been vested and therefore, no options are exercisable.

Stock Options

The following table provides an analysis of stock option activity for the year ended December 31, 2006:

	Number of shares	Weighted Average Exercise Price
Outstanding, beginning of year	—	$—
Granted at market value	1,126,166	10.00
Forfeitures and expirations	(43,500)	10.00
Exercised	—	—
Outstanding, end of year	1,082,666	$10.00
Exercisable, end of year	—	—
Weighted average fair value per share of options granted		$4.09

Options outstanding as of December 31, 2006 are shown on the following schedule:

	Options Outstanding
Range of Exercise Prices	Number of Shares	Average Remaining Contractual Life	Weighted Average Exercise Price
$10.00	1,082,666	9.25 years	$10.00
Total Options	1,082,666	9.25 years	$10.00

As of December 31, 2006, there was $3.4 million of unrecognized compensation costs related to 1,082,666 non-vested stock options. For employees, the cost is expected to be recognized over the vesting periods of the individual options which extend up to 42 months.

For non-employee directors, the cost is expected to be recognized over the vesting period of 12 months. For the year ended December 31, 2006, the Company recognized $1.0 million of compensation expense related to share-based compensation.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 9—Taxation

Bermuda

Under current Bermuda law, the Company has received an undertaking from the Bermuda government exempting it from all local income, withholding and capital gains taxes until March 28, 2016. At the present time, no such taxes are levied in Bermuda.

United States

The Company and its non-U.S. subsidiaries believe that they operate in a manner such that they will cause them to not be considered to be engaged in a trade or business in the United States. Accordingly, the Company and its non-U.S. subsidiaries have not recorded any provision for U.S. taxation.

The Company’s U.S. subsidiaries, CastlePoint Management and CastlePoint Insurance, are subject to income taxes and have recorded the appropriate balances for current and deferred income taxes under SFAS No. 109 as follows:

December 31, 2006
($ in thousands)
Current federal and state income tax expense	$2
Deferred federal and state income tax benefit	(1,095)
Income tax benefit	$(1,093)

Deferred tax assets and liabilities are determined using enacted tax rates applicable to the period the temporary differences are expected to be recovered or net operating losses utilized. Accordingly, the current period income tax provision can be affected by the enactment of new tax rates. The net deferred income taxes on the balance sheet reflect temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and income tax purposes, with tax effected at a 35% rate for the period.

The component of deferred taxes is as follows:

December 31, 2006
(in thousands)
Deferred tax assets:
Stock Options	$177
Net operating losses, carried forward	916
Total deferred tax assets	$1,093
Deferred tax liabilities:
Unrealized appreciation of securities	$4
Total deferred tax liabilities	4
Net deferred tax assets	$1,089

Based upon projections of future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not that it will realize the benefits of these deductible differences and therefore did not establish a valuation allowance for the year ended

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 9—Taxation (Continued)

December 31, 2006. In accordance with SFAS No. 109, the Company anticipates that the related deferred tax assets will be realized based on the generation of net commission income by CastlePoint Management and the expectation of future profitable business which was the result of several key business developments that occurred in December 2006. On December 4, 2006, CastlePoint Management acquired CastlePoint Insurance, which is a licensed carrier in the states of New York and New Jersey. As a result, a brokerage pooling agreement between Tower and CastlePoint Insurance was executed such that 15% of the Tower brokerage business will be either written directly by CastlePoint Insurance or assumed from Tower effective January 1, 2007, providing expected underwriting income and investment income.

The provision for federal income tax incurred is different from that which would be obtained by applying the federal income tax rate to net income before income taxes. The items causing these differences are as follows:

	December 31, 2006	Effective tax rate
	($ in thousands)
Income tax expense at the Federal Statutory Rate	3,307	35%
Effect of foreign operations	(4,407)	(47)%
Other	6	0%
Income tax benefit	$(1,093)	(12)%

Note 10—Employee Benefit Plans

United States

The Company maintains a defined contribution Employee Pre-tax Savings Plan (401(k) Plan) for its employees. The Company contributes 50% of each participant’s contribution up to 8% of the participant’s compensation.

Bermuda

The Company maintains three separate defined contribution plans for its employees, all of which are managed externally. One plan for Bermudian employees (the Bermuda Plan), one for non-U.S. and non-Bermudian employees (the Non-Resident Plan) and one for U.S. citizens based in Bermuda (the 401(k) Plan). Employees are only eligible to join these plans on reaching age 23. For both the Bermuda and Non-Resident Plans, the Company matches the employees’ contribution at 5% of the participant’s compensation. The Company’s contribution vests over 2 years. For U.S. citizens based in Bermuda, a defined contribution Employee Pre-tax Savings Plan (401(k) Plan) is available. The Company contributes 50% of each participant’s contribution up to 8% of the participant’s compensation.

As of December 31, 2006, the Company expensed $31,042 for its defined contribution retirement plan. The Company does not provide defined benefit pension plans for its employees.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 11—Commitments and Contingencies

(a)   Concentrations of credit risk

As of December 31, 2006, the Company’s assets primarily consisted of investments, cash and assumed premium receivable. The Company believes it bears minimal credit risk in its cash on deposit. Although there may be credit risk with respect to its assumed premium receivable from Tower Insurance Company of New York, an insurance company subsidiary of Tower, the Company believes these premiums will be fully collectible. At December 31, 2006, the Company has aggregate investments in a single entity that are in excess of 10% of shareholders equity such as U.S. government and U.S. government-sponsored enterprises and investment in Tower Preferred Stock. U.S. government-sponsored enterprises do not have the full and complete support of the U.S. government and, therefore, the Company faces credit risk in respect of these holdings. The Company believed that its investment in Tower Preferred Stock of $40.0 million bore minimal credit risk and this investment was redeemed in full subsequent to December 31, 2006.

(b)   Employment agreements

The Company has entered into employment agreements, effective April 4, 2006, with certain individuals. The employment agreements provide for option awards, executive benefits and severance payments under certain circumstances.

During the year ended December 31, 2006, the Company recorded accrued severance expense in the amount of $0.3 million for one employee.

(c)   Operating leases

The Company leases and/or subleases space in Hamilton, Bermuda, Warwick, Bermuda, New York, New York and Lisle, Illinois. CastlePoint Re made a sublease arrangement for premises in Hamilton, Bermuda (but it has not yet executed a related sublease agreement), as of September 1, 2006, which is expected to expire on March 31, 2007. CastlePoint Holdings, Ltd. entered into two-year sublease agreements (on behalf of two of its employees) for two residential premises in Warwick, Bermuda as of December 22, 2006 and January 1, 2007, respectively. The terms of these sublease agreements will expire December 21, 2008 and December 31, 2008, respectively. CastlePoint Management currently subleases office space in New York, New York from Tower Insurance Company of New York, at its cost, pursuant to an arrangement covered by the service and expense sharing agreement between these parties. CastlePoint Management plans to enter into an agreement to sublet additional office space from Tower in New York City on terms that have not yet been determined. CastlePoint Management made an arrangement to lease office space in Lisle, Illinois (but it has not yet executed a related lease agreement), as of October 1, 2006, which will expire on September 30, 2007. Future minimum lease commitments for 2007 and 2008 are $283,527 and $258,000, respectively. There are no commitments thereafter.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 11—Commitments and Contingencies (Continued)

(d)   Trust Agreements

New York Regulation 114 Trust

As required by the Company’s reinsurance agreements with its cedants, CastlePoint Re is required to collateralize amounts through a letter of credit, cash advance, funds held or a trust account meeting the requirements of New York Regulation 114.

The amount of the letter of credit or trust is to be adjusted each calendar quarter, and the required amount is to be at least equal to the sum of the following contract amounts: (i) unearned premium reserve, (ii) paid loss and loss adjustment expense payable, (iii) loss and loss adjustment expenses reserves, (iv) loss incurred but not reported, (v) return and refund premiums, and (vi) less premium receivable. As of December 31, 2006, CastlePoint Re maintains a New York Regulation 114 trust in the amount of $97.8 million at State Street Bank and Trust Company, a Massachusetts trust company. CastlePoint Re earns and collects the interest on the trust funds.

Alien Excess or Surplus Lines Insurers

Effective July 31, 2006, CastlePoint Re entered into an “Alien Excess or Surplus Lines” Trust Agreement with State Street Bank and Trust Company, a Massachusetts trust company, to establish a trust fund in the United States as security for U.S. policyholders and third party claimants in connection with seeking to qualify as an eligible or approved excess or surplus lines insurer in certain U.S. jurisdictions. As of December 31, 2006, CastlePoint Re maintains an alien excess or surplus lines trust in the amount of $6.0 million at State Street Bank and Trust Company. CastlePoint Re earns and collects the interest on the trust funds.

(e)   Deposit Insurance

The Company maintains its cash balances at financial institutions in both United States and Bermuda. In the United States, the Federal Deposit Insurance Corporation secures accounts up to $100,000 at these institutions. Bermuda laws do not give similar protection to Bermuda depositors or checking account users or savers. Management monitors balances in excess of insured limits and believes they do not represent a significant credit risk to the Company.

(f)   Commitments through guarantees

In December 2006, CastlePoint formed the two Trusts, of which the Company owns all of the common trust securities. CastlePoint Holdings, Ltd. has guaranteed, on a subordinated basis, CastlePoint Management’s obligations under its junior subordinated debentures and distributions and other payments due on the Trusts’ preferred securities. These guarantees provide a full and unconditional guarantee of amounts due on the Trusts’ preferred securities. See Note 17—“Debt” for additional details.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 11—Commitments and Contingencies (Continued)

(g)   Regulatory trusts

At December 31, 2006, U.S. Treasury Notes with fair values of approximately $2.5 million were on deposit with New York state to comply with the insurance laws of the state of New York, in which CastlePoint Insurance is licensed.

Note 12—Statutory Financial Information and Accounting Policies

Bermuda

CastlePoint Re is registered as a Class 3 reinsurer under The Insurance Act 1978 (Bermuda), amendments thereto and related regulations (the “Insurance Act”). Under the Insurance Act, CastlePoint Re is required to prepare Statutory Financial Statements and to file a Statutory Financial Return.

The Insurance Act also requires CastlePoint Re to maintain a minimum share capital of $120,000 and to meet a minimum solvency margin. To satisfy these requirements, CastlePoint Re was required to maintain a minimum level of statutory capital and surplus of $25.1 million at December 31, 2006. CastlePoint Re was also required to maintain a minimum liquidity ratio. All requirements were met by CastlePoint Re throughout the period.

The statutory assets were approximately $367.8 million and statutory capital and surplus was approximately $243.1 million, as of December 31, 2006.

For Bermuda registered companies, there are some differences between financial statements prepared in accordance with U.S. GAAP and those prepared on a statutory basis. Certain assets are non-admitted under Bermuda regulations and so deferred policy acquisition costs have been fully expensed to income and prepaid expenses and fixed assets removed from the statutory balance sheet.

United States

For regulatory purposes, CastlePoint Insurance, domiciled in the state of New York, prepares its statutory basis financial statements in accordance with practices prescribed or permitted by the statutory accounting practices of CastlePoint Insurance’s state of domicile—New York, which differ in certain significant respects from U.S. GAAP. Prescribed statutory accounting practices (SAP) include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future.

For the year ended December 31, 2006, CastlePoint Insurance reported statutory basis surplus with respect to policyholders of $8.4 million and was required to maintain minimum capital and surplus of $4.0 million in accordance with New York Insurance Law.

Note 13—Fair Value of Financial Instruments

SFAS No. 107 “Disclosure about Fair Value of Financial Instruments” requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 13—Fair Value of Financial Instruments (Continued)

balance sheet, for which it is practicable to estimate fair value. The Company’s assets and liabilities in the balance sheet approximate fair value, except for balances relating to reinsurance contracts which are not in the scope of SFAS No. 107. The Company uses the following methods and assumptions in estimating the fair value of the financial instruments presented:

Cash and cash equivalents and short term investments: The carrying amounts approximate fair values.

Investments: Fair value disclosures for investments are included in “Note 2—“Investments”.

Subordinated debentures: The carrying values reported in the accompanying balance sheets for these instruments approximate fair value due to the credit quality and stability of the interest rate since the issuance date.

Note 14—Earnings Per Share

The following table shows the computation of the Company’s basic and diluted earnings per share:

	Loss (Numerator)	Shares (Denominator)	Per Share Amount
	($ in thousands, except shares and per share amounts)
December 31, 2006
Net income	$10,543
Basic earnings per share	10,543	22,336,002	$0.47
Effect of dilutive securities:
Stock options	—	—
Warrants	—	—
Diluted earnings per share	$10,543	22,336,002	$0.47

Weighted average stock options outstanding of 802,977 and weighted average warrants outstanding of 829,597 for the year have been excluded as these were anti-dilutive to the earnings per share, based on the exercise price for the options and warrants of $10.00 per share and the weighted average fair value per share of $9.76.

Note 15—Segment Information

The Company reports its business in three segments: insurance, reinsurance and insurance services. The insurance segment will include the results of CastlePoint Insurance and CastlePoint Re for excess and surplus lines written on a primary basis. CastlePoint Insurance did not conduct any business and did not have any premium income, obligations relating to insurance policies, employees and operations in the year ended December 31, 2006. No business has been conducted by this proposed segment to date. The reinsurance segment includes the results from the reinsurance business written through CastlePoint Re. The insurance services segment includes the results from managing the specialty program business and insurance risk-sharing business through CastlePoint Management, as well as results from providing unbundled insurance services to program underwriting agents.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 15—Segment Information (Continued)

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on segment profit, which excludes investment income, realized gains and losses, general corporate expenses, interest expenses, income taxes and any other non-core business income or expenses.

December 31, 2006
($ in thousands)
Reinsurance Segment
Revenues:
Net premiums earned	$78,970
Total revenues	78,970
Expenses:
Net loss and loss adjustment expenses	40,958
Commission expenses	27,209
Other underwriting expenses	1,383
Total expenses	69,550
Segment profit	$9,420

December 31, 2006
($ in thousands)
Insurance Services Segment
Revenues:
Direct commission revenue from program business	$2,334
Total revenues	2,334
Expenses:
Direct commission expenses from program business	1,688
Other insurance services expenses	3,601
Total expenses	5,289
Segment loss	$(2,955)

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 15—Segment Information (Continued)

The following table reconciles revenues by segment to consolidated revenues:

December 31, 2006
($ in thousands)
Revenues:
Insurance segment	$—
Reinsurance segment	78,970
Insurance services segment	2,334
Total segment revenues	81,304
Net Investment income	11,184
Net realized capital gains	35
Consolidated revenues	$92,523

The following table reconciles the results of the Company’s individual segments to consolidated income before taxes:

December 31, 2006
($ in thousands)
Insurance segment profit	$—
Reinsurance segment profit	9,420
Insurance services segment loss	(2,955)
Segment profit	6,465
Net investment income	11,184
Net realized capital gains	35
Corporate expenses	(3,072)
Interest expense	(557)
Other expense	(4,605)
Income before taxes	$9,450

The following table reconciles the assets of the Company’s individual segments to consolidated assets:

December 31, 2006
($ in thousands)
Assets:
Insurance segment	$8,850
Reinsurance segment	395,414
Insurance services segment	98,440
Total segment assets	502,704
Corporate assets	8,638
Consolidated assets	$511,342

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 16—Dividends Declared

On October 31, 2006, the board of directors authorized the payment of a quarterly dividend of $0.025 per share in the amount of $0.7 million, payable on December 29, 2006 to shareholders of record as of December 15, 2006. On July 31, 2006, the board of directors authorized the payment of a quarterly dividend of $0.025 per share and a special dividend of $0.025 per share, in the aggregate amount of $1.5 million, payable on September 29, 2006 to shareholders of record as of September 15, 2006. The aggregate amount of dividends declared and paid for the year was $2.2 million.

Note 17—Debt

Subordinated Debentures

In November and December 2006, CastlePoint Management formed Trust I and Trust II, of which the Company owns all of the common trust securities. On December 1, 2006 and December 14, 2006, respectively, Trust I and Trust II each issued $50.0 million of trust preferred securities for cash at a fixed rate during the first five years (equal to 8.66% and 8.551% per annum, respectively), after which the interest rate will become floating and equal to the three month London Interbank Offered Rate (LIBOR) plus 3.5% per annum (calculated quarterly). The Trusts invested the proceeds thereof and the proceeds received from the issuance of the common trust securities in exchange for approximately $103.1 million of junior subordinated debentures (the “Debentures”) issued by CastlePoint Management, with terms which mirror those of the trust preferred securities.

The Debentures are unsecured obligations of CastlePoint Management and are subordinated and junior in right of payment to all present and future senior indebtedness of CastlePoint Management. The Debentures issued to Trust I bear interest that is fixed at 8.66% until December 1, 2011, and the coupon will float quarterly thereafter at the three months LIBOR rate plus 3.5% per annum calculated quarterly. The Debentures issued to Trust II bear interest that is fixed at 8.551% until December 14, 2011, and the coupon will float quarterly thereafter at the three months LIBOR rate plus 3.5% per annum calculated quarterly. All of these subordinated debentures have stated maturities of thirty years. CastlePoint Management has the option to redeem any or all of the Debentures beginning five years from the date of issuance, at the principal amount plus accrued and unpaid interest. If CastlePoint Management chose to edeem the Debentures, the Trusts would then redeem the trust preferred securities at the same time. The issuer of the Debentures has the right under the indenture to defer payments of interest on the Debentures, so long as no event of default has occurred and is continuing, by deferring the payment of interest on the Debentures for up to 20 consecutive quarterly periods (“Extension Period”) at any time and from time to time. During any Extension Period, interest will continue to accrue on the Debentures.

The Company has guaranteed, on a subordinated basis, CastlePoint Management’s obligations under the Debentures and distributions and other payments due on the Trusts’ preferred securities. These guarantees provided a full and unconditional guarantee of amounts due on the Trusts’ preferred securities. Issuance costs of $1.5 million each for Trust I and Trust II respectively were deferred and are being amortized over the term of the subordinated debentures using the effective interest method. The proceeds of this issuance of subordinated debentures were used for general corporate purposes, including acquisition and capitalization of CastlePoint Insurance.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED NOTES TO FINANCIAL STATEMENTS (Continued)
for the year ended December 31, 2006 and the period ended December 31, 2005

Note 17—Debt (Continued)

The Trusts are variable interest entities pursuant to FIN 46(R) because the holders of the equity investment at risk do not have adequate decision making ability over the Trusts’ activities.

Note 18—Business Combination

On December 4, 2006, CastlePoint Management closed on its purchase of the outstanding common stock of a shell property casualty insurance company, Tower Indemnity Company of America (“TICA”) from Tower. TICA will be renamed to “CastlePoint Insurance Company” in early 2007. The purchase price was $8.8 million and included $8.5 million of invested assets and two state licenses, from New York and New Jersey. Of the $8.5 million in invested assets, $6.1 million was cash and cash equivalents and $2.4 million was fixed maturity securities deposited with the state of New York to comply with the insurance laws of the state in which the Company is licensed. The Company capitalized $350,000 million of the $8.8 million as intangible assets related to state licenses with indefinite useful lives subject to annual impairment test. The primary purpose of this purchase is the acquisition of two state licenses.

Note 19—Subsequent Events

The Company and Tower have agreed that, effective January 1, 2007, Tower National Insurance Company would no longer a party to the quota share reinsurance agreements and pooling agreements referred to in Note 3—“Related Party Transactions”, so that Tower Insurance Company of New York is the only Tower subsidiary that is a party to those agreements. Tower National Insurance Company remains a party to its program management agreement with CastlePoint Management.

Effective January 1, 2007, CastlePoint Insurance entered into pooling agreements with Tower, subject to regulatory approval by the New York State Insurance Department.

On January 3, 2007, the Company’s board of directors approved the waiver of the thirty day notice period by Tower to redeem the preferred stock. On January 26, 2007, Tower redeemed the Tower Preferred Stock in full for $40 million plus accrued interest of approximately $0.3 million.

On February 25, 2007 the Company’s board of directors authorized the payment of a quarterly dividend of $0.025 per share, payable on March 30, 2007, to the Company’s shareholders of record as of March 15, 2007.

Note 20—Unaudited Quarterly Financial Information

	2006
	First	Second	Third	Fourth	Total
	($ in thousands, except per share amounts)
Revenues	$—	$23,834	$31,654	$37,035	$92,523
Segment profit (loss)	(122)	1,223	2,670	2,693	6,465
Net income (loss)	(472)	(1,176)	5,385	6,806	10,543
Earnings per share
Basic	NM	0.04	0.18	0.23	0.47
Diluted	NM	0.04	0.18	0.23	0.47

NM—not meaningful

CASTLEPOINT HOLDINGS, LTD.

SCHEDULE I—SUMMARY OF INVESTMENTS
OTHER THAN INVESTMENTS IN RELATED PARTIES

	December 31, 2006
	Amortized Cost	Fair value	Amount reflected on Balance Sheet
Bonds:
US government and agencies securities	$18,650	$18,659	$18,659
Corporate fixed maturities	88,784	89,161	89,161
Mortgage & asset-backed securities	186,443	187,707	187,707
Total fixed maturities	293,877	295,527	295,527
Short term investments	51,626	51,638	51,638
Total available-for-sale investments	345,503	347,165	347,165
Common trust securities	3,094	3,094	3,094
Total investments, other than investments in related parties	$348,597	$350,259	$350,259

CASTLEPOINT HOLDINGS, LTD.
SCHEDULE II—CONDENSED FINANICIAL INFORMATION OF THE REGISTRANT
CONDENSED BALANCE SHEET
($ in thousands)

	As at December 31, 2006	As at December 31, 2005
Assets
Investment in subsidiaries	$278,864	$—
Total investments	278,864	—
Cash and cash equivalents	54	—
Other assets	1,330	648
Total Assets	$280,248	$648
Liabilities
Accounts payable and accrued expenses	$535	$684
Total liabilities	535	684
Total Shareholders’ Equity	279,713	(36)
Total Liabilities and Shareholders’ Equity	$280,248	$648

CASTLEPOINT HOLDINGS, LTD.
SCHEDULE II—CONDENSED FINANICIAL INFORMATION OF THE REGISTRANT
CONDENSED STATEMENT OF CASH FLOWS
($ in thousands)

Year ended December 31, 2006
Cash flows from operating activities:
Net income	$10,543
Adjustments to reconcile net income to net cash provided by (used in) operations:
Equity in undistributed net income of subsidiaries	(13,625)
Warrants issued	4,605
Increase in assets:
Other assets	(58)
Increase in liabilities:
Accounts payable and accrued expenses	204
Net cash flows provided by operations	1,669
Cash flows from investing activities:
Investment in Subsidiaries	(262,620)
Net cash flows used in investing activities	(262,620)
Cash flows from financing activities:
Net proceeds from Tower Group, Inc.	15,000
Net proceeds from private offering	249,165
Registration costs paid and deferred	(942)
Dividends to shareholders	(2,219)
261,004
Increase in cash and cash equivalents	54
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$54
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—
Cash paid for interest	$—

CASTLEPOINT HOLDINGS, LTD.

SCHEDULE II—CONDENSED FINANICIAL INFORMATION OF THE REGISTRANT

CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

($ in thousands)

	Year Ended December 31,	Period Ended December 31,
	2006	2005
Revenues
Net investment income	$—	—
Total revenues	—	—
Equity in net earnings of subsidiaries	15,854	—
Expenses
Other operating expenses	5,311	36
Total underwriting expense	5,311	36
Income before income taxes	10,543	(36)
Income tax	—	—
Net income	$10,543	(36)
Comprehensive Income (loss)
Net income	$10,543	(36)
Equity in other comprehensive income of subsidiaries:	1,657
Comprehensive Income	12,200

CastlePoint Holdings, Ltd. and Subsidiaries

Schedule IV Reinsurance

	Direct Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year ended December 31, 2006
Premiums
Property and Casualty Insurance	—	—	165,151	165,151	100.0%
Accident and Health Insurance	—	—	—	—	0.0%
Total premiums	—	—	165,151	165,151	100.0%

CastlePoint Holdings, Ltd. and Subsidiaries

Schedule VI Supplemental Information Concerning Insurance Operations

Deferred Acquisition	Reserves for Unpaid Claims and Claim Adjustment	Discount of	Net Unearned	Earned	Net Investment	Claims and Claim Adjustment Expenses Incurred and Related		Amortization	Paid Claims and Claim Adjustment	Premium
Cost	Expenses	Reserves	Premium	Premium	Income	Current Year	Prior Year	of DAC	Expenses	Written

2006	30,363	34,194	—	86,181	78,970	11,184	40,958	—	(29,405)	6,766	165,151

DISAGREEMENTS WITH THE PUBLIC ACCOUNTING FIRM

There were no disagreements with the independent registered public accounting firm for 2006.

DIRECTORS AND EXECUTIVE OFFICERS

The names, principle occupation, and principle employers of the Company’s directors and executive officers are found at pages 13 through 16 of the proxy statement.

NUMBER OF HOLDERS OF RECORD OF EACH CLASS OF COMMON EQUITY

The approximate number of holders of each class of common equity as of June 12, 2007 was ten.☺